Filed Pursuant to Rule 424(b)(3)
Registration No. 333-189373

PROSPECTUS SUPPLEMENT

(To Prospectus dated September 9, 2013)

1,750,000 Shares

EveryWare Global, Inc.

Common Stock

The stockholders identified in this prospectus supplement are offering 1,750,000 shares of common stock of EveryWare Global, Inc.

Our common stock is listed on the NASDAQ Global Market under the symbol “EVRY.” On September 12, 2013, the last reported sale price of the common stock on the NASDAQ Global Market was $12.85 per share.

Investing in the common stock involves risks. See “Risk Factors” beginning on page S-13.

	Per Share	Total
Price to the public	$11.500	$20,125,000
Underwriting discounts and commissions(1)	$0.575	$1,006,250
Proceeds to the selling stockholders	$10.925	$19,118,750

(1)	We have agreed to reimburse the underwriters for certain of their expenses as described under “Underwriting” on page S-94 of this prospectus supplement.

The selling stockholders have granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of 262,500 additional shares from the selling stockholders within 30 days following the date of this prospectus supplement to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares to purchasers is expected to occur on or about September 18, 2013.

Sole Book-Running Manager

Oppenheimer & Co.

Co-Managers

CJS Securities, Inc.	Telsey Advisory Group
Imperial Capital	BTIG

The date of this prospectus supplement is September 13, 2013

EVERYWARE®

TRUSTED GLOBAL BRANDS IN DINING AND FOOD PREPARATION

ONEIDA®

anchor
Anchor Hocking Company™

VINERS

SANT' ANDREA®

ANCHORHOME
COLLECTION™

Mermaid
Since 1903

ONEIDACRAFT

BUFFALO

GeorgeWilkinson

DELCO®

REGO

W.A. ROGERS®

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which contains more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described in the accompanying prospectus under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission (the “Commission” or the “SEC”) before the date of this prospectus supplement, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a subsequently filed document deemed incorporated by reference in this prospectus supplement and the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We and the selling stockholders have not authorized anyone to provide you with any different or additional information other than that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We, the selling stockholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide.

Neither we, the selling stockholders, nor the underwriters are making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus we have authorized for use in connection with this offering or any document incorporated by reference therein is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations, and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

EBITDA and Adjusted EBITDA have been presented in this prospectus supplement and are supplemental measure of financial performance that are not required by, or presented in accordance with, U.S. generally accepted accounting principles (“GAAP”). For a full description of EBITDA and Adjusted EBITDA and a reconciliation of EBITDA and Adjusted EBITDA to net income, the most directly comparable GAAP measure, see note 8 to “Summary—Summary Historical and Pro Forma Financial Information.”

S-ii

SUMMARY

This summary highlights certain information about us, this offering and the information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our Common Stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus supplement, and the risk factors and the financial statements and other information contained in our filings with the SEC that have been incorporated by reference in this prospectus supplement, before making an investment decision.

Overview

EveryWare is a leading global marketer of tabletop and food preparation products for the consumer and foodservice markets. Management believes we maintain leading market positions in nearly all of our major product categories as measured by percentage of sales. We offer a comprehensive line of over 9,000 tabletop, food preparation and specialty glass products, such as bakeware, beverageware, serveware, storageware, flatware, dinnerware, crystal, banquetware and hollowware; premium spirit bottles; cookware; gadgets; candle and floral glass containers; and other kitchen products. We market our products globally under our iconic, internationally-recognized brand names ONEIDA®, Anchor Hocking®, Sant’ Andrea®, OneidaCraft®, Anchor®, Anchor Home Collection®, FireKing®, Delco®, Rego® and Buffalo China®. In addition, in Europe and Australia we market our products under the Viners™, Mermaid™ and George Wilkinson™ brands and in Latin America under the W.A. Rogers™, Anchor Hocking®, ONEIDA® and Ana Maria Braga™ brands, among other regional and licensed brands in the geographic areas we service. Our diverse customers range from Fortune 500 companies to medium- and small-sized companies in over 65 countries, including widely recognized names such as Wal-Mart, Target, Crate and Barrel, Publix, Bed, Bath & Beyond, Canadian Tire, John Lewis, Tesco, El Puerto de Liverpool, Fiesta Americana, Hyatt, Marriott, United Airlines, Royal Caribbean Cruise Lines, Darden Restaurants, Edward Don and Constellation Brands. For the six months ended June 30, 2012 and the year ended December 31, 2012, we generated revenue of $194.8 million and $421.7 million, respectively. For the six months ended June 30, 2013, we generated revenue of $200.2 million.

We operate our business in four segments: consumer, foodservice, specialty and international.

•	Consumer: Our consumer segment provides a broad array of tabletop, food preparation and pantry products at a variety of price points to retail customers, primarily under our iconic brands, Anchor Hocking® and ONEIDA®, and through licensing arrangements. Sales in our consumer segment are made to mass merchants, discount retailers, specialty stores, department stores and grocery stores, as well as to consumers through our e-commerce site.

•	Foodservice: Our foodservice segment provides flatware, dinnerware, beverageware, barware, hollowware and banquetware to the foodservice industry. Sales in our foodservice segment are made to equipment and supply dealers, the hotel and gaming industries, broadline distributors and chain restaurants, as well as to the airline and cruise industries.

•	Specialty: Our specialty segment offers glassware accessories and containers for both candles and floral vases in a broad range of styles, patterns and colors to industry wholesalers. We also offer customized spirit bottles to domestic and international premium spirit distillers and distributors, as well as fishbowls and high quality industrial lighting products to select customers.

•	International: Our international segment offers a complete range of consumer and foodservice products, including our U.S. manufactured glassware and our sourced flatware, dinnerware, barware, hollowware, banquetware, cookware, cutlery and gadgets in over 65 countries outside the U.S. and Canada.

Industry

We participate in the large and attractive housewares and foodservice global markets. We estimate that the global consumer tabletop and food preparation market is a $50 billion market with U.S. sales representing approximately $12.2 billion in 2011. We estimate that the U.S. consumer tabletop market represented approximately $4.9 billion, and that the U.S. food preparation market represented approximately $7.3 billion in sales in 2011. We estimate that the global foodservice tabletop market was a $2.7 billion market in 2011, and that U.S. sales represented approximately $990.0 million of this market. The large size of these markets presents opportunities for continued market share gains and growth, both domestically and internationally. We believe that positive macroeconomic trends will support our growth, including a rebound in previously deferred demand for consumer durables, increasing numbers of new home sales and formations of new households, as well as growth in the hotel and restaurant industries. Within the global housewares and foodservice industries, the competitive landscape is fragmented and includes numerous smaller competitors as well as a limited number of larger competitors. We believe we are the only company that offers a comprehensive global tabletop and food preparation solution across both the consumer and foodservice marketplaces.

Business and Competitive Strengths

Our vision is to become the leading global marketer of trusted brands in dining and food preparation, recognized for providing quality tabletop and kitchen solutions to our small, mid-sized and large customers. Our business strengths include:

Iconic, Globally-Recognized Brands

EveryWare has a broad portfolio of brands with global recognition in the consumer and foodservice channels, as well as regional brands that enhance EveryWare’s broad portfolio. The most recent Home Furnishing News report from 2009 identified the ONEIDA® brand as the #1 most recognized tabletop brand name in the U.S., with meaningful brand awareness throughout the tabletop and general household category, and Anchor Hocking® as among the top ten tabletop brands in the U.S.

Leading Market Position in Most Major Categories Served

We believe we are the world’s largest marketer of stainless steel and silver plated flatware for the consumer and foodservice industries. We believe the ONEIDA® brand holds a #1 market position in flatware for the consumer and foodservice channels, with 15% and 33% market share, respectively, as estimated by management, based on sales for 2012. Management believes ONEIDA® also has a leading market position in dinnerware in the U.S. for the foodservice channel based on estimates of sales.

Single-Source Tabletop Solution with Superior Customer Service

We offer a high quality single-source tabletop solution to our customers through our comprehensive line of over 9,000 tabletop, food preparation and specialty glass products, which we believe is the broadest tabletop platform in the industry. We maintain a strong presence in each of our geographic markets through locally managed operating companies, which provide specialized marketing, sales and customer service expertise. As a result, we deliver a compelling value proposition of assortment breadth, quality customer service and global logistical support, innovation and local market specialization.

High Switching Costs Create Consistent Recurring Revenue Model

High switching costs provide us with a substantial advantage and consistent, recurring revenue given our incumbent position with customers and our leading foodservice market share. Management believes that approximately 90% of Anchor’s 2012 foodservice revenue and approximately 70% of Oneida’s 2012 foodservice revenue were generated from replenishment business based on management’s knowledge of our customers and our relationships with them.

Diverse and Longstanding Customer Relationships

Our customer base is highly diversified across the consumer, foodservice, specialty and international markets. Our top 10 customers, which include widely recognized names in the retail and hospitality industries, accounted for 38% of 2012 net sales, with an average historical relationship of approximately 25 years. Our largest customer accounted for 14% of 2012 net sales and no other customer accounted for more than 4% of net sales.

Highly Efficient Dual Sourcing: Manufacturing with Ample Capacity and Diverse Supply Chain

We utilize a flexible dual sourcing model that allows us to either manufacture or source products from third parties depending on relative efficiency, cost and strategic considerations. We believe we have manufacturing capabilities to produce the most diverse line of glassware products in the U.S. glassware industry and that our ample capacity and yield differentiate us in terms of product cost, efficiency, flexibility, scale and quality. We are not dependent on any particular country for our sourcing needs and source our products from China, Vietnam, Thailand, Indonesia, Mexico, Germany and Austria. We believe our strategic sourcing relationships will allow us to grow without incremental investment or capital expenditure requirements.

Significant Barriers to Entry

Our globally recognized brands, substantial product breadth, library of patterns and designs created over 100 years, and reputation for service provide us with barriers to entry that contribute to our leading market position. In addition, our manufacturing infrastructure is both a competitive advantage and a significant barrier to entry, with a replacement cost estimated by management to be approximately $250 million. While glass can be imported, the heavier weight and large volume of air that must be packed with the product increase the cost to do so.

Experienced and Incentivized Management Team

Our Chief Executive Officer, John Sheppard, and our Chief Financial Officer, Bernard Peters, lead a talented and deep management team, with an average of 20 years of consumer products industry experience and a proven track record of growing world-class brands domestically and internationally. Importantly, our senior management team participates in an equity incentive program, which aligns their interests with those of our stockholders.

Growth Strategy

We believe we have attractive long-term growth prospects in all segments of our business. Our growth strategies include:

Increase Market Penetration through Channel and Category Expansion

EveryWare’s portfolio of brands extends to all tabletop and food preparation categories, which we believe we can further increase category penetration in each of our segments. We intend to expand our market penetration in our consumer segment in the grocery, club, department store and specialized retail channels, in our foodservice segment through expansion of our existing flatware, glassware, dinnerware offerings and our ONEIDA® banquetware assortment through an exclusive distribution relationship and in our special markets segment by expanding our spirits capabilities and product assortment. Our international segment has parallel strategies as the consumer and foodservice segments, in addition to expanding regionally relevant product category offerings.

Extend Existing Brands through New Product Introductions and Innovations

We intend to drive revenue growth in each of our segments through consistent category reinvention, new product introductions and product innovation based on our analysis of market opportunities. In 2012, we launched approximately 150 products and 600 SKUs, generating approximately $48.0 million of incremental revenue in 2012.

Capitalize on Foodservice Distribution Strength to Cross-Sell Product Categories

There was limited overlap between the Oneida and Anchor Hocking foodservice customer bases at the time of the Oneida acquisition, providing a substantial cross-selling opportunity within the foodservice segment. Our single-point of distribution program enables us to further drive glass sales in the foodservice segment as we have become a one-stop shop for glassware, flatware and dinnerware, which reduces customers’ costs by optimizing the number of product shipments.

Continue to Expand Internationally

Management believes our global brand and footprint offer opportunities to grow our international segment, which we believe has the potential to represent a substantially larger percentage of our business within the next five years. We believe that the market for our product categories in the consumer and foodservice channels outside of the U.S. and Canada represent $37.8 billion and $1.5 billion, respectively. Our global footprint allows us to efficiently leverage our local resources, brand portfolio and product development capabilities to identify new opportunities for growth and quickly launch innovative foodservice and housewares product solutions.

Strategically Acquire Additional Brands across Our Existing Distribution Platforms

We have demonstrated capabilities for identifying, acquiring and integrating both large platforms and smaller tuck-in businesses and a proven ability to generate cost synergies. We believe that we are well positioned to acquire tabletop, food preparation and kitchen pantry companies that are well established and complement our products and geographic markets.

Further Leverage Our Manufacturing and Distribution Footprint to Drive Profitability and Cash Flow

Our broad manufacturing and distribution base enables us to provide our customers with an extensive offering across multiple brands and price points. We believe that continued market stratification and increased product offerings will allow us to better optimize our manufacturing and distribution capacity, thus spreading our fixed costs over more pieces and improving margins and cash flow generation. We believe that our existing manufacturing and distribution footprint will position us to grow revenues and earnings without significant incremental investment.

Capitalize on Positive Industry Tailwinds

Leading industry indicators in all of our markets demonstrate a strong growth trajectory. Sales of new single-family houses increased 38.1% from June 2012 to June 2013 and 2013 housing starts are projected based on Blue Chip Economic Indicators as of August 2013 to increase 24.4% increase from 2012 levels. In the lodging and restaurant industries, revenue Per Available Room (“RevPAR”), a leading indicator of lodging sector strength, expanded at a compound annual growth rate (“CAGR”) of 6.7% from 2009 to 2012, while the restaurant industry has experienced consistent same store sales growth since 2010.

Risk Factors

There are a number of risks related to our business and our common stock that you should consider before making an investment decision. You should carefully consider all the information presented in the section entitled “Risk Factors” in this prospectus supplement and the other information contained or incorporated by reference in this prospectus supplement. Some of the principal risks related to our business include the following:

•	slowdowns in the retail and foodservice industries could adversely impact our results of operations, financial condition and liquidity;

•	our operations and financial performance are directly impacted by changes in the global economy, and even positive changes in macroeconomic trends may not result in an immediate increase in demand for our products;

•	our foreign operations are subject to risks such as political and economic instability and changes in foreign laws and regulations that could interfere with our plans to grow our international segment;

•	unexpected equipment failures or facility shutdowns would negatively impact our financial performance; and

•	an inability to identify, complete and integrate acquisitions would impede our growth.

These and other risks are more fully described in the section entitled “Risk Factors” in this prospectus supplement. If any of these risks actually occurs, our business, financial condition or results of operations could be materially and adversely affected. As a result, you could lose all or part of your investment.

Company History

EveryWare’s principal operating subsidiaries, Oneida Ltd. and Anchor Hocking, LLC, were founded in 1848 and 1873, respectively. Investment funds affiliated with Monomoy Capital Partners acquired Anchor Hocking in 2007 and Oneida in 2011 and integrated both companies under EveryWare in March of 2012. The combined company now offers a comprehensive tabletop solution to its combined consumer and foodservice customers. Prior to May 2013, the Company was a publicly traded special purpose acquisition corporation called ROI Acquisition Corp. (“ROI”). In connection with the business combination with ROI in May 2013 (the “Business Combination”), EveryWare became a wholly-owned subsidiary of ROI and converted to a limited liability company and ROI changed its name to EveryWare Global, Inc.

Corporate Information

Our principal executive offices are located at 519 North Pierce Avenue, Lancaster, Ohio 43130, and our telephone number is (740) 681-2500. Our website address is www.everywareglobal.com. The information found on our website is not part of this prospectus supplement.

THE OFFERING

Common stock offered by the selling stockholders	1,750,000 (or 2,012,500 shares if the underwriters’ option to purchase additional shares is exercised in full)

Selling stockholders	Certain investment funds affiliated with Monomoy Capital Management, LLC (“Monomoy”) and certain individuals who are party to a registration rights agreement entered into in connection with the Business Combination, including certain members of management.

Common stock outstanding immediately after this offering	22,045,373 shares.

Option to purchase additional shares	The underwriters have the option to purchase up to 262,500 additional shares from the selling stockholders to cover over allotments, if any. The underwriters can exercise this option at any time within 30 days from the date of this prospectus supplement.

Use of proceeds	We will not receive any proceeds from this offering. See “Use of Proceeds.”

Dividend policy	We currently expect to retain any future earnings for use in our business operations, and, accordingly, we do not anticipate paying any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors.

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-13 of this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Symbol for trading on The NASDAQ Global Market	“EVRY”

Unless otherwise indicated, all information in this prospectus supplement relating to the number of shares of our common stock to be outstanding immediately after this offering is based on 22,045,373 shares outstanding as of June 30, 2013, which:

•	includes 4,051,471 shares that were subject to forfeiture as of June 30, 2013. Since June 30, 2013, 2,517,380 of these shares have vested as a result of our common stock exceeding certain price thresholds for certain required periods;

•	excludes shares of common stock issuable upon exercise of outstanding warrants exercisable for 5,838,334 shares at a price per share of $12.00;

•	excludes 583,636 shares of our common stock issuable upon the exercise of options outstanding as of June 30, 2013 pursuant to the EveryWare Global, Inc. 2012 Stock Option Plan (the “2012 Stock Option Plan”) at an exercise price of $5.61 per share, 233,454 shares of which will vest upon Monomoy ceasing to own 50% of our common stock;

•	excludes 192,674 shares of our common stock issuable upon the exercise of options outstanding as of June 30, 2013 pursuant to the EveryWare Global, Inc. 2013 Omnibus Incentive Plan (the “2013 Incentive Plan”) at an exercise price of $10.13 per share and 160,000 shares of our common stock issuable upon exercise of options issued pursuant to the 2013 Incentive Plan after June 30, 2013 at an exercise price of $13.00; and

•	assumes no exercise by the underwriters of their over-allotment option.

For the six months ended June 30, 2013, our basic and diluted weighted average shares outstanding for financial reporting purposes was 13,472,630. Dilutive shares include the impact of any in-the-money warrants or stock options, which are calculated based on the weighted average share price for each period using the treasury stock method. Under the treasury stock method, proceeds that hypothetically would be received from the exercise of all in-the-money shares are assumed to be used to repurchase shares. For the six months ended June 30, 2013, none of the warrants were in-the-money, and none of the options that had been issued had vested, and, therefore, there was no dilutive impact. In addition, 4,051,471 Earnout Shares were not included in our basic and diluted weighted average shares outstanding because they had not vested as of June 30, 2013. Since June 30, 2013, 2,517,380 Earnout Shares vested due to the trading price of our common stock exceeding certain thresholds.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

The following table sets forth our summary historical and pro forma financial information as of the dates and for the periods indicated. The summary historical statement of operations data and statement of cash flows data for the fiscal years ended December 31, 2012 and December 31, 2011, have been derived from our historical audited consolidated financial statements included in our definitive proxy statement/prospectus filed pursuant to Rule 424(b)(5) with the SEC on May 10, 2013 (the “proxy statement”) and incorporated by reference into this prospectus supplement. The summary historical financial information as of June 30, 2013 and for the six months ended June 30, 2012 and 2013 has been derived from our unaudited financial statements for such periods, incorporated by reference in this prospectus supplement.

The unaudited pro forma financial information for the year ended December 31, 2011, gives effect to the November 2011 acquisition of Oneida by investment funds affiliated with Monomoy and the related debt refinancing as if these transactions had occurred on January 1, 2011. However, this unaudited pro forma information should not be relied upon as necessarily being indicative of the historical results that would have been obtained if the Oneida acquisition had actually occurred on that date. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the proxy statement for the complete adjustments to the EveryWare financial statements for 2011 for purposes of preparing the unaudited pro forma financial information for 2011.

EveryWare acquired Oneida in November 2011, and Oneida and Anchor Holdings were integrated in a transaction between entities under common control under ASC 805, “Business Combinations,” in March 2012. EveryWare’s 2011 consolidated financial statements consist of Anchor Holdings’ results from January 1, 2011 to December 31, 2011 and Oneida’s results from November 1, 2011 to December 31, 2011, and EveryWare’s 2012 consolidated financial statements consist of the combined results of Anchor Holdings and Oneida from January 1, 2012 to December 31, 2012. As a result, EveryWare’s consolidated financial statements for the year ended December 31, 2012 are not comparable to EveryWare’s consolidated financial statements presented for the year ended December 31, 2011 without consideration of Oneida’s financial statements for the period from January 1, 2011 to October 31, 2011.

The summary historical consolidated data presented below should be read in conjunction with “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included in this prospectus supplement, and our consolidated financial statements and the related notes and other financial data included in the proxy statement and incorporated by reference into this prospectus supplement.

	Year Ended December 31			Six Months Ended June 30,
	Actual 2011	Pro Forma 2011	Actual 2012	2012	2013
	(Unaudited)			(Unaudited)	(Unaudited)
	(dollars in thousands)
Statements of Operations Information:
Total revenue(1)	$291,171	$417,115	$421,689	$194,760	$200,189
Cost of sales	239,404	314,936	315,609	139,310	146,211

Gross margin	51,767	102,179	106,080	55,450	53,978
Operating expenses:
Selling, distribution and administrative expense(2)	34,903	79,384	86,246	43,374	38,859
Restructuring expense(3)	–	–	612	–	(124)
(Gain) loss on disposal of assets(4)	(214)	(183)	114	160	–

Income from operations	17,078	22,978	19,108	11,916	15,243
Other (income)(5)	(1,337)	(2,326)	(2,523)	(1,584)	(1,237)
Other expense(6)	1,171	4,214	3,637	3,192	1,455
Interest expense including amortization of deferred finance costs(7)	6,794	13,335	22,536	13,414	16,788

(Loss) income before income taxes	10,450	7,755	(4,542)	(3,106)	(1,763)
Income tax (benefit) expense	2,929	5,353	(585)	595	240

	$7,521	$2,402	$(3,957)	$(3,701)	$(2,003)

Statements of Cash Flows Information:
Net cash provided by (used in):
Operating activities	$19,089	$–	$15,121	$(10,956)	$(29,232)
Investing activities	(16,129)	–	(16,553)	(8,547)	(9,306)
Financing activities	(3,448)	–	3,589	18,622	36,695

Other financial data:
Capital expenditures	$11,290	$11,755	$16,831	$8,767	$5,459
EBITDA(8)	25,024	34,046	32,591	17,293	22,896
Adjusted EBITDA(8)	35,913	47,975	49,492	26,573	27,476
Adjusted EBITDA Margin(9)	12.3%	11.5%	11.7%	13.6%	13.7%
Depreciation and amortization	7,780	12,956	14,597	6,985	7,871

As of June 30, 2013
(Unaudited)
Balance Sheet Information (at period end):
Cash and cash equivalents	$559
Total assets	340,737
Total debt	279,666
Total stockholders’ equity	(53,597)

(1)	In EveryWare’s actual results of operations for 2011 (“2011 Actual”) and EveryWare’s results of operations for 2011 on an unaudited pro forma basis (“2011 Pro Forma”), includes a one-time $2.3 million charge related to a writedown of accounts receivable. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations.”

(2)	Includes $0.7 million of non-cash compensation expense in 2012 and $0.0 million and $0.8 million for the six months ended June 30, 2012 and 2013, respectively. Includes $1.8 million, $3.1 million, $2.6 million, $1.4 million and $1.1 million in management fees paid and expenses reimbursed to our equity sponsor for management services provided in each of 2011 Actual, 2011 Pro Forma, 2012 and the six months ended June 30, 2012 and 2013, respectively. Includes $3.2 million, $(0.4) million, $1.7 million, $1.2 million and $0.6 million of transaction fees and expenses in 2011 Actual, 2011 Pro Forma and 2012 and the six months ended June 30, 2012 and 2013, respectively, related to the Oneida Merger in 2011, the Anchor Merger in March 2012 and the business combination in May 2013. See note (8)(a) for a description of the aggregate of $2.0 million, $3.3 million, $6.9 million, $3.2 million and $1.2 million of costs in 2011 Actual, 2011 Pro Forma, 2012 and the six months ended June 30, 2012 and 2013, respectively, primarily related to restructuring in connection with the Oneida Merger and the Anchor Merger.

(3)	Includes $0.8 million of costs in 2012 relating to the closure of EveryWare’s Niagara Falls, Canada distribution center, offset by a change in the estimate of unoccupied area in the Savannah, Georgia distribution center that resulted in a reduction of $0.2 million to the previous accrual. For the six months ended June 30, 2013, a change in the estimate of unused area in the Savannah, Georgia distribution resulted in a reduction of $0.1 million to the previous accrual.

(4)	EveryWare engages in the sale of certain assets from time to time, resulting in a (gain) or loss on such sale. Includes $0.2 million (gain) on sale of miscellaneous equipment in 2011 Actual and 2011 Pro Forma; and $0.1 million loss related to miscellaneous parcels of land in 2012.

(5)	Includes $0.4 million, $1.2 million, $1.6 million, $1.0 million and $0.5 million in foreign exchange gains in each of 2011 Actual, 2011 Pro Forma 2012 and the six months ended June 30, 2012 and 2013, respectively. The balance of approximately $0.9 million in each of 2011 Actual, 2011 Pro Forma and 2012, and approximately $0.5 million in each of the six months ended June 30, 2012 and 2013 relates to the amortization of a deferred gain on the sale-leaseback of the Lancaster, Ohio distribution center, which took place in 2009.

(6)	Includes $0.2 million, $1.1 million, $1.5 million, $0.9 million and $1.3 million in foreign exchange losses in each of 2011 Actual, 2011 Pro Forma, 2012 and the six months ended June 30, 2012 and 2013, respectively. Also includes $0.9 million of fees related to the Anchor dividend recapitalization in 2011 Actual and 2011 Pro Forma; a $1.7 million sales tax accrual to adjust for potential exposure, a $0.4 million one-time write off unrealizable U.K. asset and a $0.1 million write-off of disputed freight claims in 2011 Pro Forma; and a $2.0 million prepayment fee to retire certain Anchor debt in connection with the Anchor Merger in 2012 and the six months ended June 30, 2012.

(7)	Includes the write-off of $0.4 million of deferred financing fees in 2011 Actual, $4.9 million in 2012, $4.9 million for the six months ended June 30, 2012 and $6.5 million for the six months ended June 30, 2013. In addition, includes a reduction of $0.7 million of deferred financing fees amortization and an additional $1.3 million of interest expense in 2011 Pro Forma.

(8)

EBITDA is defined as net income (loss) before interest, income taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus restructuring expenses, certain acquisition/merger-related transaction fees, inventory adjustments, management fees and reimbursed expenses paid to our equity sponsor, and certain other adjustments described below that management believes are not representative of its core operating performance. EveryWare believes that EBITDA and Adjusted EBITDA provide useful information to management and investors regarding certain financial and business trends relating to EveryWare’s financial condition and results of operations. EveryWare’s management uses EBITDA and Adjusted EBITDA to compare the company’s performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, and for budgeting and planning purposes. These measures are used in monthly financial reports prepared for management and EveryWare’s board of directors. EveryWare believes that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the company’s financial measures with other consumer products companies, many of which present similar non-GAAP financial measures to investors. Management of EveryWare does not consider EBITDA or Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of EBITDA and Adjusted EBITDA is that they exclude significant expenses and income that are required by GAAP to be recorded in the company’s financial statements. In addition, Adjusted EBITDA is subject to inherent limitations as it reflects the exercise of judgments by management about which expenses and income are excluded or included in determining Adjusted EBITDA. In order to compensate for these limitations, management presents EBITDA and Adjusted EBITDA in connection with GAAP results. You should review the reconciliation of net income (less) to EBITDA and Adjusted EBITDA below, and not rely on any single financial measure to evaluate EveryWare’s business. The following is a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA:

	Year Ended December 31,			Six Months Ended June 30,
	Actual 2011	Pro Forma 2011	Actual 2012	2012	2013
	(dollars in thousands)
Net income (loss)	$7,521	$2,402	$(3,957)	$(3,701)	$(2,003)
Interest expense	6,794	13,335	22,536	13,414	16,788
Income tax provision	2,929	5,353	(585)	595	240
Depreciation and amortization	7,780	12,956	14,597	6,985	7,871

EBITDA	25,024	34,046	32,591	17,293	22,896
Restructuring expense(a)	2,001	3,298	6,877	3,214	1,170
Acquisition/merger-related transaction fees(b)	3,200	1,377	3,685	3,108	820
Inventory writedown(c)	1,906	3,343	2,498	1,324	658
Management fees(d)	1,834	3,084	2,594	1,394	1,140
Other(e)	1,948	2,827	1,247	240	792

Adjusted EBITDA(f)	$35,913	$47,975	$49,492	$26,573	$27,476

(a)	Includes restructuring expenses and various professional and consulting services in connection with the identification and implementation of synergies and cost improvements, executive recruiting expense related to management changes, including hiring bonuses, and severance costs. See notes (2) and (3) above. In 2011 Actual, 2011 Pro Forma, 2012 and the six months ended June 30, 2012, restructuring expenses were driven primarily by the Oneida Merger and the Anchor Merger. For the six months ended June 30, 2013, restructuring expenses were driven primarily by the Business Combination. For 2011 Actual, restructuring expenses primarily include (i) $1.1 million of third-party professional fees related to the Oneida Merger and various consulting engagements, (ii) $0.3 million of expenses reimbursed to our equity sponsor for management services provided, (iii) $0.3 million of executive recruiting costs, (iv) $0.2 million of fees related to the closure of a New Jersey office and (v) $0.1 million of fees related to distribution center consolidation projects. For 2011 Pro Forma, restructuring expenses incremental to 2011 Actual include (i) $0.7 million of severance, (ii) a $0.3 million write-off from a prior foreign exchange valuation for the U.K. business and (iii) $0.2 million of fees related to a U.K. store closure. For 2012 Actual, restructuring expenses consisted primarily of (i) severances of $2.4 million, (ii) expenses reimbursed to our equity sponsor for management services provided of $1.7 million, (iii) third-party professional fees related primarily to the Oneida Merger and accompanying value creation plan of $1.3 million, (iv) executive recruiting costs of $0.8 million, (v) restructuring expenses described in note (3) above and (vi) fees related to distribution center consolidation projects of $0.1 million. For the six months ended June 30, 2013, includes (i) $0.5 million of various professional and consulting services in connection with the identification and implementation of synergies and cost improvements and (ii) $0.5 million of severance costs and $0.6 million of severance costs. For the six months ended June 30, 2012, includes (i) $1.8 million of various professional and consulting services in connection with the identification and implementation of synergies and cost improvements, respectively, and (ii) $1.4 million of severance costs.

(b)	Includes transaction fees and expenses in 2011 Actual, 2011 Pro Forma and 2012 related to the Oneida Merger in 2011 and the Anchor Merger in March 2012. For Actual 2011, acquisition/merger-related transaction fees include (i) $3.6 million of Oneida acquisition expenses, (ii) a ($1.6) million reversal for the cancellation of the Oneida retiree life insurance liability, and (iii) $1.2 million of fees related to the Anchor dividend recapitalization, of which $0.9 million is included in Other expense (see note (6) above) and $0.3 million is included in Selling, distribution and administrative expense (see note (2) above). For 2011 Pro Forma, acquisition/merger-related fees included (i) a ($1.6) million reversal for the cancellation of the Oneida retiree life insurance liability, (ii) a $1.7 million sales tax accrual to adjust for potential exposure (see note 6 above), (iii) $1.0 million of fees related to the Anchor dividend recapitalization and (iv) $0.2 million of Oneida acquisition expenses. For Actual 2012, acquisition/merger-related transaction fees included (i) $1.7 million of merger-related expenses, employee sales bonuses and severance expense and (ii) a $2.0 million prepayment fee to retire certain Anchor debt in connection with the Anchor Merger. See notes (2) and (6) above. For the six months ended June 30, 2013, includes $0.8 million of expenses related to the Business Combination with ROI, including employee bonuses. For the six months ended June 30, 2012, includes $0.7 million of employee bonuses related to the Oneida Merger in November of 2011, $0.4 million of transaction fees and expenses related to the Anchor Merger in March of 2012 and early repayment penalty of $2.0 million related to Anchor’s state debt.

(c)	Inventory writedown represents adjustments for FIFO inventory valuations, lower-of-cost-or-market valuations and the increase (decrease) in the obsolete inventory reserve, which is a component of cost of sales.

(d)	Represents management fees and reimbursed expenses paid to Monomoy for management services provided, to the extent not added back as a restructuring expense or acquisition/ merger-related transaction fees. See notes (2) and (6) above.

(e)	Primarily represents foreign exchange gains and losses, a one-time writedown of accounts receivable, gains and losses on the disposal of fixed assets and non-cash compensation expense, when applicable. See notes (1), (2), (4), (5) and (6) above. In addition, Other includes: (i) in 2011 Pro Forma, a $0.6 million increase in the environmental reserve, $0.1 million of one-time IT implementation costs and $0.2 million of environmental consulting fees; and (ii) in 2012, a $0.3 million increase in the environmental reserve. For the six months ended June 30, 2013, includes $0.7 million of foreign exchange losses and $0.08 million of non-cash compensation expense. For the six months ended June 30, 2012, includes $0.04 million of foreign exchange losses and $0.2 million of loss on fixed assets.

(f)	Excludes pro forma adjustments for 2012 that were set forth in the proxy statement relating to certain pro forma cost savings for cost improvements implemented in 2012 related to the integration of the Oneida and Anchor businesses, the impact of out-of-the-money natural gas hedges and estimated public company expenses. Please refer to the proxy statement for additional information about these pro forma adjustments.

(9)	Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of total revenue.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Before deciding whether to invest in our securities you should also refer to the other information contained or incorporated by reference in this prospectus supplement.

Risks Related to EveryWare’s Business and Industry

Slowdowns in the retail and foodservice industries could adversely impact EveryWare’s results of operations, financial condition and liquidity.

EveryWare’s operations and financial performance are directly impacted by changes in the retail and foodservice industries, which in turn are impacted by changes in the global economy. The retail and foodservice industries are directly affected by general economic factors including recession, inflation, deflation, new home sales and housing starts, levels of disposable income, consumer credit availability, consumer debt levels, unemployment trends, fuel and energy costs, material input costs, foreign currency translation, labor cost inflation, interest rates, the impact of natural disasters, political and social unrest and terrorism and other matters that influence consumer spending. Any significant downturn in the global economy may significantly lower consumer discretionary spending, which may in turn lower the demand for EveryWare’s products, particularly in EveryWare’s consumer segment. In particular, demand for our consumer products is correlated to the strength of the housing industry because consumers are more likely to purchase tabletop, food preparation and pantry products in connection with purchasing a new home. When home sales and housing starts are weak, demand for our products can be adversely affected. Expenditures in the foodservice industry are also affected by discretionary spending levels and may decline during a general economic downturn. Hotels, airlines and restaurants are less likely to invest in new flatware, dinnerware, barware, hollowware and banquetware when there is a slowdown in their industry. Currently, uncertainty about global economic conditions and austerity measures adopted by some governments in order to address sovereign debt concerns may cause consumers of EveryWare’s products to postpone spending in response to tighter credit, negative financial news or declines in income or asset values. These factors could have adverse effects on the demand for EveryWare’s products and on EveryWare’s operating results and financial condition. A substantial deterioration in general economic conditions would likely exacerbate these adverse effects and could result in a wide-ranging and prolonged impact on general business conditions, which could negatively impact EveryWare’s results of operations, financial condition and liquidity.

EveryWare’s operations and financial performance are directly impacted by changes in the global economy.

An economic decline in future reporting periods could negatively affect our business and results of operations. The volatility of the current economic climate makes it difficult for us to predict our results of operations. In periods of economic uncertainty, our customers may face financial difficulties, the unavailability of or reduction in commercial credit, or both, that may result in decreased sales by our company. Certain of our customers may cease operations or seek bankruptcy protection, which would reduce our cash flows and adversely impact our results of operations. Our customers that are financially viable and that do not experience economic distress may nevertheless elect to reduce the volume of orders for our products or close facilities in an effort to remain financially stable or as a result of the unavailability of commercial credit, which would negatively affect our results of operations. We may also have difficulty accessing the global credit markets due to the tightening of commercial credit availability and the financial difficulties of our customers, which would result in decreased ability to fund capital-intensive strategic projects. In addition, EveryWare may experience challenges in forecasting revenues and operating results due to these global economic conditions. The difficulty in forecasting revenues and operating results may result in volatility in the market price of EveryWare’s common stock.

Oneida and Anchor have been considered a part of EveryWare for a limited time and their combined operating history is limited and may not be indicative of EveryWare’s future performance. In addition, the historical results of Anchor that are incorporated by reference in the registration statement of which this prospectus supplement forms a part are presented on an unaudited basis for all periods presented and therefore should not be relied upon as if they were audited.

Although Oneida and Anchor have been in existence for many years, EveryWare has a limited reporting history. Investment funds affiliated with Monomoy acquired Anchor in April 2007 and Oneida in November 2011 and integrated both companies under EveryWare in March 2012. As a result, EveryWare’s financial results for 2011 include two months of Oneida’s results of operations from the date the two companies came under the common control of Monomoy. Consequently, EveryWare’s financial results for 2012 are not comparable with EveryWare’s financial results for 2011 without consideration of Oneida’s results of operations for the first ten months of 2011, and the financial information of EveryWare incorporated by reference in this prospectus supplement may not be indicative of its future performance. In addition, the historical results of Anchor that are incorporated by reference into the registration statement of which this prospectus supplement forms a part are presented on an unaudited basis for all periods presented and therefore should not be relied upon as if they were audited.

If EveryWare is unable to successfully execute any material part of its growth strategy, its future growth and ability to make profitable investments in its business would be harmed.

EveryWare’s success depends on its ability to expand its business while maintaining profitability. EveryWare may not be able to sustain its growth or profitability on a quarterly or annual basis in future periods. EveryWare’s future growth and profitability will depend upon a number of factors, including, without limitation:

•	the level of competition in the consumer products industry;

•	EveryWare’s ability to offer new products and to extend existing brands and products into new markets, including international markets;

•	EveryWare’s ability to identify, acquire and integrate strategic acquisitions;

•	EveryWare’s ability to remain competitive in its pricing;

•	EveryWare’s ability to maintain efficient, timely and cost-effective production and delivery of its products;

•	the efficiency and effectiveness of EveryWare’s sales and marketing efforts in building product and brand awareness and cross-marketing its brands;

•	EveryWare’s ability to identify and respond successfully to emerging trends in the consumer products industry;

•	the level of consumer acceptance of EveryWare’s products; and

•	general economic conditions and consumer confidence.

EveryWare may not be successful in executing its growth strategy, and even if EveryWare achieves targeted growth, it may not be able to sustain profitability. Failure to successfully execute any material part of EveryWare’s growth strategy would significantly impair EveryWare’s future growth and its ability to make profitable investments in its business.

EveryWare’s foodservice segment is sensitive to safety concerns, including acts of terrorism, unstable political conditions or public health catastrophes, which could adversely affect EveryWare’s customers’ businesses and could reduce demand for EveryWare’s products.

Within the foodservice industry, the travel and hospitality businesses are sensitive to safety concerns, and these businesses may decline after acts of terrorism, during periods of political instability in which travelers become concerned about safety issues or when travel might involve health-related risks. For example, EveryWare’s sales to the airline industry greatly decreased in response to the terrorist attacks on September 11, 2001 and the security measures implemented in response to such attacks, including removing metal flatware and knives aboard commercial flights. Acts of terrorism, unstable political conditions or a public health catastrophe could negatively affect EveryWare’s customers in the foodservice segment and reduce their purchases from EveryWare, which could have an adverse impact on EveryWare’s results of operations, financial condition and liquidity.

If EveryWare’s products do not appeal to a broad range of consumers, its sales and its results of operations would be harmed.

EveryWare’s success depends on its products’ appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to change. If EveryWare’s current products do not meet consumer demands, its sales will decline. In addition, EveryWare’s growth depends upon its ability to develop new products and product improvements, which involve numerous risks. As EveryWare grows, its reliance on new products may increase. EveryWare may not be able to accurately identify consumer preferences, translate its knowledge into consumer-accepted products or successfully integrate new products with its existing product platform or operations. EveryWare may also experience increased expenses incurred in connection with product development or marketing and advertising that are not subsequently supported by a sufficient level of sales, which would negatively affect its results of operations. Unsuccessful product launches could also result in increased inventory writedowns. EveryWare may not be able to successfully develop new products in the future, and its newly developed products may not contribute favorably to its results of operations. Furthermore, product development may divert management’s attention from other business concerns, which could cause sales of EveryWare’s existing products to suffer.

EveryWare is subject to certain risks associated with EveryWare’s foreign operations. These risks could adversely affect EveryWare’s results of operations and financial condition.

EveryWare conducts business outside of the United States in Europe, Latin America, the Caribbean, Africa, the Middle East and Asia. As a result, EveryWare is subject to risks associated with operating in foreign countries, including:

•	political, social and economic instability in countries where EveryWare operates, which may have an adverse effect on both EveryWare’s operations in those countries and in other parts of the world in which EveryWare operates;

•	war, civil and political unrest and acts of terrorism;

•	the taking of property by nationalization or expropriation without fair compensation;

•	tax rates in certain foreign countries, which may exceed those in the U.S.;

•	changes in government policies, laws and regulations;

•	delays resulting from difficulty in obtaining export licenses, tariffs and other barriers and restrictions;

•	ineffective intellectual property protection;

•	hyperinflation in certain countries;

•	disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations including the U.S. Foreign Corrupt Practices Act (“FCPA”) and similar anti-bribery laws;

•	the difficulty of enforcing agreements and collecting receivables through certain foreign legal systems; and

•	complications in complying with a variety of foreign laws and regulations, which may differ from or conflict with U.S. law.

As EveryWare continues to expand its business globally, it is increasingly exposed to these risks. EveryWare’s success will be dependent, in part, on EveryWare’s ability to anticipate and effectively manage these and other risks associated with foreign operations. These and other factors may have a material adverse effect on EveryWare’s international operations or on EveryWare’s business, financial condition or results of operations as a whole.

Requirements associated with being a public company will increase EveryWare’s costs significantly, as well as divert significant resources and management attention.

EveryWare is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the other rules and regulations of the SEC and the rules and regulation of The NASDAQ Stock Market. EveryWare has made, and will continue to make, changes in its corporate governance, corporate internal controls, internal audit, disclosure controls and procedures and financial reporting and accounting systems to manage its growth and its obligations as a public company. However, the expenses that will be required in order to adequately manage its obligations as a public company could be material. Compliance with the various reporting and other requirements applicable to public companies will also require considerable time and attention of management. EveryWare cannot predict or estimate the amount of the additional costs it may incur, the timing of such costs or the degree of impact that EveryWare’s management’s attention to these matters will have on its business. In addition, the changes EveryWare makes may not be sufficient to allow it to satisfy its obligations as a public company on a timely basis. In addition, being a public company could make it more difficult or more costly for EveryWare to obtain certain types of insurance, including directors’ and officers’ liability insurance, and EveryWare may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for EveryWare to attract and retain qualified persons to serve on its board of directors, its board committees or as its executive officers.

Many of EveryWare’s competitors are not subject to these requirements, because they do not have securities that are publicly traded on a U.S. securities exchange or other securities exchanges. As a result, these competitors are not subject to the risks identified above. In addition, the public disclosures that EveryWare is required to provide pursuant to the SEC’s rules and regulations may furnish its competitors with greater competitive information regarding EveryWare’s operations and financial results than it is able to obtain regarding their operations and financial results, thereby placing EveryWare at a competitive disadvantage.

EveryWare may incur fines or penalties, damage to its reputation or other adverse consequences if its employees, agents or business partners violate, or are alleged to have violated, anti-bribery, competition or other laws.

EveryWare’s internal controls may not always protect it from reckless or criminal acts committed by its employees, agents or business partners that would violate U.S. or other laws, including world-wide anti-bribery, competition, trade sanctions and regulations and other related laws. Any such improper actions could subject EveryWare to civil or criminal investigations in the U.S. and in other jurisdictions, could lead to substantial civil or criminal monetary and non-monetary penalties against EveryWare or its subsidiaries, and could damage its reputation. Even the allegation or appearance of EveryWare’s employees, agents or business partners acting improperly or illegally could damage its reputation and result in significant expenditures in investigating and responding to such actions.

EveryWare’s ability to attract, develop and retain talented employees, managers and key executives is critical to its success.

EveryWare’s success depends on its ability to attract, develop and retain talented employees, including executives and other key managers. The loss of certain key officers and employees, or the failure to attract and develop talented new executives and managers, could have an adverse effect on EveryWare’s business. EveryWare’s industry is characterized by a high level of employee mobility and aggressive recruiting among competitors for personnel with successful track records. EveryWare’s ability to attract and retain employees with the requisite experience and skills depends on several factors, including, but not limited to, EveryWare’s ability to offer competitive wages, benefits and professional growth opportunities. Effective succession planning is also important to its long-term success. Failure to ensure effective transfer of knowledge and smooth transitions involving key employees could hinder EveryWare’s strategic planning and execution.

EveryWare may encounter difficulties arising from acquisitions.

EveryWare is continually evaluating acquisitions and strategic investments that are significant to its business both in the U.S. and internationally. EveryWare may not be able to identify suitable acquisition candidates, or complete such acquisitions, joint ventures and strategic investments on acceptable terms and conditions, and these acquisitions, joint ventures and strategic investments may not be successfully integrated into EveryWare’s operations. The costs of unsuccessful acquisition, joint venture and strategic investment efforts may adversely affect EveryWare’s results of operations, financial condition or prospects. In addition, any future acquisitions that EveryWare might make are subject to various risks and uncertainties, including:

•	the inability to integrate effectively the operations, products, technologies, personnel and information systems of the acquired companies (some of which may be in different geographic regions, languages, customers and subject to various governmental regulations);

•	the potential disruption of existing business and diversion of management’s attention from day-to-day operations;

•	the inability to maintain uniform standards, controls, procedures and policies or correct deficient standards, controls, procedures and policies, including internal controls and procedures sufficient to satisfy regulatory requirements of a public company in the United States;

•	the incurrence of liabilities or other costs that were not anticipated at the time of the acquisitions;

•	the incurrence of additional debt to finance the acquisitions;

•	the issuance of additional equity securities to finance the acquisitions, which could result in significant dilution to our existing stockholders; and

•	the potential impairment of relationships with customers.

In addition, the integration and consolidation of newly acquired companies may not achieve any of the anticipated economies of scale, cost savings or operating synergies. The resources required to successfully integrate newly acquired companies and implement EveryWare’s business plan, may also reduce its operating cash flow.

Product liability claims or product recalls could adversely affect EveryWare’s results of operations or harm its reputation or the value of its brands.

The marketing of EveryWare’s products involves an inherent risk of product liability claims or recalls or other regulatory or enforcement actions initiated by the U.S. Consumer Product Safety Commission, by other regulatory authorities or through private causes of action. Any defects in products EveryWare markets could harm EveryWare’s credibility, adversely affect its relationship with its customers and decrease market acceptance of EveryWare’s products and the strength of EveryWare’s brand names. EveryWare could also be required to recall potentially defective products, which could result in further adverse publicity and significant expenses. We are subject to product liability litigation in the ordinary course of business, and failures of our products in the future may subject us to additional product liability claims and associated litigation. Potential product liability claims may exceed the amount of EveryWare’s insurance coverage or could be excluded under the terms of EveryWare’s insurance policy and could materially damage EveryWare’s business and its financial condition.

If EveryWare is unable to protect its intellectual property, or is accused of intellectual property infringement, its ability to compete would be negatively impacted.

EveryWare’s business depends in part on its ability to protect its intellectual property rights. EveryWare relies on a combination of patent, trademark, copyright, trade dress and trade secret laws, licenses and confidentiality and other agreements to protect EveryWare’s intellectual property rights. However, this protection may not be sufficient. EveryWare’s intellectual property rights may be challenged or invalidated, an infringement suit by EveryWare against a third party may not be successful and third parties could adopt trademarks similar to EveryWare’s. In the past, other companies have infringed upon our trademarks, copied our patented and copyrighted products and otherwise violated our intellectual property. The cost associated with actively protecting our intellectual property is oftentimes very high in relation to the net sales of a particular product is impacted. Furthermore, we operate in jurisdictions that make it difficult to protect our intellectual property. In addition, EveryWare has been accused of infringing or violating the intellectual property rights of third parties in the past and may be accused again. Any such claims, whether or not meritorious, could result in costly litigation. EveryWare’s failure to protect its intellectual property or prevail in any intellectual property litigation could materially and adversely affect EveryWare’s competitive position or otherwise harm its business.

Unexpected equipment failures may lead to production curtailments or shutdowns, which could adversely affect EveryWare’s results of operations.

EveryWare’s manufacturing processes are dependent upon critical processing equipment, such as furnaces, forming machines, stamping presses, spinning machines, and lehrs. This equipment may incur downtime as a result of unanticipated failures, accidents, natural disasters or other force majeure events. EveryWare may in the future experience facility shutdowns or periods of reduced production as a result of such failures or events. Unexpected interruptions in EveryWare’s production capabilities would adversely affect EveryWare’s productivity and results of operations for the affected period. EveryWare also may face shutdowns if it is unable to obtain enough energy in the peak demand periods.

Fluctuations in currency exchange rates could have an adverse effect on EveryWare’s revenues and results of operations.

EveryWare has customers in Europe, Latin America, the Caribbean, Africa, the Middle East and Asia, which accounted for approximately 7.6% of EveryWare’s net sales in 2012. EveryWare’s net sales outside the United States accounted for approximately 15.6% of EveryWare’s net sales in 2012. EveryWare has operations in Canada, the United Kingdom, China and Mexico, which accounted for approximately 16.7% of EveryWare’s operating expenses in 2012. As a result, EveryWare generates a significant portion of its sales and incurs a significant portion of its expenses in currencies other than the U.S. dollar. To the extent that EveryWare is unable to match revenues received in foreign currencies with costs paid in the same currency, exchange rate fluctuations in any such currency could have an adverse effect on EveryWare’s financial results. Currency fluctuations between the U.S. dollar and the currencies of EveryWare’s non-U.S. subsidiaries affect EveryWare’s results as reported in U.S. dollars. Major fluctuations in the value of the pound, euro, Canadian dollar and peso relative to the U.S. dollar could also reduce the cost competitiveness of EveryWare’s products as compared to foreign competition. For example, if the U.S. dollar appreciates against the pound, euro, Canadian dollar and peso, the purchasing power of those currencies effectively would be reduced compared to the U.S. dollar, making EveryWare’s U.S.-manufactured products more expensive in the United Kingdom, Europe, Canada and Mexico, respectively, compared to the products of local competitors, and making products manufactured by EveryWare’s foreign competitors in those locations more cost-competitive with EveryWare’s U.S. manufactured products. An appreciation of the U.S. dollar against the pound, euro, Canadian dollar and peso also would increase the cost of U.S. dollar-denominated purchases for EveryWare’s operations in the United Kingdom, Europe, Canada and Mexico, respectively, including raw materials. EveryWare would be forced to deduct these cost increases from its results of operations or attempt to pass them along to consumers. These fluctuations could adversely affect EveryWare’s revenues and results of operations.

Fluctuations in buying decisions of EveryWare’s customers and changing policies and requests of our customers could harm EveryWare’s business.

EveryWare’s consumer segment customers include mass merchants, discount retailers, specialty stores, department stores, grocery stores and other retailers; EveryWare’s foodservice segment customers include equipment and supply dealers, the hotel and gaming industry, broadline distributors and chain restaurants, airlines and cruise lines; and EveryWare’s specialty segment customers include candle and floral wholesalers, direct sellers, industrial lighting manufacturers and distillers and distributors of premium spirits. Unanticipated changes in purchasing and other practices by EveryWare’s customers, including a customer’s pricing and payment terms, could adversely affect EveryWare’s profitability. EveryWare’s customers have requested, and may continue to request, increased service and other accommodations, including design services, rebates, volume discounts, payment term discounts, and packaging customization. EveryWare may face substantially increased expenses to meet these requests, which would reduce EveryWare’s margins. For example, in the consumer segment, retailers may engage in inventory destocking (which may also affect our specialty segment), impose limitations on shelf space or use private label brands, and these actions may negatively affect the sales or profitability of EveryWare’s products. As a result of the desire of retailers to more closely manage inventory levels, there is a growing trend among retailers to make purchases on a “just-in-time” basis. This requires EveryWare to shorten its lead time for production in certain cases and more closely anticipate demand, which could in the future require EveryWare to carry additional inventories. EveryWare’s success and growth is also dependent on EveryWare’s evaluation of consumer preferences and changing trends.

Many of EveryWare’s customers are significantly larger than EveryWare, have greater financial and other resources and also purchase goods directly from vendors in Asia and elsewhere. Decisions by large customers to increase their purchases directly from overseas vendors could have a material adverse effect on EveryWare. Significant changes in or financial difficulties of EveryWare’s customers, including consolidations of ownership, restructurings, bankruptcies, liquidations or other events, could result in fewer stores selling EveryWare’s products, fewer distributors and foodservice customers ordering EveryWare’s products, an increase in the risk of extending credit to these customers or limitations on EveryWare’s ability to collect amounts due from these customers. Purchases by EveryWare’s customers are generally made using individual purchase orders. As a result, these customers may cancel their orders, change purchase quantities from forecast volumes, delay purchases for a number of reasons beyond EveryWare’s control or change other terms of their business relationship with EveryWare. Significant or numerous cancellations, reductions, delays in purchases or changes in business practices by customers could have a material adverse effect on EveryWare’s results of operations and financial condition.

In 2012, Wal-Mart Stores, Inc. (including Sam’s Club and Asda Superstore) accounted for approximately 14.0% of EveryWare’s net sales. A material reduction in purchases by Wal-Mart Stores, Inc. could have a significant adverse effect on EveryWare’s business and results of operations. In addition, pressures by Wal-Mart Stores, Inc. that would cause EveryWare to materially reduce the price of its products could result in reductions of EveryWare’s operating margin.

EveryWare faces intense competition and competitive pressures, which could adversely affect its results of operations and financial condition.

EveryWare’s business is highly competitive. EveryWare competes with many other suppliers, some of which are larger than EveryWare, have greater financial and other resources, employ brands that are more established, have greater consumer recognition or are more favorably perceived by consumers or retailers than EveryWare’s brands. Some of EveryWare’s competitors have invested and continue to invest heavily to achieve increased production efficiencies. Competitors may have incorporated more advanced technology in their manufacturing processes, including more advanced automation techniques. EveryWare’s labor and energy costs also may be higher than those of some foreign producers of glass tableware. EveryWare may not be successful in managing its labor and energy costs, increasing output at its manufacturing facilities or gaining operating efficiencies that may be necessary to remain competitive. In addition, EveryWare’s products may be subject to competition from low-cost imports that intensify the price competition faced in various markets. Some of EveryWare’s competitors are privately owned and have more latitude to operate than EveryWare will as a public company. If EveryWare does not successfully compete with these competitors on factors such as new product development, innovation, brand, delivery, customer service, price and quality, EveryWare’s customers may consider changing manufacturers. Competitive pressures from EveryWare’s competitors could adversely affect EveryWare’s results of operations and financial condition.

EveryWare sources some of its products from third-party suppliers located in Asia, Europe and Mexico, which reduces its control over the manufacturing process and may cause variations in quality or delays in its ability to fill orders.

EveryWare sources all of its metal flatware and crystal stemware and much of its dinnerware from third-party suppliers located in Asia, Europe and Mexico. EveryWare depends on these suppliers to deliver products that are free from defects that comply with its specifications, that meet health, safety and delivery requirements and that are competitive in cost. If EveryWare’s suppliers deliver products that are defective or that otherwise do not meet its specifications, EveryWare’s return rates may increase, and the reputation of its products and brands may suffer. In addition, if EveryWare’s suppliers do not meet its delivery requirements or cease doing business with EveryWare for any reason, EveryWare might miss its customers’ delivery deadlines, which could in turn cause its customers to cancel or reduce orders, refuse to accept deliveries or demand reduced prices. The overseas sourcing of product subjects EveryWare to the numerous risks of doing business abroad, including but not limited to, rapid changes in economic or political conditions, civil unrest, political instability, war, terrorist attacks, international health epidemics, work stoppages or labor disputes, currency fluctuations, increasing export duties, trade sanctions and tariffs and variations in product quality. EveryWare may also experience temporary shortages due to disruptions in supply caused by weather or transportation delays. Even if acceptable alternative suppliers are found, the process of locating and securing such alternatives is likely to disrupt EveryWare’s business, and EveryWare may not be able to secure alternative suppliers on acceptable terms that provide the same quality product or comply with all applicable laws. Any of these events would cause EveryWare’s business, results of operations and financial condition to suffer.

If EveryWare or EveryWare’s suppliers are unable to obtain raw materials at favorable prices, it could adversely impact EveryWare’s results of operations and financial condition.

Sand, limestone and soda ash are the principal materials EveryWare uses in the manufacture of its glassware and crystal products. Resins, clay, flint, aluminum oxide, glass frit and colorants are the principal materials EveryWare uses in the manufacture of its dinnerware products. Stainless steel, nickel, brass, silver and gold are the principal materials EveryWare’s suppliers use in the manufacture of its flatware and hollowware products. All of these raw materials are purchased in highly competitive, price-sensitive markets, which have historically exhibited price, demand and supply cyclicality. From time to time, some of these raw materials have been in short supply due to weather or other factors, including disruptions in supply caused by raw material transportation or production delays. EveryWare may experience shortages of raw materials in the future. If EveryWare experiences temporary shortages in raw materials, it or its suppliers may be forced to procure materials from alternative suppliers, and they may not be able to do so on terms as favorable as their current terms or at all. If EveryWare or its suppliers are unable to purchase certain raw materials required for operations for a significant period of time, their operations would be disrupted, and EveryWare’s results of operations would be adversely affected. In addition, material increases in the cost of any of these raw materials on an industry-wide basis would have an adverse effect on EveryWare’s results of operations if EveryWare were unable to pass on these increased costs to its customers in a timely manner or at all.

Natural gas, the principal fuel EveryWare uses to manufacture its glass products, is subject to fluctuating prices that could adversely affect its results of operations and financial condition.

Natural gas is the primary source of energy in most of EveryWare’s glass production processes, and variability in the price for natural gas has had and will continue to have an impact on EveryWare’s profitability.

EveryWare does not have long-term contracts for natural gas and, as a result, EveryWare’s operating results are strongly linked to the cost of natural gas. We have, from time to time, entered into short-term contracts to hedge certain of our energy costs, including natural gas. For the years ended December 31, 2011 and 2012, EveryWare spent $15.5 million and $14.1 million, respectively, on natural gas. Natural gas prices may rise in the future. To the extent that EveryWare is not able to offset increases in natural gas prices, such as by passing along the cost to its customers, these increases could adversely impact its margins and results of operations. In addition, potential legislation, regulatory action and international treaties related to climate change, especially those related to the regulation of greenhouse gases, may result in significant increases in raw material and energy costs. There can be no assurance that we will be able to recoup any past or future increases in the cost of energy and raw materials.

Transportation disruptions and increased transportation costs could adversely affect EveryWare’s business.

EveryWare imports certain of its products for delivery to its distribution centers, as well as arranges for its customers to import goods to which title has passed overseas or at port of entry. Accordingly, EveryWare is subject to risks incidental to such transportation. These risks include, but are not limited to, increases in fuel costs, the availability of ships, increased security restrictions, work stoppages and carriers’ ability to provide delivery services to meet EveryWare’s shipping needs. EveryWare delivers its products to its customers from its distribution centers or makes such products available for customer pickup from its distribution centers. Prolonged domestic transportation disruptions, as well as workforce or systems issues related to EveryWare’s distribution centers, could have a negative effect on EveryWare’s ability to deliver goods to its customers.

EveryWare’s business requires it to maintain a large fixed-cost base that can affect EveryWare’s profitability.

The high levels of fixed costs of operating manufacturing plants encourage high levels of output, even during periods of reduced demand, which can lead to excess inventory levels and exacerbate the pressure on profit margins. In addition, significant portions of EveryWare’s selling, administrative and general expenses are fixed costs that neither increase nor decrease proportionally with sales. EveryWare’s profitability depends, in part, on its ability to spread fixed costs over an increasing number of products sold and shipped, and if EveryWare reduces its rate of production, its costs per unit increase, negatively impacting EveryWare’s gross margins. Decreased demand or the need to reduce inventories can lower EveryWare’s ability to absorb fixed costs and materially impact its results of operations.

EveryWare’s business may be adversely impacted by work stoppages and other labor relations matters.

EveryWare is potentially subject to work stoppages and other labor disputes because a significant number of production and maintenance employees at its manufacturing facilities are represented by labor unions. These facilities have experienced work stoppages and strikes in the past, and there potentially could be work stoppages and strikes in the future. Any prolonged work stoppage or strike at any one of EveryWare’s principal manufacturing facilities could have a negative impact on its business, results of operations or financial condition. EveryWare is party to collective bargaining agreements that cover most of its manufacturing employees. EveryWare’s Monaca, Pennsylvania manufacturing plant is subject to a collective bargaining agreement that expires on September 30, 2017. EveryWare’s Lancaster, Ohio manufacturing plant is subject to collective bargaining agreements that expire on September 30, 2013. EveryWare’s intent is to negotiate and enter into new collective bargaining agreements with labor unions representing employees at each facility upon expiration of the existing agreements; however, EveryWare may be unable to do so without lock-outs, strikes or work stoppages. EveryWare also could experience operating inefficiencies as a result of preparations for disruptions in production, such as increasing production and inventories. Any such disruptions or difficulties could have an adverse impact on EveryWare’s results of operations and financial condition. In addition, EveryWare could experience increased operating costs as a result of higher wages or benefits paid to union members upon the execution of new agreements with its labor unions. EveryWare may be unable to manage this growth effectively, which would harm its business, results of operations and financial condition.

EveryWare may be unable to manage its growth effectively, which would harm its business, results of operations and financial condition.

EveryWare’s growth has placed, and will continue to place, a strain on its management team, information systems, labor, manufacturing and distribution capacity and other resources. EveryWare’s growth also makes it difficult for it to adequately predict the expenditures it will need to make in the future. If EveryWare does not make, or is unable to make, the necessary overhead expenditures to accommodate its future growth, it may not be successful in executing its growth strategy, and its results of operations would suffer. In addition, if customer demand exceeds forecasts, EveryWare could, from time to time, have an inadequate supply of products to meet customer demands. Alternatively, if customer demand is less than forecasts, EveryWare could have excess supply.

EveryWare relies on increasingly complex information systems for management of its manufacturing, distribution, sales, accounting and other functions. If its information systems fail to perform these functions adequately, or if EveryWare experiences an interruption in its operations, its business and results of operations could suffer.

All of EveryWare’s major operations, including manufacturing, distribution, sales and accounting, are dependent upon its complex information systems. EveryWare’s information systems are vulnerable to damage or interruption from: earthquake, fire, flood, hurricane and other natural disasters; power loss, computer systems failure, Internet and telecommunications or data network failure; and hackers, computer viruses, software bugs or glitches. Any damage or significant disruption in the operation of such systems or the failure of EveryWare’s information systems to perform as expected could disrupt its business or result in decreased sales, increased overhead costs, excess inventory and product shortages. EveryWare has taken significant steps to mitigate the potential impact of each of these risks, but these procedures may not be completely successful.

EveryWare’s products are subject to various health and safety requirements and may be subject to new health and safety requirements in the future, which could have a material adverse effect on EveryWare’s operations.

EveryWare’s products are subject to certain legal requirements relating to health and safety. These legal requirements frequently change and vary among jurisdictions. Compliance with these requirements, or the failure to comply with these requirements, may have a material adverse effect on EveryWare’s operations. If any of EveryWare’s products becomes subject to new regulations, or if any of EveryWare’s products becomes specifically regulated by additional governmental or other regulatory entities, the cost of compliance could be material. For example, the U.S. Consumer Product Safety Commission (the “CPSC”) regulates many consumer products, including EveryWare’s products sold to our consumer customers. New regulations or policies by the CPSC could require EveryWare to change its manufacturing processes, which could materially raise EveryWare’s manufacturing costs. In addition, new regulations could reduce sales of EveryWare’s consumer products. Furthermore, a significant order or judgment against EveryWare by governmental or regulatory authority relating to health or safety matters, or the imposition of a significant fine relating to such matters, or a voluntary or mandatory recall of regulated products may have a material adverse effect on EveryWare’s results of operations and financial condition.

Regulation related to environmental and health and safety matters could negatively impact EveryWare’s results of operations and financial condition.

EveryWare must comply with extensive laws, rules and regulations in the United States and in each of the countries it engages in business regarding environmental matters, such as air, soil and water quality, waste disposal and climate change. EveryWare must also comply with extensive laws, rules and regulations regarding safety, health and corporate responsibility matters. These legal requirements frequently change and vary among jurisdictions. These laws and regulations provide, under certain circumstances, a basis for the remediation of contamination, as well as personal injury and property damage claims. Compliance with these requirements, or the failure to comply with these requirements, may have a material adverse effect on EveryWare’s results of operations and financial condition.

EveryWare’s operations are subject to the regulatory jurisdiction of the Occupational Safety & Health Administration (“OSHA”). EveryWare has incurred fines and penalties from time to time as a result of failures to comply with OSHA standards, none of which have been material individually or in aggregate to date. As a result, EveryWare will be subject to more frequent OSHA inspections in the future. Potential additional fines and penalties incurred in connection with future inspections could have a negative impact on EveryWare’s results of operations.

EveryWare has incurred, and expects to incur, costs to comply with environmental legal requirements, including requirements limiting greenhouse gas emissions, and these costs could increase in the future. For example the U.S. EPA issued a finding in 2009 that greenhouse gases contribute to air pollution that endangers public health and welfare. The endangerment finding and EPA’s determination that greenhouse gases are subject to regulation under the Clean Air Act, may lead to regulation of stationary sources of greenhouse gas emissions. The failure to comply materially with existing and new laws, rules and regulations could adversely affect EveryWare’s results of operations and financial condition. Many environmental legal requirements provide for substantial fines, orders and criminal sanctions for violations. In addition, certain environmental laws impose strict liability and, under certain circumstances, joint and several liability on current and prior owners and operators of these sites, as well as persons who sent waste to them, for costs to investigate and remediate contaminated sites. These legal requirements may apply to conditions at properties that EveryWare presently or formerly owned or operated, as well as at other properties for which EveryWare may be responsible, including those at which wastes attributable to EveryWare were disposed. Historically, EveryWare has incurred costs and capital expenditures in complying with these laws and regulations, including at a former ceramics facility in Buffalo, New York, and a silverware manufacturing plant in Sherrill, New York. A significant order or judgment against EveryWare, the loss of a significant permit or license or the imposition of a significant fine may have a material adverse effect on EveryWare’s results of operations and financial condition.

EveryWare is subject to laws and regulations governing the Internet and e-commerce and may be subject to future laws and regulations governing the Internet and e-commerce, which could have a material adverse effect on EveryWare’s operations.

EveryWare is subject to laws and regulations governing the Internet and e-commerce. These existing and future laws and regulations may impede the growth of the Internet or other online services. These regulations and laws may cover taxation, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, the provision of online payment services, broadband residential Internet access and the characteristics and quality of products and services. It is not clear how existing laws governing issues such as property ownership, sales and other taxes and personal privacy apply to the Internet and e-commerce. Unfavorable resolutions of these issues would harm EveryWare’s business. This could, in turn, diminish the demand for EveryWare’s products on the Internet and increase EveryWare’s cost of doing business.

A substantial portion of our operating income is derived from license fees. Any significant or material reduction of these fees or any failure by licensees to maximize the value of our brands could have a material adverse effect on our results of operations.

We have entered into license agreements under which we license the ONEIDA® trademark for use by third parties on their products, and a substantial portion of our operating income is derived from license fees under these agreements. License fees from these third parties represented $6.9 million or 1.6% of our consolidated revenues and 36.1% of our consolidated operating income for 2012. We have granted Robinson Home Products, Inc., our largest licensee by revenues, the exclusive right to market ONEIDA® branded flatware, dinnerware, glassware, kitchen tools and accessories and table linens in the consumer sales channels (excluding e-commerce) in the U.S. In 2012, we recognized $5.9 million in license fees from Robinson Home Products, which represented 1.4% of our consolidated revenues and 30.6% of our consolidated operating income for 2012. If we were to lose our license fees from Robinson Home Products due to a change in our relationship with them or in their business, we would seek to terminate our agreement with them and either market the ONEIDA® branded products directly in our Consumer segment or enter into an alternative arrangement with a new licensee, either of which would result in a disruption in royalty payments the significance and duration of which could have a material adverse effect on our operating income and results of operations for the period in which this disruption occurs. Furthermore, if Robinson Home Products fails to adequately promote the ONEIDA® branded products or otherwise fails to maximize the value of the ONEIDA® brand in this market segment, it could be costly and difficult for EveryWare to enforce or terminate the licensing agreement with them, and it could have a material adverse effect on our operating income and results of operation.

EveryWare’s pension plans are underfunded and, in the future, the underfunding levels of its pension plans and its pension expense could materially increase.

Many of EveryWare’s employees participate in, and many of EveryWare’s former employees are entitled to benefits under, funded and unfunded defined benefit pension plans and post-retirement welfare plans. All of EveryWare’s U.S. defined benefit pension plans are frozen. Over time, EveryWare has experienced periods of declines in interest rates and pension asset values. As a result, EveryWare’s pension plans and our post-retirement welfare plans are underfunded. Further declines in interest rates or the market value of the securities held by the plans, or certain other changes, could materially increase the underfunded status of EveryWare’s plans in 2013 and beyond and affect the level and timing of required contributions in 2014 and beyond. The unfunded amount of the projected benefit obligation for our global defined benefit pension and post-retirement welfare plans was $19.5 million and $20.5 million at December 31, 2011 and December 31, 2012, respectively. EveryWare currently estimates that it will be required to make contributions to the global funded defined benefit pension plans of approximately $1.1 million in 2013. The current underfunded status of EveryWare’s pension plans will, and a further material increase in the underfunded status of the plans would, significantly increase EveryWare’s required contributions and pension expense, could impair its ability to achieve or sustain future profitability and could adversely affect its financial condition.

Charges related to EveryWare’s employee pension and postretirement welfare plans resulting from market risk and headcount realignment may adversely affect its results of operations and financial condition.

In connection with EveryWare’s employee pension and postretirement welfare plans, EveryWare is exposed to market risks associated with changes in the various capital markets. Changes in long-term interest rates affect the discount rate that is used to measure its obligations and related expense. EveryWare’s total pension and postretirement welfare expense, including pension settlement charges, for all plans was $0.1 million and $0.3 million for the fiscal years ended December 31, 2011 and 2012, respectively. We expect our total pension and postretirement welfare expense for all plans to decrease to $0.1 million in 2013. Volatility in the capital markets affects the performance of our pension plan asset performance and related pension expense. Based on 2012 year-end data, sensitivity to these key market risk factors is as follows:

•	A decrease of 1 percent in the discount rate would decrease EveryWare’s total pension and postretirement welfare expense by approximately $0.1 million.

•	A decrease of 1 percent in the expected long-term rate of return on plan assets would increase total pension expense by approximately $0.2 million.

To the extent that EveryWare experiences headcount changes, it may incur further expenses related to its employee pension and postretirement welfare plans, which could have a material adverse effect on its results of operations and financial condition.

Our ability to recognize the benefit of deferred tax assets is dependent upon future taxable income and the timing of difference reversals.

We recognize the expected future tax benefit from deferred tax assets when realization of the tax benefit is considered more likely than not. Otherwise, a valuation allowance is applied against deferred tax assets. Assessing the recoverability of deferred tax assets requires management to make significant estimates related to expectations of future taxable income and the timing of reversals of temporary differences. To the extent that these factors differ significantly from estimates, our ability to realize the deferred tax assets could be impacted. As of December 31, 2012, we have recorded a partial valuation allowance. Additionally, future changes in tax laws could impact our ability to obtain the future tax benefits represented by our deferred tax assets. As of December 31, 2012, our current deferred tax asset was $6.7 million and our long-term deferred tax asset was $15.9 million, net of a long term deferred tax liability of $8.6 million. We have not yet determined whether the Business Combination resulted in a “change in control” for purposes of Section 382 of the Internal Revenue Code. In the event that the Business Combination did not result in a change in control, we expect the sale of our stock by the selling stockholders pursuant to this offering to result in a change in control. In either of those cases, this will result in an annual limitation on our ability to use net operating losses that existed at the date of the change in control to offset future taxable income.

We have a substantial amount of indebtedness, which may limit our operating flexibility and could adversely affect our results of operations and financial condition.

As of June 30, 2013, EveryWare had approximately $279.7 million of indebtedness, consisting of the $250.0 million term loan, $26.9 million of borrowings under EveryWare’s amended and restated ABL facility, which provides up to $50.0 million of borrowing capacity, subject to certain “borrowing base” limitations, and $2.8 million of other indebtedness.

Our indebtedness could have important consequences to our investors, including, but not limited to:

•	increasing our vulnerability to, and reducing our flexibility to respond to, general adverse economic and industry conditions;

•	requiring the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, acquisitions, joint ventures or other general corporate purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business, the competitive environment and the industry in which we operate;

•	placing us at a competitive disadvantage as compared to our competitors that are not as highly leveraged; and

•	limiting our ability to borrow additional funds and increasing the cost of any such borrowing.

An increase in interest rates would adversely affect our profitability. To the extent that our access to credit is restricted because of our own performance or conditions in the capital markets generally, our financial condition would be materially adversely affected. Our level of indebtedness may make it difficult to service our debt, and may adversely affect our ability to obtain additional financing, use operating cash flow in other areas of our business or otherwise adversely affect our operations.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002.

We are subject to Section 404 of the Sarbanes-Oxley Act of 2002. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act of 2002 are significantly more stringent than those that were required of Former EveryWare as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to EveryWare. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our common stock.

Risks Related to Our Common Stock

The market price of our common stock may decline.

Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, trading in the shares of the Company’s common stock had not been active. If an active market for our securities develops and continues, the trading price of our shares could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of the Company’s securities may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	success of competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning the Company or the consumer goods market in general;

•	operating and stock price performance of other companies that investors deem comparable to the Company;

•	our ability to market new and enhanced products on a timely basis;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving the Company;

•	changes in the Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our common stock available for public sale;

•	any major change in our board or management;

•	sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and NASDAQ have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Concentration of ownership of our common stock may have the effect of delaying or preventing a change in control.

Upon completion of the Business Combination, Monomoy Capital Partners, L.P., MCP Supplemental Fund, L.P., Monomoy Executive Co-Investment Fund, L.P., Monomoy Capital Partners II, L.P. and MCP Supplemental Fund II, L.P. (collectively, the “MCP Funds”) owned approximately 68.1% of our outstanding common stock. As a result, the MCP Funds have the ability to determine the outcome of corporate actions of the Company requiring stockholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock.

We are currently a “controlled company,” controlled by the MCP Funds, whose interests in our business may be different from yours.

Upon completion of this offering, the MCP Funds will own approximately 13.3 million shares, or 60.4%, of our outstanding common stock. Accordingly, the MCP Funds will be able to control virtually all matters requiring stockholder approval, including amendments to our certificate of incorporation and bylaws and approval of significant corporate transactions, including mergers and sales of substantially all of our assets.

Because of the equity ownership of the MCP Funds, we are considered a “controlled company” for purposes of the NASDAQ listing requirements. As such, we are exempt from the NASDAQ corporate governance requirements that our board of directors meet the standard of independence established by those corporate governance requirements and are exempt from the requirements that we have separate compensation and nominating and corporate governance committees made up entirely of directors who meet such independence standards. The NASDAQ independence standards are intended to ensure that directors who meet the independence standards are free of any conflicting interest that could influence their actions as directors. It is possible that the interests of the MCP Funds may in some circumstances conflict with our interests and the interests of our other stockholders, including you.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act enacted in April 2012, and for so long as we continue to be an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” We will remain an “emerging growth company” for up to five years following the completion of our initial public offering or until we achieve total annual gross revenues in excess of $1.0 billion during a fiscal year or become a large accelerated filer as a result of achieving a public float of at least $700 million as of the end of a second fiscal quarter. In addition, we can cease to be an emerging growth company earlier than the normal five year term if we have issued more than $1 billion in non-convertible debt during the preceding three year period.

The exemptions include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If we choose not to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, our auditors will not be required to attest to the effectiveness of our internal controls over financial reporting. As a result, investors may become less comfortable with the effectiveness of our internal controls and the risk that material weaknesses or other deficiencies in our internal control go undetected may increase. If we choose to continue to provide reduced disclosures in our periodic reports and proxy statements while we are an emerging growth company, investors would have access to less information and analysis about our executive compensation, which may make it difficult for investors to evaluate our executive compensation practices. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions and provide more limited disclosure. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. Under Section 107(b) of the Jumpstart Our Business Startups Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail our self of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Future sales of our common stock may cause the market price of our securities to drop significantly, even if our business is doing well.

Upon the closing of the Business Combination, we entered into an amended and restated registration rights agreement with respect to the shares issued prior to our initial public offering (“founder shares”) and shares purchased by Mr. Baldwin in a private placement, shares of our common stock underlying the warrants held by Clinton Magnolia Master Fund, Ltd. (our “Sponsor”), the shares of our common stock that we issued under the Merger Agreement, 1,650,000 shares of common stock purchased by Clinton Spotlight Master Fund, L.P. (“Spotlight”) and the Sponsor immediately prior to the closing of the Business Combination and all shares issued to a holder with respect to the securities referred to above by way of any stock split, stock dividend, recapitalization, combination of shares, acquisition, consolidation, reorganization, share exchange, share reconstruction, amalgamation, contractual control arrangement or similar event, which securities we collectively refer to as “registrable securities.” This registration rights agreement amends and restates entirely the registration rights agreement we entered into in connection with our initial public offering. Under this agreement, we have agreed that the holders of a majority of the registrable securities are entitled to three long form registrations and unlimited short form registrations, known as demand registrations, whereby we are required to file a shelf registration statement with the SEC as soon as practicable after receipt of such demand registration. The Company has also agreed to use its reasonable best efforts to file a shelf registration statement covering all registrable securities as promptly as practicable following the closing of the Business Combination but in any event no later than the expiration of the Lockup Period. The holders of a majority of the registrable securities will be entitled to unlimited takedowns of the shelf, provided the shelf remains effective. However, the Company will not be obligated to effect any demand registration within six months after the effective date of a previous demand registration. Holders of registrable securities will also have certain “piggyback” registration rights with respect to registration statements filed subsequent to the Business Combination.

Following completion of this offering, and upon the expiration or termination of the lockup periods applicable to the common stock that we issued to EveryWare equity holders, these parties may sell additional stock in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in our stock price or putting significant downward pressure on the price of our stock.

If securities or industry analysts do not publish or cease publishing research or reports about the Company, its business, or its market, or if they change their recommendations regarding our common stock adversely, the price and trading volume of our common stock could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If any of the analysts who may cover the Company change their recommendation regarding our stock adversely or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover the Company were to cease coverage of the Company or fail to regularly publish reports on it, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The Company’s certificate of incorporation and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

•	a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•	the ability of our board of directors to determine whether to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•	the requirement that a special meeting of stockholders may be called only by the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	limiting the liability of, and providing indemnification to, our directors and officers;

•	controlling the procedures for the conduct and scheduling of stockholder meetings;

•	providing that directors may be removed prior to the expiration of their terms by stockholders only for cause; and

•	advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company’s.

These provisions, alone or together, could delay hostile takeovers and changes in control of the Company or changes in our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of 66 2/3% of the disinterested holders of our outstanding common stock. Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock. Warrants will become exercisable for our common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding warrants to purchase an aggregate of 5,838,333.5 shares of our common stock became exercisable on June 20, 2013, and will expire at 5:00 p.m., New York time, on May 21, 2018 or earlier upon redemption or liquidation. The exercise price of these warrants is $6.00 per one-half share, or $70.1 million in the aggregate for all shares underlying these warrants, assuming none of the warrants are exercised through “cashless” exercise. To the extent such warrants are exercised, additional shares of our common stock will be issued, which will result in dilution to the holders of common stock of the Company and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the documents incorporated by reference herein, contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Specifically, forward-looking statements may include statements relating to:

•	our future financial performance;

•	changes in the market for our products;

•	our expansion plans and opportunities; and

•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause our actual results, performance, or achievements to differ materially from any expected future results, performance, or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These risks and uncertainties include, but are not limited to:

•	the level of demand for our products;

•	competition in our markets;

•	our ability to grow and manage growth profitably;

•	our ability to access additional capital;

•	changes in applicable laws or regulations;

•	our ability to attract and retain qualified personnel;

•	the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties indicated in this prospectus supplement, including those under “Risk Factors.”

There is no assurance that our expectations will be realized. If one or more of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated, or projected. Such risks and uncertainties also include those set forth under “Risk Factors” herein and in the documents incorporated by reference herein. Our forward-looking statements speak only as of the time that they are made and do not necessarily reflect our outlook at any other point in time. Except as required by law or regulation, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or for any other reason.

MARKET PRICE OF OUR COMMON STOCK

Our common stock trades on the NASDAQ Global Market under the symbol “EVRY.” Prior to our initial public offering (“IPO”) and the first separation of our units, there was no public market for our common stock. As of September 9, 2013, there were approximately 28 holders of record of our common stock. The number of holders of record is based upon the actual number of holders registered at such date and does not include holders of shares in “street names” or persons, partnerships, associates, corporations, or other entities identified in security position listings maintained by depositories.

The table below sets forth for the periods indicated the high and low sales prices per share of our common stock reported on the NASDAQ since our IPO and the first separation of our units.

	Common Stock Price Range
	High	Low
2012
Second Quarter (beginning April 20, 2012)	$10.50	$9.51
Third Quarter	$9.65	$9.55
Fourth Quarter	$9.75	$9.65
2013
First Quarter	$9.89	$9.75
Second Quarter	$12.52	$9.33
Third Quarter (through September 12, 2013)	$13.74	$10.02

The last reported sale price of our common stock on September 12, 2013 was $12.85 per share.

USE OF PROCEEDS

All shares of our common stock offered by this prospectus supplement and the accompanying prospectus will be sold by the selling stockholders. We will not receive any proceeds from this offering. We will pay transaction expenses, other than the underwriting discounts and commissions, associated with the sale of shares of common stock by the selling stockholders estimated at $0.6 million.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2013. You should read the following table in conjunction with “Selected Historical and Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed combined financial statements and the related notes incorporated by reference into this prospectus supplement.

As of June 30, 2013
(dollars in thousands)

Cash	$559

Debt, including current portion:
Short-Term:
U.K. short-term borrowing(1)	1,572
Long-Term:
Term Loan	250,000
ABL revolving credit facility(2)	26,881
Note payable(3)	900
Capitalized Leases	313

Total debt, including current portion	279,666
Stockholders’ (deficit) equity	(53,597)

Total capitalization	$226,069

(1)	Consists of a Sterling-denominated borrowing facility to fund working capital requirements at our subsidiary operations in the United Kingdom.

(2)	Provides up to $50.0 million of borrowing capacity, subject to certain “borrowing base” limitations. As of June 30, 2013, we had additional borrowing capacity of $13.8 million. We use the ABL revolving credit facility primarily for seasonal borrowing purposes. Our borrowing needs are typically higher in the third quarter than in other periods.

(3)	Consists of a promissory note issued by Oneida to the Pension Benefit Guaranty Corporation, which is payable in equal installments annually over 10 years.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

The following table sets forth our selected historical and pro forma financial information as of the dates and for the periods indicated. The financial information for EveryWare as of and for the periods ended December 31, 2011 and 2012 has been derived from EveryWare’s audited financial statements for such periods, audited by BDO USA, LLP, independent registered public accountants, incorporated by reference in this prospectus supplement. The financial information for EveryWare as of June 30, 2013 and for the six months ended June 30, 2012 and 2013 has been derived from EveryWare’s unaudited financial statements for such periods, incorporated by reference in this prospectus supplement.

The unaudited pro forma financial information for the year ended December 31, 2011, gives effect to the November 2011 acquisition of Oneida by investment funds affiliated with Monomoy and the related debt refinancing as if these transactions had occurred on January 1, 2011. However, this unaudited pro forma information should not be relied upon as necessarily being indicative of the historical results that would have been obtained if the Oneida acquisition had actually occurred on that date. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the complete adjustments to the EveryWare financial statements for 2011 for purposes of preparing the unaudited pro forma financial information for 2011.

EveryWare acquired Oneida in November 2011, and Oneida and Anchor Holdings were integrated in a transaction between entities under common control under ASC 805, “Business Combinations,” in March 2012. EveryWare’s 2011 consolidated financial statements consist of Anchor Holdings’ results from January 1, 2011 to December 31, 2011 and Oneida’s results from November 1, 2011 to December 31, 2011, and EveryWare’s 2012 consolidated financial statements consist of the combined results of Anchor Holdings and Oneida from January 1, 2012 to December 31, 2012. As a result, EveryWare’s consolidated financial statements for the year ended December 31, 2012 are not comparable to EveryWare’s consolidated financial statements presented for the year ended December 31, 2011 without consideration of Oneida’s financial statements for the period from January 1, 2011 to October 31, 2011.

You should read the following selected financial information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes incorporated by reference in this prospectus supplement.

	Year Ended December 31,			Six Months Ended June 30,
	Actual 2011	Pro Forma 2011	Actual 2012	2012	2013
		(Unaudited)		(Unaudited)	(Unaudited)
	(dollars in thousands, except per share amounts)
Statements of Operations Information:
Total revenue(1)	$291,171	$417,115	$421,689	$194,760	$200,189
Cost of sales	239,404	314,936	315,609	139,310	146,211

Gross margin	51,767	102,179	106,080	55,450	53,978
Operating expenses:
Selling, distribution and administrative expense(2)	34,903	79,384	86,246	43,374	38,859
Restructuring expense(3)	–	–	612	–	(124)
(Gain) loss on disposal of assets(4)	(214)	(183)	114	160	–

Income from operations	17,078	22,978	19,108	11,916	15,243
Other (income)(5)	(1,337)	(2,326)	(2,523)	(1,584)	(1,237)
Other expense(6)	1,171	4,214	3,637	3,192	1,455
Interest expense including amortization of deferred finance costs(7)	6,794	13,335	22,536	13,414	16,788

(Loss) income before income taxes	10,450	7,755	(4,542)	(3,106)	(1,763)
Income tax (benefit) expense	2,929	5,353	(585)	595	240

Net (loss) income	$7,521	$2,402	$(3,957)	$(3,701)	$(2,003)

Statements of Cash Flows Information:
Net cash provided by(used in):
Operating activities	$19,089	–	$15,121	$(10,956)	$(29,232)
Investing activities	(16,129)	–	(16,553)	(8,547)	(9,306)
Financing activities	(3,448)	–	3,589	18,622	36,695

Other financial data:
Cash dividends(8)	$30,495	$–	$10,000	$10,000	$–
Cash dividends per share(8)	1,182	–	386	386	–
Capital expenditures	11,290	11,755	16,831	8,767	5,459
EBITDA(9)	25,024	34,046	32,591	17,293	22,896
Adjusted EBITDA(9)	35,913	47,975	54,887	26,573	27,476
Adjusted EBITDA Margin(10)	12.3%	11.5%	13.0%	13.6%	13.7%
Depreciation and Amortization	7,780	12,956	14,597	6,985	7,871

Balance Sheet Information (at period end):
Cash and cash equivalents	$973	$–	$2,672	$73	$559
Total assets	308,280	–	312,574	320,252	340,737
Total debt	169,206	–	183,089	198,108	279,666
Total stockholders’ equity	22,797	–	8,693	9,185	(53,597)

(1)	In EveryWare’s actual results of operations for 2011 (“2011 Actual”) and EveryWare’s results of operations for 2011 on an unaudited pro forma basis (“2011 Pro Forma”), includes a one-time $2.3 million charge related to a writedown of accounts receivable. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations.”

(2)

Includes $0.7 million of non-cash compensation expense in 2012 and $0.0 million and $0.8 million for the six months ended June 30, 2012 and 2013, respectively. Includes $1.8 million, $3.1 million, $2.6 million, $1.4 million and $1.1 million in management fees paid and expenses reimbursed to our equity sponsor for management services provided in each of 2011 Actual, 2011 Pro Forma, 2012 and the six months ended June 30, 2012 and 2013, respectively. Includes $3.2 million, $(0.4) million, $1.7 million, $1.2 million and $0.6 million of transaction fees and expenses in 2011 Actual, 2011 Pro Forma and 2012 and the six months ended June 30, 2012 and 2013, respectively, related to the Oneida Merger in 2011, the Anchor Merger in March 2012 and the business combination in May 2013. See note (8)(a) for a description of the aggregate of $2.0 million, $3.3 million, $6.9 million, $3.2 million and $1.2 million of costs in 2011 Actual, 2011 Pro Forma 2012, and the six months ended June 30, 2012 and 2013, respectively, primarily related to restructuring in connection with the Oneida Merger and the Anchor Merger.

(3)	Includes $0.8 million of costs in 2012 relating to the closure of EveryWare’s Niagara Falls, Canada distribution center, offset by a change in the estimate of unoccupied area in the Savannah, Georgia distribution center that resulted in a reduction of $0.2 million to the previous accrual. For the six months ended June 30, 2013, a change in the estimate of unused area in the Savannah, Georgia distribution resulted in a reduction of $0.1 million to the previous accrual.

(4)	EveryWare engages in the sale of certain assets from time to time, resulting in a (gain) or loss on such sale. Includes $0.2 million gain on sale of miscellaneous equipment in 2011 Actual and 2011 Pro Forma; and $0.1 million loss related to miscellaneous parcels of land in 2012.

(5)	Includes $0.4 million, $1.2 million, $1.6 million, $1.0 million and $0.5 million in foreign exchange gains in each of 2011 Actual, 2011 Pro Forma 2012 and the six months ended June 30, 2012 and 2013, respectively. The balance of approximately $0.9 million in each of 2011 Actual, 2011 Pro Forma and 2012, and approximately $0.5 million for the six months ended June 30, 2012 and 2013 relates to the amortization of a deferred gain on the sale-leaseback of the Lancaster, Ohio distribution center, which took place in 2009.

(6)	Includes $0.2 million, $1.1 million, $1.5 million, $0.9 million and $1.3 million in foreign exchange losses in each of 2011 Actual, 2011 Pro Forma 2012 and the six months ended June 30, 2012 and 2013, respectively. Also includes $0.9 million of fees related to the Anchor dividend recapitalization in 2011 Actual and 2011 Pro Forma; a $1.7 million sales tax accrual to adjust for potential exposure, a $0.4 million one-time write off unrealizable U.K. asset and a $0.1 million write-off of disputed freight claims in 2011 Pro Forma; and a $2.0 million prepayment fee to retire certain Anchor debt in connection with the Anchor Merger in 2012 and the six months ended June 30, 2012.

(7)	Includes the write-off of $0.4 million of deferred financing fees in 2011 Actual, $4.9 million in 2012, $4.9 million for the six months ended June 30, 2012 and $6.5 million for the six months ended June 30, 2013. In addition, includes a reduction of $0.7 million of deferred financing fees amortization and an additional $1.3 million of interest expense in 2011 Pro Forma.

(8)	In March 2012, in connection with the Anchor Merger, EveryWare refinanced its existing senior credit facilities and used a portion of the proceeds of the refinancing to pay a $10.0 million dividend to its stockholders. In 2011, a $30.5 million dividend recapitalization was executed. Cash dividends per share were calculated based on outstanding common shares of 25,794 and 25,802 at December 2011 and 2012, respectively.

(9)

EBITDA is defined as net income (loss) before interest, income taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus restructuring expenses, certain acquisition/merger-related transaction fees, inventory adjustments, management fees and reimbursed expenses paid to our equity sponsor, and certain other adjustments described below that management believes are not representative of its core operating performance. EveryWare believes that EBITDA and Adjusted EBITDA provide useful information to management and investors regarding certain financial and business trends relating to EveryWare’s financial condition and results of operations. EveryWare’s management uses EBITDA and Adjusted EBITDA to compare the company’s performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, and for budgeting and planning purposes. These measures are used in monthly financial reports prepared for management and EveryWare’s board of directors. EveryWare believes that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the company’s financial measures with other consumer products companies, many of which present similar non-GAAP financial measures to investors. Management of EveryWare does not consider EBITDA or Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of EBITDA and Adjusted EBITDA is that they exclude significant expenses and income that are required by GAAP to be recorded in the company’s financial statements. In addition, Adjusted EBITDA is subject to inherent limitations as it reflects the exercise of judgments by management about which expenses and income are excluded or included in determining Adjusted EBITDA. In order to compensate for these limitations, management presents EBITDA and Adjusted EBITDA in connection with GAAP results. You should review the reconciliation of net income (less) to EBITDA and Adjusted EBITDA below, and not rely on any single financial measure to evaluate EveryWare’s business. The following is a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA:

	Year Ended December 31,			Six Months Ended June 30,
	Actual 2011	Pro Forma 2011	Actual 2012	2012	2013
	(dollars in thousands)
Net income (loss)	$7,521	$2,402	$(3,957)	$(3,701)	$(2,003)
Interest expense	6,794	13,335	22,536	13,414	16,788
Income tax provision	2,929	5,353	(585)	595	240
Depreciation and amortization	7,780	12,956	14,597	6,985	7,871

EBITDA	25,024	34,046	32,591	17,293	22,896
Restructuring expense(a)	2,001	3,298	6,877	3,214	1,170
Acquisition/merger-related transaction fees(b)	3,200	1,377	3,685	3,108	820
Inventory writedown(c)	1,906	3,343	2,498	1,324	658
Management fees(d)	1,834	3,084	2,594	1,394	1,140
Other(e)	1,948	2,827	1,247	240	792

Adjusted EBITDA(f)	$35,913	$47,975	$49,492	$26,573	$27,476

(a)	Includes restructuring expenses and various professional and consulting services in connection with the identification and implementation of synergies and cost improvements, executive recruiting expense related to management changes, including hiring bonuses, and severance costs. See notes (2) and (3) above. In 2011 Actual, 2011 Pro Forma, 2012 and the six months ended June 30, 2012, restructuring expenses were driven primarily by the Oneida Merger and the Anchor Merger. For the six months ended June 30, 2013, restructuring expenses were driven primarily by the Business Combination. For 2011 Actual, restructuring expenses primarily include (i) $1.1 million of third-party professional fees related to the Oneida Merger and various consulting engagements, (ii) $0.3 million of expenses reimbursed to our equity sponsor for management services provided, (iii) $0.3 million of executive recruiting costs, (iv) $0.2 million of fees related to the closure of a New Jersey office and (v) $0.1 million of fees related to distribution center consolidation projects. For 2011 Pro Forma, restructuring expenses incremental to 2011 Actual include (i) $0.7 million of severance, (ii) a $0.3 million write-off from a prior foreign exchange valuation for the U.K. business and (iii) $0.2 million of fees related to a U.K. store closure. For 2012 Actual, restructuring expenses consisted primarily of (i) severances of $2.4 million, (ii) expenses reimbursed to our equity sponsor for management services provided of $1.7 million, (iii) third-party professional fees related primarily to the Oneida Merger and accompanying value creation plan of $1.3 million, (iv) executive recruiting costs of $0.8 million, (v) restructuring expenses described in note (3) above and (vi) fees related to distribution center consolidation projects of $0.1 million. For the six months ended June 30, 2013, includes (i) $0.5 million of various professional and consulting services in connection with the identification and implementation of synergies and cost improvements and (ii) $0.5 million of severance costs and $0.6 million of severance costs. For the six months ended June 30, 2012, includes (i) $1.8 million of various professional and consulting services in connection with the identification and implementation of synergies and cost improvements, respectively, and (ii) $1.4 million of severance costs.

(b)	Includes transaction fees and expenses in 2011 Actual, 2011 Pro Forma and 2012 related to the Oneida Merger in 2011 and the Anchor Merger in March 2012. For Actual 2011, acquisition/merger-related transaction fees include (i) $3.6 million of Oneida acquisition expenses, (ii) a ($1.6) million reversal for the cancellation of the Oneida retiree life insurance liability, and (iii) $1.2 million of fees related to the Anchor dividend recapitalization, of which $0.9 million is included in Other expense (see note (6) above) and $0.3 million is included in Selling, distribution and administrative expense (see note (2) above). For 2011 Pro Forma, acquisition/merger-related fees included (i) a ($1.6) million reversal for the cancellation of the Oneida retiree life insurance liability, (ii) a $1.7 million sales tax accrual to adjust for potential exposure (see note 6 above), (iii) $1.0 million of fees related to the Anchor dividend recapitalization and (iv) $0.2 million of Oneida acquisition expenses. For Actual 2012, acquisition/merger-related transaction fees included (i) $1.7 million of merger-related expenses, employee sales bonuses and severance expense and (ii) a $2.0 million prepayment fee to retire certain Anchor debt in connection with the Anchor Merger. See notes (2) and (6) above. For the six months ended June 30, 2013, includes $0.8 million of expenses related to the Business Combination with ROI, including employee bonuses. For the six months ended June 30, 2012, includes $0.7 million of employee bonuses related to the Oneida Merger in November of 2011, $0.4 million of transaction fees and expenses related to the Anchor Merger in March of 2012 and early repayment penalty of $2.0 million related to Anchor’s state debt.

(c)	Inventory writedown represents adjustments for FIFO inventory valuations, lower-of-cost-or-market valuations and the increase (decrease) in the obsolete inventory reserve, which is a component of cost of sales.

(d)	Represents management fees and reimbursed expenses paid to Monomoy for management services provided, to the extent not added back as a restructuring expense or acquisition/ merger-related transaction fees. See notes (2) and (6) above.

(e)

Primarily represents foreign exchange gains and losses, a one-time writedown of accounts receivable, gains and losses on the disposal of fixed assets and non-cash compensation expense, when applicable. See notes (1), (2), (4), (5) and (6) above. In addition, Other includes: (i) in 2011 Pro Forma, a $0.6 million increase in the environmental reserve, $0.1 million of one-time IT implementation costs and $0.2 million of environmental consulting fees; and (ii) in 2012, a $0.3 million increase in the environmental reserve. For the six months ended June 30, 2013, includes $0.7 million of foreign exchange losses and $0.08 million of non-cash compensation expense. For the six months ended June 30, 2012, includes $0.04 million of foreign exchange losses and $0.2 million of loss on fixed assets.

(f)	Excludes pro forma adjustments for 2012 that were set forth in the proxy statement relating to certain pro forma cost savings for cost improvements implemented in 2012 related to the integration of the Oneida and Anchor businesses, the impact of out-of-the-money natural gas hedges and estimated public company expenses. Please refer to the proxy statement for additional information about these pro forma adjustments.

(10)	Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of total revenue.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following management’s discussion and analysis together with “Selected Historical and Pro Forma Financial Information” and our financial statements and the related notes incorporated by reference in this prospectus supplement. Our historical audited consolidated financial statements are included in our definitive proxy statement/prospectus filed pursuant to Rule 424(b)(5) with the SEC on May 10, 2013, and our historical unaudited consolidated financial statements are included in our Quarterly Report on Form 10-Q for the six months ended June 30, 2013 filed with the SEC on August 14, 2013. This discussion contains forward-looking statements about our business, operations and industry that involve risks and uncertainties, such as statements regarding our plans, objectives, expectations and intentions. Our future results and financial condition may differ materially from those currently anticipated by us as a result of the factors described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

EveryWare is a leading global marketer of tabletop and food preparation products for the consumer and foodservice markets. We operate our business in four segments: consumer, foodservice, specialty and international. International includes all countries in which we operate other than the U.S. and Canada.

We offer a comprehensive line of over 9,000 tabletop, food preparation and specialty glass products, such as bakeware, beverageware, serveware, storageware, flatware, dinnerware, crystal, banquetware and hollowware; premium spirit bottles; cookware; gadgets; candle and floral glass containers; and other kitchen products. We market our products globally under our iconic, internationally-recognized brand names ONEIDA®, Anchor Hocking®, Sant’ Andrea®, OneidaCraft®, Anchor®, Anchor Home Collection®, FireKing®, Delco®, Rego® and Buffalo China®. In addition, in Europe and Australia we market our products under the Viners™, Mermaid™ and George Wilkinson™ brands and in Latin America under the W.A. Rogers™, Anchor Hocking®, ONEIDA® and Ana Maria Braga™ brands, among other regional and licensed brands in the geographic areas we service. Our diverse customers range from Fortune 500 companies to medium- and small-sized companies in over 65 countries, including widely recognized names such as Wal-Mart, Target, Crate and Barrel, Publix, Bed, Bath & Beyond, Canadian Tire, John Lewis, Tesco, El Puerto de Liverpool, Fiesta Americana, Hyatt, Marriott, United Airlines, Royal Caribbean Cruise Lines, Darden Restaurants, Edward Don and Constellation Brands. We believe we have manufacturing capabilities to produce the most diverse line of glassware products in the U.S. glassware industry and that our ample capacity and yield differentiate us in terms of product cost, efficiency, flexibility, scale and quality. We are not dependent on any particular country for our sourcing needs and source our products from China, Vietnam, Thailand, Indonesia, Mexico, Germany and Austria.

Basis of Presentation

Unless the context otherwise requires, “we,” “us,” “our,” “EveryWare” and the “Company” refer to the combined company and its subsidiaries, “ROI” refers to the registrant prior to the closing and “Former EveryWare” refers to the former EveryWare Global, Inc. before it became our wholly owned subsidiary upon the closing.

Oneida Acquisition

On November 1, 2011, Universal Tabletop, Inc. (“Universal”), a subsidiary of EveryWare, acquired 100% of Oneida’s capital stock in a reverse subsidiary merger transaction (the “Oneida Merger”). At the time of the Oneida Merger, Monomoy Capital Partners II, L.P. (“MCP II”) owned all of the outstanding equity of EveryWare. The Oneida Merger was accounted for as a business combination using the purchase method of accounting, with the purchase price allocated to the net assets acquired (assets acquired less liabilities assumed) based on estimated acquisition date fair values. The purchase price paid by Universal to acquire Oneida and related purchase accounting adjustments resulted in a new basis of accounting for the successor entity.

Combination of Anchor Hocking and Oneida

On March 23, 2012, Anchor Holding Inc. (“Anchor Holdings”) merged into EveryWare (the “Anchor Merger”). An affiliate of MCP II owned approximately 93% of the outstanding Anchor equity interests at the time of the Anchor Merger. The Anchor Merger was considered a transaction between entities under common control of Monomoy Capital Management under ASC 805, Business Combinations. As a result, the Anchor Merger did not result in a new basis of accounting and the assets and liabilities of Anchor Holdings, and Oneida Ltd. (“Oneida”), an indirect wholly-owned subsidiary of EveryWare, were reflected at historical cost. Although Anchor Hocking was not the legal acquirer, it was treated as the acquiring entity for accounting purposes. EveryWare’s audited 2012 financial statements reflect the combined activity from Oneida and Anchor for the full year ended December 31, 2012 and EveryWare’s unaudited financial statements for the three and six month periods ended June 30, 2012 reflect the combined activity from Oneida and Anchor for the entire three and six month periods, respectively.

Business Combination with ROI

On May 21, 2013, we completed a business combination (the “Business Combination”) between ROI Acquisition Corp. (“ROI”) and EveryWare Global, Inc. (“Former EveryWare”). As part of the Business Combination, Former EveryWare became a wholly-owned subsidiary of ROI and then converted to a limited liability company and ROI changed its name to EveryWare Global, Inc. In connection with the closing, we redeemed a total of 4,679,627 shares of common stock pursuant to the terms of our pre-merger charter, resulting in a total payment to redeeming stockholders of $46.7 million. In the Business Combination, we paid the following consideration to the former equity holders of Former EveryWare: (i) $90.0 million in aggregate cash consideration, (ii) 12,190,000 shares of common stock and (iii) 3,500,000 additional shares of common stock that are subject to forfeiture in the event that the trading price of our common stock does not exceed certain price targets subsequent to the closing (the “Earnout Shares”). Additionally, the sponsors of ROI hold 267,380 and 284,091 Earnout Shares that vest at $12.50 and $15.00, respectively, under the same conditions as the Earnout Shares issued to the Former EveryWare stockholders. Subsequent to June 30, 2013, on July 15, 2013, 1,000,000 of the Earnout Shares vested due to the trading price of the Company’s common stock exceeding $11.00 per share for the required period. On August 5, 2013, 1,517,380 of the Earnout Shares vested due to the trading price of the Company’s common stock exceeding $12.50 per share for the required period.

Management has concluded that Former EveryWare was the accounting acquirer based on its evaluation of the facts and circumstances of the acquisition, and has accounted for the Business Combination as a recapitalization. See Note (2) to our Unaudited Condensed Consolidated Financial Statements incorporated by reference in this prospectus supplement.

In connection with the closing, we entered into an amendment to our Warrant Agreement , which reduced by 50% the number of shares of common stock for which the warrants are exercisable (so that each warrant is exercisable for one-half share instead of one share), with the warrant price being reduced proportionately to $6.00 per half share, provided that each warrant would be entitled to receive a cash distribution of $0.50 per warrant as soon as reasonably practicable following the closing of the Business Combination, and made certain other amendments. In addition, we issued as aggregate of 1,650,000 shares of common stock at a price of $10.00 per share to Clinton Magnolia Master Fund, Ltd. and one of our affiliates.

Recent Strategic Events

On December 31, 2012, our agreement with Productos Inoxidables Para La Industria S.A. DE C.V. (“Prodinox”) expired. Under the terms of former agreement with Prodinox, we licensed the Oneida® and W.A. Rogers® brands for the retail channel in the Mexican market to Prodinox. As a consequence of the Prodinox agreement expiring, we are transitioning this business in-house and we intend to actively market and sell our formerly licensed brands directly in the retail sales channel in Mexico.

On June 18, 2013, the Company completed the acquisition of the Samuel Groves and George Wilkinson business divisions of Metalrax Housewares Limited (“Metalrax”), a U.K. housewares manufacturer and distribution company, for approximately $3.5 million. This transaction meets the definition of a business combination under the Financial Accounting Standards Board’s (FASB) Accounting Standard Codification (ASC) 805, Business Combinations, (ASC 805). The results of operations from the period of acquisition through the end of the reporting period have been reflected in earnings for the three and six month periods ended June 30, 2013.

Valuations for the intangible assets, property, plant and equipment and inventory have not yet been completed as of the reporting date. We engaged a third party to perform a formal valuation of the intangible assets The financial statements reflect our preliminary estimate of the valuation of the inventory, property plant and equipment and intangible assets we acquired in the transaction. The Company’s estimates have been included in the consolidated balance sheet at June 30, 2013. This acquisition is immaterial to the Company’s consolidated financial statements.

On July 22, 2013, we entered into a licensing agreement with Ana Maria Braga in Brazil. Our agreement with Ms. Braga permits EveryWare products to be branded and sold under the well-known Ana Maria Braga™ brand name and establishes a foothold for us in the Brazilian tabletop market. Ms. Braga is a popular television personality in Brazil with strong brand recognition and a large following on both television and online.

Factors that Impact Operating Results

Oneida Merger Impacts Period to Period Comparability

Our 2011 statement of operations reflects the combined results of Oneida for the period from November 1, 2011 to December 31, 2011 and Anchor Holdings for the full year ending December 31, 2011. As a result, our 2011 audited results of operations are not comparable to our 2012 results of operations, which reflect the results of both Oneida and Anchor Holdings for a full year.

Macroeconomic Factors Impacting Revenue

EveryWare’s operations and financial performance are directly impacted by changes in the retail and foodservice industries, which in turn are impacted by changes in the global economy. The retail and foodservice industries are directly affected by general economic factors including recession, inflation, deflation, new home sales and housing starts, levels of disposable income, consumer credit availability, consumer debt levels, unemployment trends and other matters that influence consumer spending. Any significant downturn in the global economy may significantly lower consumer discretionary spending, which may in turn lower the demand for EveryWare’s products, particularly in EveryWare’s consumer segment.

In particular, demand for our consumer products is correlated to the strength of the housing industry because consumers are more likely to purchase tabletop, food preparation and pantry products in connection with purchasing a new home. When home sales and housing starts are weak, demand for our products can be adversely affected. Expenditures in the foodservice industry are also affected by discretionary spending levels and may decline during a general economic downturn. Hotels, airlines and restaurants are less likely to invest in new flatware, dinnerware, barware, hollowware and banquetware when there is a slowdown in their industry. For example, demand for EveryWare’s products in both the retail and foodservice businesses, which are critical to EveryWare’s success, was significantly impacted by the global economic recession in 2008 and 2009. During the recession, restaurants delayed capital expenditures, which we believe will create significant pent-up demand as the restaurant industry continues to recover.

Recent Trends

Market conditions in North America have gradually improved in 2013. Leading industry indicators in all of our markets demonstrate a strong growth trajectory and steady recovery from the 2009 global recession; however, the continued stagnant economic conditions in Western Europe presents challenges to achieving our growth goals in our International segment. Volume growth in the consumer and foodservice segments and lower input cost contributed to our improved performance in the first half of 2013. Although leading economic indicators have been on the rise, we believe that we are experiencing a timing lag in our Consumer and Foodservice segments. For the second half of 2013, we anticipate an increase in volumes versus the prior year, reflecting modest economic growth benefiting from the stabilization of the housing market and favorable economic conditions generally. We continue to manage our cost structure and leverage our global footprint in an effort to improve profitability for the year.

Key Components of EveryWare’s Consolidated Statements of Operations

Revenues. We derive our revenue from the sale of tabletop, food preparation, specialty glass products and license fees. Net sales represent total charges to customers, excluding rebates, allowances, charge-backs and other credits and include freight charged to customers as applicable. Our license revenue results from royalty payments from licensing our ONEIDA® brand to third-parties, with the majority of our license revenue coming from one licensee, Robinson Home Products, Inc. See note (3) to the Unaudited Condensed Consolidated Financial Statements incorporated by reference in this prospectus supplement for a description of our revenue recognition policies.

Wholesale revenues are recognized when title passes and the risks and rewards of ownership have transferred to the customer, based on the shipping terms FOB shipping point pursuant to our invoice. Retail store revenues are recognized at the time of sale. Amounts charged to customers for shipping are recognized in revenues. We have established an allowance for merchandise returns and rebates based on historical experience, product sell-through performance by product and by customer, current and historical trends in the tableware industry and changes in demand for its products. A returns reserve is accrued for the estimated sales value of the projected merchandise returns less the estimated related cost of sales. Rebate allowances are estimated and deducted from revenue at the time that revenue is recognized.

Revenue “excluding currency fluctuations” in this Management’s Discussion & Analysis of Financial Condition and Results of Operations is calculated by translating current period results in local currency using the currency conversion rate from the comparable prior period in the prior year. This approach is used for countries where the functional currency is the local country currency. This information is provided so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates, thereby facilitating period-to-period comparisons of business performance.

Costs and Expenses. Cost of sales includes product costs such as products purchased for resale, material costs such as raw materials and supplies, direct and indirect labor and overhead, and freight costs to the extent not charged to customers. Purchasing, receiving and inspection costs are considered cost of sales. Cost of sales also includes license fees paid to owners of intellectual property used in the Company’s products, and royalty payments or commissions paid to secure product design rights. Gross margin is total revenues less cost of sales.

Operating expenses include selling, distribution and administrative expense, restructuring expenses and (gain) loss on disposal of assets. Selling, distribution and administrative expense includes selling, distribution and administrative salaries and expenses, as well as related employee benefits and travel expenses, promotional expenses, operating supplies in distribution, warehousing costs, advertising costs, professional fees, transaction costs and management fees.

Results of Operations

The table below sets forth EveryWare’s actual results of operations for 2011 (“2011 Actual”), 2011 Pro Forma, 2012 and the six month periods ended June 30, 2013 and 2012.

	Year ended December 31,			Six Months ended June 30,
	2011 Actual	2011 Pro Forma	2012	2012	2013
	(dollars in thousands)
Statements of Operations Information:
Total revenue	$291,171	$417,115	$421,689	$194,760	$200,189
Cost of sales	239,404	314,936	315,609	139,310	146,211

Gross margin	51,767	102,179	106,080	55,450	53,978
Operating expenses:
Selling, distribution and administrative expense	34,903	79,384	86,246	43,374	38,859
Restructuring and other expense	–	–	612	–	(120)
(Gain) loss on disposal of assets	(214)	(183)	114	160	(4)

Total operating expenses	34,689	79,201	86,972	43,534	38,735
Income from operations	17,078	22,978	19,108	11,916	15,243
Other (income)	(1,337)	(2,326)	(2,523)	(1,584)	(1,237)
Other expense	1,171	4,214	3,637	3,192	1,455
Interest expense including amortization of deferred finance costs	6,794	13,335	22,536	13,414	16,788

(Loss) income before income taxes	10,450	7,755	(4,542)	(3,106)	(1,763)
Income tax (benefit) expense	2,929	5,353	(585)	595	240

Net (loss) income	$7,521	$2,402	$(3,957)	$(3,701)	$(2,003)

EBITDA(1)	$25,024	$34,046	$32,591	$17,293	$22,896
Adjusted EBITDA(1)	$35,913	$47,975	$49,492	$26,573	$27,476

(1)	For a reconciliation from our net (loss) income to EBITDA and Adjusted EBITDA, see the reconciliation table below.

The table below sets forth EveryWare’s results of operations for 2011 Actual, 2011 Pro Forma, 2012 and the six month periods ended June 30, 2013 and 2012 as a percentage of total revenue.

	Year ended December 31,			Six Months ended June 30,
	2011 Actual	2011 Pro Forma	2012	2012	2013
Statements of Operations Information:
Total revenue	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	82.2	75.5	74.8	71.5	73.0

Gross margin	17.8	24.5	25.2	28.5	27.0
Operating expenses:
Selling, distribution and administrative expense	12.0	19.0	20.5	22.3	19.4
Restructuring and other expense	–	–	0.1	–	–
(Gain) loss on disposal of assets	–	–	–	0.1	(0.1)

Total operating expenses	12.0	19.0	20.6	22.4	19.3
Income from operations	5.8	5.5	4.6	6.1	7.6
Other (income)	(0.5)	(0.6)	(0.6)	(0.8)	(0.6)
Other expense	0.4	1.0	0.9	1.6	0.7
Interest expense including amortization of deferred finance costs	2.3	3.2	5.3	6.9	8.4

(Loss) income before income taxes	3.6	1.9	(1.0)	(1.6)	(0.9)
Income tax (benefit) expense	1.0	1.3	(0.1)	0.3	0.1

Net (loss) income	2.6%	0.6%	(0.9)%	(1.9)%	(1.0)%

EBITDA Margin(1)	8.6%	8.2%	7.7%	8.9%	11.4%
Adjusted EBITDA Margin(1)	12.3%	11.5%	11.7%	13.6%	13.7%

(1)	For a reconciliation from our net (loss) income to EBITDA and Adjusted EBITDA, see the reconciliation table below.

EBITDA is defined as net income (loss) before interest, income taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus certain restructuring expenses, certain acquisition/merger-related transaction fees, inventory adjustments, management fees and reimbursed expenses paid to our equity sponsor, and certain other adjustments for foreign exchange gains and losses and non-cash compensation expense that management believes are not representative of our core operating performance.

We believe that EBITDA and Adjusted EBITDA provide useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations. Our management uses EBITDA and Adjusted EBITDA to compare our performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, and for budgeting and planning purposes. These measures are used in monthly financial reports prepared for management and our board of directors. We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with other consumer products companies, many of which present similar non-GAAP financial measures to investors. Management does not consider EBITDA or Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of EBITDA and Adjusted EBITDA is that they exclude significant expenses and income that are required by GAAP to be recorded in the company’s financial statements. In addition, Adjusted EBITDA is subject to inherent limitations as it reflects the exercise of judgments by management about which expenses and income are excluded or included in determining Adjusted EBITDA. In order to compensate for these limitations, management presents EBITDA and Adjusted EBITDA in connection with GAAP results. You should review the reconciliation of net income (less) to EBITDA and Adjusted EBITDA below, and not rely on any single financial measure to evaluate EveryWare’s business.

The table below sets forth reconciliation of net income to EBITDA and Adjusted EBITDA for 2011 Actual, 2011 Pro Forma, 2012 and the six months ended June 30, 2013 and 2012:

	Year Ended December 31,			Six Months ended June 30,
	2011 Actual	2011 Pro Forma	2012	2012	2013
	(dollars in thousands)
EBITDA Reconciliation
Net (Loss) Income	$7,521	$2,402	$(3,957)	$(3,701)	$(2,003)
Interest expense, net	6,794	13,335	22,536	13,414	16,788
Income taxes	2,929	5,353	(585)	595	240
Depreciation and Amortization	7,780	12,956	14,597	6,985	7,871

EBITDA	$25,024	$34,046	$32,597	$17,293	$22,896
Restructuring(a)	2,001	3,298	6,877	3,214	1,170
Acquisition/merger-related transaction fees(b)	3,200	1,377	3,685	3,108	820
Inventory writedown(c)	1,906	3,343	2,498	1,324	658
Management fees(d)	1,834	3,084	2,594	1,394	1,140
Other(e)	1,948	2,827	1,247	240	792

Adjusted EBITDA(f)	$35,913	$47,975	$49,492	$26,573	$27,476

(a)	Includes restructuring expenses and various professional and consulting services in connection with the identification and implementation of synergies and cost improvements, executive recruiting expense related to management changes, including hiring bonuses, and severance costs. See notes (2) and (3) to the table set forth under “Selected Historical and Pro Forma Financial Information.” In 2011 Actual, 2011 Pro Forma, 2012 and the six months ended June 30, 2012, restructuring expenses were driven primarily by the Oneida Merger and the Anchor Merger. For the six months ended June 30, 2013, restructuring expenses were driven primarily by the Business Combination. For 2011 Actual, restructuring expenses primarily include (i) $1.1 million of third-party professional fees related to the Oneida Merger and various consulting engagements, (ii) $0.3 million of expenses reimbursed to our equity sponsor for management services provided, (iii) $0.3 million of executive recruiting costs, (iv) $0.2 million of fees related to the closure of a New Jersey office and (v) $0.1 million of fees related to distribution center consolidation projects. For 2011 Pro Forma, restructuring expenses incremental to 2011 Actual include (i) $0.7 million of severance, (ii) a $0.3 million write-off from a prior foreign exchange valuation for the U.K. business and (iii) $0.2 million of fees related to a U.K. store closure. For 2012 Actual, restructuring expenses consisted primarily of (i) severances of $2.4 million, (ii) expenses reimbursed to our equity sponsor for management services provided of $1.7 million, (iii) third-party professional fees related primarily to the Oneida Merger and accompanying value creation plan of $1.3 million, (iv) executive recruiting costs of $0.8 million, (v) restructuring expenses described in note (3) to the table set forth under “Selected Historical and Pro Forma Financial Information” and (vi) fees related to distribution center consolidation projects of $0.1 million. For the six months ended June 30, 2013, includes (i) $0.5 million of various professional and consulting services in connection with the identification and implementation of synergies and cost improvements and (ii) $0.6 million of severance costs. For the six months ended June 30, 2012, includes (i) $1.8 million of various professional and consulting services in connection with the identification and implementation of synergies and cost improvements, respectively, and (ii) $1.4 million of severance costs.

(b)	Includes transaction fees and expenses in 2011 Actual, 2011 Pro Forma and 2012 related to the Oneida Merger in 2011 and the Anchor Merger in March 2012. For Actual 2011, acquisition/merger-related transaction fees include (i) $3.6 million of Oneida acquisition expenses, (ii) a $(1.6) million reversal for the cancellation of the Oneida retiree life insurance liability, and (iii) $1.2 million of fees related to the Anchor dividend recapitalization, of which $0.9 million is included in Other expense (see note (6) to the table set forth under “Selected Historical and Pro Forma Financial Information”) and $0.3 million is included in Selling, distribution and administrative expense (see note (2) to the table set forth under “Selected Historical and Pro Forma Financial Information”). For 2011 Pro Forma, acquisition/merger-related fees included (i) a $(1.6) million reversal for the cancellation of the Oneida retiree life insurance liability, (ii) a $1.7 million sales tax accrual to adjust for potential exposure (see note 6 to the table set forth under “Selected Historical and Pro Forma Financial Information”), (iii) $1.0 million of fees related to the Anchor dividend recapitalization and (iv) $0.2 million of Oneida acquisition expenses. For Actual 2012, acquisition/merger-related transaction fees included (i) $1.7 million of merger-related expenses, employee sales bonuses and severance expense and (ii) a $2.0 million prepayment fee to retire certain Anchor debt in connection with the Anchor Merger. See notes (2) and (6) to the table set forth under “Selected Historical and Pro Forma Financial Information”. For the six months ended June 30, 2013, includes $0.8 million of expenses related to the Business Combination with ROI, including employee bonuses. For the six months ended June 30, 2012, includes $0.7 million of employee bonuses related to the Oneida Merger in November of 2011, $0.4 million of transaction fees and expenses related to the Anchor Merger in March of 2012 and early repayment penalty of $2.0 million related to Anchor’s state debt.

(c)	Inventory writedown represents adjustments for FIFO inventory valuations, lower-of-cost-or-market valuations and the increase (decrease) in the obsolete inventory reserve, which is a component of cost of sales.

(d)	Represents management fees and reimbursed expenses paid to Monomoy for management services provided, to the extent not added back as a restructuring expense or acquisition/ merger-related transaction fees. See notes (2) and (6) to the table set forth under “Selected Historical and Pro Forma Financial Information.”

(e)	Primarily represents foreign exchange gains and losses, a one-time writedown of accounts receivable, gains and losses on the disposal of fixed assets and non-cash compensation expense, when applicable. See notes (1), (2), (4), (5) and (6) to the table set forth under “Selected Historical and Pro Forma Financial Information.” In addition, Other includes: (i) in 2011 Pro Forma, a $0.6 million increase in the environmental reserve, $0.1 million of one-time IT implementation costs and $0.2 million of environmental consulting fees; and (ii) in 2012, a $0.3 million increase in the environmental reserve. For the six months ended June 30, 2013, includes $0.7 million of foreign exchange losses and $0.08 million of non-cash compensation expense. For the six months ended June 30, 2012, includes $0.04 million of foreign exchange losses and $0.2 million of loss on fixed assets.

(f)	Excludes pro forma adjustments for 2012 that were set forth in the proxy statement relating to certain pro forma cost savings for cost improvements implemented in 2012 related to the integration of the Oneida and Anchor businesses, the impact of out-of-the-money natural gas hedges and estimated public company expenses. Please refer to the proxy statement for additional information about these pro forma adjustments.

2011 Pro Forma Results of Operations

The table below sets forth EveryWare’s results of operations for 2011 on an unaudited pro forma basis (“2011 Pro Forma”) as if the Oneida Merger and the financing transaction in connection with the Oneida Merger occurred on January 1, 2011. The 2011 Pro Forma results of operations data represents the mathematical addition of the period January 1, 2011 to October 31, 2011, which is the period prior to its combination with EveryWare, and EveryWare’s 2011 historical results of operations, as adjusted to give effect to the acquisition of Oneida and the related debt refinancing as if they had occurred on January 1, 2011. The table also includes EveryWare’s actual results of operations for 2011 (“2011 Actual”), as well as Oneida’s actual results of operations for the period January 1, 2011 to October 31, 2011.

	EveryWare Actual January 1 to December 31, 2011	Oneida Actual January 1 to October 31, 2011	Combined January 1 to December 31, 2011	Pro Forma Adjustments(1)		EveryWare Pro Forma January 1 to December 31, 2011(2)
	(dollars in thousands)
Statements of Operations Information:
Total revenue	$291,171	$126,275	$417,446	$331	A	$417,115
Cost of sales	239,404	75,863	315,267	(331	)A	314,936

Gross margin	51,767	50,412	102,179	–		102,179
Operating expenses:
Selling, distribution and administrative expense	34,903	50,225	85,128	(5,744	)B, C, D, E	79,384
Restructuring expense	–	–	–	–		–
(Gain) loss on disposal of assets	(214)	31	(183)	–		(183)

Income from operations	17,078	156	17,234	5,744		22,978
Other income	(1,337)	(989)	(2,326)	–		(2,326)
Other expense	1,171	3,043	4,214	–		4,214
Interest expense including amortization of deferred finance costs	6,794	5,988	12,782	553	F	13,335

(Loss) income before income taxes	10,450	(7,886)	2,564	5,191		7,755
Income tax (benefit) expense	2,929	451	3,380	1,973	G	5,353

Net (loss) income	$7,521	$(8,337)	$(816)	$3,218		$2,402

(1)

Pro forma adjustments include [A] $(0.3) million adjustment to eliminate intercompany sales and cost of sales for the ten-month period ended October 31, 2011, [B] $(7.6) million adjustment to remove historical costs incurred to effectuate the Oneida Merger; [C] $(0.8) million adjustment for ten months of depreciation on fixed assets revalued to fair value; [D] $1.4 million adjustment to reflect ten months of amortization on intangible assets revalued to fair value; [E] $1.3 million adjustment for management fees that would have been paid commencing January 1, 2011; [F] $0.6 million adjustment for deferred financing fees and interest related to the debt refinancing on November 1, 2011 as if the indebtedness were incurred on January 1, 2011; and [G] $(2.0) million adjustment reflecting income tax for the period equal to the U.S. federal statutory tax rate plus an effective rate for U.S. state taxes, offset by federal benefit against the effective state tax rate.

(2)	The unaudited pro forma statement of operations information was prepared in accordance with Rule 11-02 of Regulation S-X as promulgated by the SEC.

Discussion of Results of Operations for the Six Months Ended June 30, 2013 vs. the Six Months Ended June 30, 2012

Consolidated Review

Total Revenue. Total revenue increased $5.4 million, or 2.8%, from $194.8 million for the six months ended June 30, 2012 to $200.2 million for the six months ended June 30, 2013 (an increase of 3.0% excluding the effects of currency fluctuation). The increase in total revenue was driven by increases in revenues in all of our segments. License fees for the six months ended June 30, 2013 decreased $0.2 million, from $3.4 million for the six months ended June 30, 2012 to $3.2 million for the six months ended June 30, 2013, due to the discontinuation of the licensing of the consumer business in Mexico.

Cost of Sales. Cost of sales increased 5.0% from $139.3 million for the six months ended June 30, 2012 to $146.2 million for the six months ended June 30, 2013. Cost of sales as a percentage of total revenue increased 1.5% from 71.5% for the six months ended June 30, 2012 to 73.0% for the six months ended June 30, 2013. This increase was primarily due to unfavorable factory variances of $0.7 million incurred in the second quarter of 2013 as a result of the planned Monaca maintenance shutdown, consisting primarily of lower wage absorption, additional depreciation expense ($0.5 million) related to the Monaca furnace rebuild that took place in the third quarter of last year, and a true up in medical and workers compensation claims. The increase in sales, a slight mix shift in the consumer and international segment and the impact of converting the consumer business in Mexico from a pure licensing model represented the balance. The increase was offset by more favorable factory spend variances during the six months ended June 30, 2013 compared to the comparable period of 2012.

Gross Margin. Gross margin as a percentage of net sales for the six months ended June 30, 2013 was 27.0% as compared to 28.5% for the six months ended June 30, 2012 primarily due to the previously mentioned Monaca plant shutdown as well as additional depreciation cost related to the Monaca furnace rebuild which took place in third quarter of last year. Additionally, there was a slight mix shift in the international segment combined with the impact of converting the consumer business in Mexico from a pure licensing model.

Operating Expenses. Total operating expenses decreased $4.8 million, or 11.0%, from $43.5 million for the six months ended June 30, 2012 to $38.7 million for the six months ended June 30, 2013, primarily due to the following:

•	Distribution expenses increased $0.1 million, or 2.2%, from $3.8 million for the six months ended June 30, 2012 to $3.9 million for the six months ended June 30, 2013, primarily due to the use of temporary labor for a repackaging project and addition of a second shift in the Savannah, Georgia distribution center, partially offset by efficiencies implemented in the Savannah, Georgia distribution center and lower depreciation of fixed assets.

•	Selling expenses increased $1.3 million, or 6.5%, from $20.6 million for the six months ended June 30, 2012 to $21.9 million for the six months ended June 30, 2013, primarily due to investments in marketing and personnel to support international growth and higher commission expenses driven by sales growth.

•

General and administrative expenses decreased $6.0 million, or 32.1%, from $18.8 million for the six months ended June 30, 2012 to $12.8 million for the six months ended June 30, 2013, primarily due to $1.4 million of synergies and cost savings following the merger of Oneida and Anchor Hocking and a decrease of $4.6 million of sponsor related fees, professional fees and fringe benefits. In the six months ended June 30, 2013, general and administrative expenses included $0.4 million of fees and expenses related to the Business Combination and $0.2 million of costs related to the acquisition of business units of Metalrax. In the six months ended June 30, 2012, general and administrative expenses included

$3.4 million of costs associated with the integration of Oneida and Anchor Hocking. General and administrative expenses for the six months ended June 30, 2013 and 2012 also included $1.2 million and $2.0 million, respectively, of fees paid to Monomoy prior to the Business Combination, which will not be incurred in future periods. Additionally, the restructuring accrual ($0.2 million) for unused space in the Savannah, Georgia distribution center was reversed in May 2013, as the facility is being fully utilized.

Income from Operations. Income from operations increased $3.3 million, from $11.9 million for the six months ended June 30, 2012 to $15.2 million for six months ended June 30, 2013. The increase was primarily due to a decrease in operating expenses as a result of the factors described above. Operating income as a percentage of net sales increased from 6.1% for the six months ended June 30, 2012 to 7.6% for the six months ended June 30, 2013.

Other Income. Other income was $1.6 million for the six months ended June 30, 2012 as compared to other income of $1.2 million for the six months ended June 30, 2013. For the six months ended June 30, 2012, other income consisted of exchange gains $1.0 million and amortization of deferred revenue related to Anchor’s sale-leaseback of $0.6 million. For the six months ended June 30, 2013, other income consisted of exchange gains $0.5 million, amortization of deferred revenue related to Anchor’s sale-leaseback of $0.6 million and an adjusted to disputed freight claims of $0.1 million.

Other Expense. Other expense was $3.2 million for the six months ended June 30, 2012 as compared to other expense of $1.5 million for the six months ended June 30, 2013. For the six months ended June 30, 2012, other expense consisted of $2.0 million of an early repayment penalty related to refinancing of the Anchor debt in March 2012, exchange losses of $0.9 million, amortization of a favorable lease of $0.1 million and legal expenses related to the Anchor Merger of $0.2 million. For the six months ended June 30, 2013 other expense consisted of exchange losses of $1.3 million, amortization of a favorable lease of $0.1 million and a franchise tax payment of $0.1 million.

Interest Expense. Interest expense increased $3.4 million, or 25.2%, from $13.4 million for the six months ended June 30, 2012 to $16.8 million for the six months ended June 30, 2013. In connection with the Business Combination, we refinanced our existing ABL and Term Loan agreements, resulting in the write-off of $6.5 million of deferred financing fees and payment of a prepayment premium of $1.3 million. In comparison, in connection with refinancing of the Anchor and Oneida debt in March 2012, we wrote off $4.9 million of deferred financing fees. The remainder of the increase in interest expense for the six months ended June 30, 2013 as compared to the same period of the prior year is attributable to higher debt balances following the Business Combination.

Income Tax Expense. Income tax expense decreased $0.4 million, or 59.5%, from $0.6 million for the six months ended June 30, 2012 to $0.2 million for the six months ended June 30, 2013. The actual consolidated effective tax rate for the six months ended June 30, 2013 was (13.6%) versus (19.2%) for the six months ended June 30, 2012. We maintain a partial valuation allowance against our U.S. net deferred tax assets and a full valuation allowance against certain of our foreign subsidiaries’ net deferred tax assets. We do not expect to record any additional valuation allowance against our U.S. net deferred tax assets during 2013. We intend to maintain a full valuation allowance in certain foreign jurisdictions until positive evidence suggests the removal of part or all of the valuation allowance.

Net Loss. Net loss was $(2.0) million, or $(0.15) per basic and diluted share, for the six months ended June 30, 2013, as compared to a net loss of $(3.7) million, or $(0.30) per basic and diluted share, for the same period in the prior year. Net loss as a percentage of total revenue was (1.0%) for the six months ended June 30, 2013, compared to (1.9%) for the six months ended June 30, 2012. The decrease in net loss and in basic and diluted net loss per share is attributable to the factors discussed above for the quarter.

EBITDA and Adjusted EBITDA. EBITDA increased $5.6 million, from $17.3 million for the six months ended June 30, 2012 to $22.9 million for the six months ended June 30, 2013. As a percentage of total revenue,

EBITDA increased from 8.9% for the six months ended June 30, 2012 to 11.4% for the six months ended June 30, 2013. The increase in EBITDA was primarily due to decreases in operating expenses discussed above, partially offset by the decrease in gross margin discussed above.

Adjusted EBITDA increased $0.9 million, from $26.6 million for the six months ended June 30, 2012 to $27.5 million for the six months ended June 30, 2013. As a percentage of total revenue, Adjusted EBITDA increased from 13.6% for the six months ended June 30, 2012 to 13.7% for the six months ended June 30, 2013. The increase in Adjusted EBITDA was primarily due to increase in EBITDA for the reasons described above, partially offset by the add-back in the second quarter of 2012 of the early repayment penalty and higher acquisition-related expenses relating to the merger of Anchor and Oneida as compared to lower expenses added back relating to the Business Combination in the second quarter of 2013.

Segment Review

The following table summarizes net sales and segment contribution by operating segments for the six months ended June 30, 2013 and 2012. Segment contribution is defined as segment income before taxes before unallocated manufacturing costs, unallocated selling, distribution and administrative costs, other income (expense) and interest income. See the Unaudited Condensed Consolidated Financial Statements incorporated by reference in this prospectus supplement for a reconciliation of total segment contribution to (loss) income before taxes.

	Six Months ended June 30,
	2012	2013
	(dollars in thousands)
Net Sales
Consumer	$64,740	$65,067
Foodservice	64,292	65,078
Specialty	46,199	48,826
International	16,124	17,996

Total Segment net sales	191,355	196,967
License fees	3,405	3,222

Total Segment Revenues	$194,760	$200,189

Segment contribution before unallocated costs
Consumer	9,261	7,170
Foodservice	14,601	16,833
Specialty	6,520	6,681
International	2,930	1,059

Total Segment Contribution	$33,312	$31,743

Segment Revenues. Within our business segments, revenues for the six months ended June 30, 2013 compared to the six months ended June 30, 2012 were as follows:

•	Consumer—Consumer segment revenues increased $0.3 million, or 0.5%, from $64.7 million for the six months ended June 30, 2012 to $65.0 million for the six months ended June 30, 2013. The increase is primarily the result of a large order from a new customer and an increase in shipments to one of our largest customers partially offset by product mix.

•	Foodservice—Foodservice segment revenues increased $0.8 million, or 1.2%, from $64.3 million for the six months ended June 30, 2012 to $65.1 million for the six months ended June 30, 2013. The increase was primarily the result of new business from an existing customer ($1.0 million) and an increase in sales to restaurants ($1.8 million), partially offset by a sales decrease due to non-recurring orders in 2012 ($1.8 million).

•	Specialty—Specialty segment revenues increased $2.6 million, or 5.7%, from $46.2 million for the six months ended June 30, 2012 to $48.8 million for the six months ended June 30, 2013, primarily due to a substantial increase in volumes due to new business, additional volume to existing customers and to a lesser degree pricing increases we were able to secure with our key Specialty segment customers.

•	International—International segment revenues increased $1.9 million, or 11.6%, from $16.1 million for the six months ended June 30, 2012 to $18.0 million for the six months ended June 30, 2013. The increase was primarily due to consumer shipments in Mexico ($0.4 million), an increase in glass exports ($1.5 million) and increased volume in the U.K. ($0.8 million), partially offset by a decrease in shipments to Asia, as international segment revenues for the six months ended June 30, 2012 benefitted from a large hotel opening ($0.7 million).

Segment Contribution. Within our business segments, segment contribution for the six months ended June 30, 2013 compared to the six months ended June 30, 2012 were as follows:

•	Consumer—Consumer segment contribution decreased $2.1 million from $9.3 million for the six months ended June 30, 2012 to $7.2 million for the same period in 2013. Excluding consumer related license fee income of $3.2 million and $3.4 million for the six months ended June 30, 2013 and 2012, respectively, the consumer segment contribution as a percentage of segment sales was 6.1% for the six months ended June 30, 2013 and 9.1% for the same period of 2012. The decrease in segment contribution margin for the six months ended June 30, 2013 as compared to the same period of the prior year was primarily due changes in product mix.

•	Foodservice—Foodservice segment contribution increased $2.2 million, from $14.6 million for six months ended June 30, 2012 to $16.8 million for the same period in 2013. Foodservice segment contribution as a percentage of segment sales was 25.9% and 22.7%, for the six months ended June 30, 2013 and 2012, respectively. The increase in segment contribution margin is primarily due to price increases that took effect during the first quarter of 2013, as well as favorable changes in customer and product mix, the consolidation of the distribution facilities for Anchor and Oneida into a single point of distribution and a reduction in direct selling expenses.

•	Specialty—Specialty segment contribution increased slightly for the six months ended June 30, 2013 to $6.7 million, from $6.5 million for the same period in 2012. Specialty segment contribution as a percentage of segment sales was 13.7% and 14.1% for the six months ended June 30, 2013 and 2012, respectively. The small decrease in contribution margin is primarily due to an increase in direct selling costs.

•	International—International segment contribution decreased $1.8 million from $2.9 million for the six months ended June 30, 2012 to $1.1 million for the same period in 2013. The decrease is primarily due to changes in product mix of $0.9 million. In addition, the glass export channel, which experienced a higher volume of sales in the six months ended June 30, 2013, received a corresponding higher volume of rebates. In addition, in Mexico, our consumer business has not yet offset the decline in quarter over quarter license revenue of $0.1 million as we continue our transition from a licensed consumer channel to an in-house channel in this market. As the consumer business in Mexico continues to scale in the second half of the year, we expect a more modest impact on gross margin as we build the consumer business Mexico. Additionally, continued investment in our international segment has resulted in higher direct selling of $0.8 million.

Discussion of Results of Operations for 2012 vs. 2011 Actual and 2011 Pro Forma

Consolidated Review

Total Revenue. Total revenue was $421.7 million in 2012, compared to $291.2 million in 2011 Actual. The increase was primarily due to only two months of Oneida financial results being included in 2011 Actual.

Total revenue increased $4.6 million, or 1.1%, from $417.1 million in 2011 Pro Forma to $421.7 million in 2012. The increase in total revenue was driven by increases in revenues in all of our segments.

Cost of Sales. Cost of sales increased from $239.4 million in 2011 Actual to $315.6 million in 2012. The increase is primarily due to only two months of Oneida financial results being included in 2011 Actual.

Cost of sales increased slightly, from $314.9 million in 2011 Pro Forma to $315.6 million in 2012, or 75.5% and 74.8% of net sales in 2011 Pro Forma and 2012, respectively. See related discussion below surrounding gross margin and segment contribution.

Gross Margin. Gross margin as a percentage of sales increased from 17.8% in 2011 Actual to 25.2% in 2012. This increase is again primarily due to only two months of Oneida activity being included in 2011 Actual (at margins of approximately 40.9%).

Gross margin as a percentage of sales increased from 24.5% in 2011 Pro Forma to 25.2% in 2012. The increase from the prior year was primarily due to the 2011 charge related to a $2.3 million one-time write down of consumer accounts receivable in 2011. Additionally, gross margin increases were recognized in 2012 in the foodservice segment due to price increases implemented during 2012.

Operating Expenses. Total operating expenses were $34.7 million in 2011 Actual compared to $87.0 million in 2012. The increase was primarily due to only two months of Oneida financial results being included in 2011 Actual. Warehousing and other distribution network costs were $7.5 million of total operating expense in 2012 and $1.6 in 2011 Actual, primarily due to Oneida being included for only two months of 2011 Actual. Total operating expenses increased $7.8 million, or $9.8%, from $79.2 million in 2011 Pro Forma to $87.0 million in 2012 primarily due to the following:

•	Selling, distribution and administrative expenses increased from $79.4 million for 2011 Pro Forma to $86.2 million in 2012, or 19.0% to 20.5% of total revenue, respectively. The increase was primarily due to $4.3 million of the Anchor Merger related transaction expenses incurred during 2012 (this amount is included in the Adjusted EBITDA reconciliation in the “Selected Historical and Pro Forma Financial Information”). Additionally, there were approximately $0.7 million of increased selling expenses as a result of new product marketing investments and increased travel expenses.

•	Restructuring and other operating expenses: EveryWare recognized a loss of $0.1 million in 2012 on the sale of a vacant parcel of land, as well as restructuring charges of $0.6 million related to the Niagara Falls, Canada warehouse closure and a change in estimate to adjust for estimated future economic benefit of unused space at the Savannah, Georgia distribution center. In 2011, EveryWare recognized a gain of $0.2 million, primarily on the sale of equipment and an impairment charge of $0.1 million on leasehold improvements related to the closing of a retail store.

As a result of the Business Combination, EveryWare expects to incur increased incremental general and administrative expenses in 2013 attributable to operating as a publicly-traded company, including annual and quarterly reporting, Sarbanes-Oxley Act compliance expenses, expenses associated with listing on the NASDAQ Stock Market, increased compensation expense, increased auditor, legal fees and investor relations expenses, registrar and transfer agent fees, director and officer liability insurance costs, and director compensation.

Income from Operations. Income from operations increased from $17.1 million in 2011 Actual to $19.1 million in 2012. Income from operations decreased $3.9 million, or 16.8%, from $23.0 million in 2011 Pro Forma to $19.1 million in 2012. The decrease was primarily the result of pro forma adjustments outlined above due to the Oneida Merger. Operating income as a percentage of sales decreased from 5.9% to 4.6% from 2011 Actual to 2012 and decreased as a percentage of sales from 5.5% to 4.6% from 2011 Pro Forma to 2012.

Other (Income) Expense. Other income was $2.3 million in 2011 Pro Forma compared to other income of $2.5 million in 2012. Other expense was $4.2 million in 2011 Pro Forma compared to $3.6 million in 2012. Other income and other expense categories primarily consist of unrealized gains and losses on foreign currency transactions, as well as 2011 accrued expenses for prior years sales tax obligations.

Interest Expense. Interest expense, including amortization of deferred financing fees, increased from $6.8 million in 2011 Actual to $22.5 million in 2012. Interest expense increased $9.2 million, or 69.2%, from $13.3 million in 2011 Pro Forma to $22.5 million in 2012. The increase in 2012 interest expense is primarily due to the March 2012 debt refinancing in connection with the Anchor Merger, which resulted in incremental borrowings and the write-off of Oneida’s and Anchor’s respective deferred finance fees (approximately $4.9 million in aggregate).

Income Tax Expense. Income tax expense was $2.9 million in 2011 Actual compared to income tax benefit of $0.6 million in 2012. Our effective tax rate for 2012 was 12.9% compared to 28.0% for 2011 Actual. The decrease in the tax rate in 2012 compared to 2011 Actual is primarily the result of a change from a full valuation allowance against our U.S. net deferred tax assets to a partial valuation allowance and incremental permanent income tax benefits not realized in 2011. Our 2011 Pro Forma income tax expense was $5.4 million or 69%, and increased compared to 2012 primarily because of the full valuation allowance recognition in the U.S. in 2011.

Net Income. Net income decreased from $7.5 million in 2011 Actual to a net loss of $4.0 million in 2012. Net income decreased $6.4 million from net income of $2.4 million in 2011 Pro Forma to a net loss of $4.0 million in 2012.

EBITDA and Adjusted EBITDA. EBITDA increased $7.6 million, from $25.0 million for 2011 Actual to $32.6 million for 2012. As a percentage of total revenue, EBITDA decreased from 8.6% for 2011 Actual to 7.7% for 2012. The increase in EBITDA was primarily due to an increase in gross margin and the 2011 Actual Anchor dividend recapitalization, partially offset by the investments to support our international growth during 2012, 2012 GAAP restructuring expenses and the 2012 early repayment penalty. 2011 Actual includes only two months of Oneida financial results. EBITDA decreased $1.4 million, from $34.0 million for 2011 Pro Forma to $32.6 million for 2012. As a percentage of total revenue, EBITDA decreased from 8.2% for 2011 Pro Forma to 7.7% for 2012. The decrease in EBITDA was primarily due to 2011 Pro Forma expense adjustments, which negated Oneida Merger related expenses, 2012 GAAP restructuring expenses and the 2012 early repayment penalty, partially offset by an increase in gross margin in 2012, 2011 Pro Forma sales tax accrual and 2011 Pro Forma fees related to the Anchor dividend recapitalization.

Adjusted EBITDA increased $13.6 million, from $35.9 million for 2011 Actual to $49.5 million for 2012. As a percentage of total revenue, Adjusted EBITDA decreased from 12.3% for 2011 Actual to 11.7% for 2012. The increase in Adjusted EBITDA was primarily due to an increase in gross margin, partially offset by an increase in investments to support our international growth. 2011 Actual includes only two months of Oneida financial results. Adjusted EBITDA increased $1.5 million, from $48.0 million for 2011 Pro Forma to $49.5 million for 2012. As a percentage of total revenue, Adjusted EBITDA increased from 11.5% for 2011 Pro Forma to 11.7% for 2012. The increase in Adjusted EBITDA was primarily due to an increase in gross margin, partially offset by an increase in investments to support our international growth.

Segment Review

The following table summarizes net sales and segment contribution by operating segments for 2012, 2011 Actual 2011 and 2011 Pro Forma. Segment contribution is defined as segment income before taxes, unallocated manufacturing costs, unallocated selling, distribution and administrative costs, other income/ expenses and interest income. See footnote 14 to EveryWare’s audited financial statements incorporated by reference in this prospectus supplement for a reconciliation of total segment contribution to (loss) income before taxes.

	Oneida Actual January 1, 2011 to October 31, 2011 2011	EveryWare
		2011 Actual	EveryWare 2011 Pro Forma(1)	2012
	(dollars in thousands)
Net Sales
Consumer	$12,260	$144,404	$156,664	$160,684
Foodservice	87,478	44,405	131,883	133,238
Specialty	–	88,726	88,726	89,345
International	20,411	12,294	32,705	31,515

Total Segment net sales	120,149	289,829	409,978	414,782
License fees	5,795	1,342	7,137	6,907

Total Segment Revenues	$125,944	$291,171	$417,115	$421,689

Segment contribution before unallocated costs
Consumer	8,305	19,855	28,160	33,484
Foodservice	18,375	11,797	30,172	35,543
Specialty	–	12,715	12,715	12,946
International	3,431	2,833	6,264	5,377

Total Segment Contribution	$30,111	$47,200	$77,311	$87,350

(1)	The 2011 Pro Forma data represents the mathematical addition of the Oneida ten months ending on October 31, 2011 period and the EveryWare 2011 Actual period. There are no other adjustments necessary to give effect to the acquisition of Oneida and the related debt refinancing as if it has occurred on January 1, 2011.

Segment Revenues. Within our business segments, revenues for 2012 compared to 2011 were as follows:

•	Consumer—Consumer segment revenues increased from $144.4 million for 2011 Actual to $160.7 million for 2012. Consumer segment revenues increased $4.0 million, or 2.6%, from $156.7 million in 2011 Pro Forma to $160.7 million in 2012. The increase was primarily the result of a $2.3 million one-time charge to write down accounts receivable in 2011 and an increase in sales during 2012 to mass merchants and close-out customers.

•	Foodservice—Foodservice segment revenues increased from $44.4 million in 2011 Actual to $133.2 million for 2012. Foodservice segment revenues increased $1.4 million, or 1.0%, from $131.9 million in 2011 Pro Forma to $133.2 million in 2012. The increase was primarily the result of price increases implemented during 2012.

•	Specialty—Specialty segment revenues increased from $88.7 million for 2011 Actual to $89.3 million for 2012. Specialty segment revenues increased $0.6 million, or 0.7%, from $88.7 million in 2011 Pro Forma to $89.3 million for 2012. The increase was primarily due to increased shipments to the Company’s candle glass customers partially offset by decreases to direct sell customers.

•	International—International segment revenues increased from $12.3 million in 2011 Actual to $31.5 million in 2012. International segment revenues decreased by $1.2 million, or 3.6%, from $32.7 million in 2011 Pro Forma to $31.5 million in 2012, primarily due to a decrease in sales in the U.K. as a result of the closure of three retail stores in 2011. The 2011 retail store closures were related to under performing store locations in the U.K. market.

Segment Contribution. Within our business segments, segment contribution for 2012 compared to 2011 was as follows:

•	Consumer—Consumer segment contribution was $19.9 million in 2011 Actual compared to $33.5 million in 2012. The Consumer segment contribution increased $5.3 million, or 18.9%, from $28.2 million in 2011 Pro Forma to $33.5 million in 2012. Excluding consumer related license fee income included in the consumer segment contribution of $6.9 million, $1.3 million and $7.1 million in 2012, 2011 Actual, and 2011 Pro Forma, respectively, the consumer segment contribution as a percentage of related sales was 16.5% in 2012, 12.9% in 2011 Actual and 13.4% in 2011 Pro Forma. The increase in margins from 2011 Pro Forma to 2012 related to the accounts receivable adjustment of $2.3 million in 2011 discussed above.

•	Foodservice—Foodservice segment contribution was $11.8 million in 2011 Actual compared to $35.5 million in 2012. The foodservice segment contribution increased $5.4 million, or 17.8%, from $30.2 million in 2011 Pro Forma to $35.5 million in 2012. Foodservice segment contribution as a percentage of sales was 26.7% in 2012, 26.6% in 2011 Actual and 22.9% in 2011 Pro Forma. The increase primarily related to price increases that took effect during the first quarter of 2012.

•	Specialty—Specialty segment contribution increased $0.2 million, or 1.8%, from $12.7 million in both 2011 Actual and 2011 Pro Forma to $12.9 million in 2012. Specialty segment business activity is mainly derived from the Anchor business and was not affected by Oneida activity in 2011 Pro Forma. Specialty segment contribution as a percentage of sales was 14.5% in 2012, 14.3% in 2011 Actual and in 2011 Pro Forma.

•	International—International segment contribution was $2.8 million in 2011 Actual compared to $5.4 million in 2012. The international segment contribution decreased $0.9 million, or 14.2%, from $6.2 million in 2011 Pro Forma to $5.4 million in 2012. International segment contribution as a percentage of net sales was 17.1% for 2012, 23.0% for 2011 Actual and 19.2% for 2011 Pro Forma. The decrease as a percentage of net sales from 2011 Pro Forma to 2012 was primarily due to shifts in product and customer mix in the U.K. market in 2012.

Selected Quarterly Financial Data (Unaudited)

The following tables set forth unaudited quarterly statement of income data for all quarters of 2012 and 2013. We have prepared the statement of income data for each of these quarters on the same basis as the audited financial statements included elsewhere in this prospectus supplement and, in the opinion of our management, each statement of operations includes all adjustments, consisting solely of normal recurring adjustments, necessary for the fair presentation of the results of operations for these periods. This information should be read in conjunction with the audited financial statements included elsewhere in this prospectus supplement. These quarterly operating results are not necessarily indicative of our operating results for any future period.

	Quarter ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013	June 30, 2013
	(dollars in thousands)
Results of Operations Data:
Total Revenue	$96,395	$98,365	$103,369	$123,560	$99,339	$100,849
Cost of sales	71,352	67,957	80,603	95,697	73,504	72,706

Gross profit	25,043	30,408	22,766	27,863	25,835	28,143
Operating expenses
Selling, general and administrative	22,603	20,772	20,497	22,374	20,528	18,331
Restructuring Costs	–	–	257	355	–	(120)
(Gain) loss on disposal of assets	160	–	(49)	3	–	(4)

Income before other income (expense)	2,280	9,636	2,061	5,131	5,307	9,936
Other (income) expenses
Other (income)	(813)	(598)	(730)	(382)	–	(1,237)
Other expenses	595	2,422	330	290	69	1,386
Interest expense including amortization of deferred finance costs	9,819	3,595	4,492	4,630	4,139	12,649

Income (loss) before income taxes	(7,321)	4,217	(2,031)	593	1,099	(2,862)
Income tax expense (benefit)	(1,040)	1,635	(519)	(661)	902	(662)

Net income (loss)	$(6,281)	$2,582	$(1,512)	$1,254	$197	$(2,200)

Liquidity and Capital Resources

Our primary source of liquidity is cash flows from operations and borrowing availability under our ABL facility. Our primary uses of cash are working capital requirements, capital expenditures and debt service requirements. At June 30, 2013, we had cash of $0.6 million and $13.8 million of unused availability remaining under our ABL facility. At June 30, 2013, we had outstanding ABL facility borrowings of $26.9 million subject to variable interest rates at a weighted average rate of 2.55% and outstanding letters of credit issued under the facility of $9.3 million. Through June 30, 2013 we have spent $5.5 million on capital expenditures, primarily relating to growth initiatives and required reinvestment at our manufacturing facilities. Currently, our ABL facility has a maximum commitment from our lenders of $50.0 million. We may request an increase in the commitments under our ABL facility up to $75.0 million in the aggregate, at the discretion of our lenders and subject to borrowing base limitations under the ABL facility, which would provide additional liquidity if obtained. Based on our operating plans and current forecast for the remainder of 2013, we anticipate that cash flows from operations and borrowing capacity under our ABL facility will provide sufficient funds to meet our ongoing liquidity needs. We paid dividends to our equity holders of $10.3 million in the first half of 2012. We do not currently anticipate paying dividends.

Indebtedness

On May 21, 2013 in connection with the Business Combination, our subsidiary Universal Tabletop (“Universal”) refinanced substantially all of the existing long term debt obligations of Anchor Hocking, LLC and Oneida Ltd. into a new $250.0 million term loan facility (the “term loan”) and entered into a second amendment to the existing ABL revolving credit facility (the “ABL facility”), which has a maximum commitment of $50.0 million. We use the ABL revolving credit facility primarily for seasonal borrowing purposes. Our borrowing needs are typically higher in the third quarter than in other periods.

The following table is a summary of our debt outstanding as of June 30, 2013 and December 31, 2012 (dollar amounts in thousands):

	Interest Rate	Maturity Date	December 31, 2012	June 30, 2013
			(dollars in thousands)
Short Term Debt Instrument
U.K. short term borrowing	Floating	Annual renewal	$1,248	$1,572
Long Term Debt Instruments
Universal Term Loan	Floating	May 2020	$–	$250,000
Universal ABL revolving credit facility	Floating	May 2018	–	26,881
Universal Term Loan	5.00%	Refinanced on May 21, 2013	145,000	–
Universal revolving credit facility	Floating	Refinanced on May 21, 2013	35,175	–
Note payable—PBGC	4.50%	December 31, 2015	1,200	900
Capitalized Leases	Various fixed		466	313

Total Long-Term Debt			181,841	278,094
Less: Current Portion			(10,774)	(2,783)

Long-Term Debt			$171,067	$275,311

Term Loan Credit Agreement

On May 21, 2013, Anchor Hocking, LLC (“Anchor”), an indirect wholly-owned subsidiary of EveryWare, and Oneida (together with Anchor, the “Borrowers”), entered into a term loan agreement, by and among the Borrowers, Universal Tabletop, Inc. (“Holdings”), a subsidiary of EveryWare, LLC, as a guarantor, each lender from time to time party thereto and Deutsche Bank AG New York Branch, as administrative agent. The term loan agreement provides for a seven-year $250.0 million term loan. The term loan agreement also permits the Borrowers to raise one or more incremental term loan facilities in an aggregate amount of up to $50.0 million if the consolidated first lien net leverage ratio, after giving effect to such incremental term loan facility, does not exceed 3.50:1.00, subject to certain other limitations and conditions.

Anchor and Oneida are co-borrowers under the term loan. Pursuant to a guarantee and collateral agreement, dated as of May 21, 2013, borrowings under the term loan are guaranteed, subject to certain customary exceptions and limitations, by Holdings and Anchor’s and Oneida’s wholly-owned domestic subsidiaries and are secured by substantially all of Anchor’s and Oneida’s and such guarantors’ assets on a first-priority basis, other than those assets that secure the ABL facility (as described below), as to which the term loan lenders have a second-priority security interest.

Borrowings under the term loan bear interest at a rate equal to (i) in the case of base rate loans, a rate equal to the greatest of (a) the prime rate in effect on such day, (b) the federal funds effective rate in effect on such day plus 1/2 of 1% and (c) the Eurodollar rate for a one-month interest period plus 1.00% (provided that the base rate will be deemed to be not less than 2.25%), plus a margin of 5.25%, or (ii) in the case of Eurodollar loans, a Eurodollar rate equal to (a) LIBOR divided by (b) one minus an applicable reserve requirement (subject to a LIBOR floor of 1.25% per annum), plus a margin of 6.25%.

The term loan agreement contains, among other terms, covenants and events of default customary for similar transactions.

In addition, the term loan agreement contains a maximum net leverage ratio financial covenant and minimum interest coverage ratio financial covenant. The maximum net leverage ratio financial covenant requires Holdings to maintain a maximum consolidated leverage ratio (as calculated in accordance with the term loan agreement) as of the last day of any fiscal quarter beginning with the quarter ending September 30, 2013.

Beginning with the quarter ending	Maximum consolidated leverage ratio
September 30, 2013	5.25:1.00
December 31, 2013	5.25:1.00
March 31, 2014	5.00:1.00
June 30, 2014	5.00:1.00
September 30, 2014	5.00:1.00
December 31, 2014	4.75:1.00
March 31, 2015	4.75:1.00
June 30, 2015	4.50:1.00
September 30, 2015	4.50:1.00
December 31, 2015	4.25:1.00
March 31, 2016	4.25:1.00
June 30, 2016	4.00:1.00
September 30, 2016	4.00:1.00
December 31, 2016 and thereafter	3.75:1.00

The minimum interest coverage ratio financial covenant requires Holdings to maintain a consolidated interest coverage ratio (as calculated in accordance with the term loan agreement) beginning with the quarter ending September 30, 2013 of not less than 2.25:1.00.

Asset-Based Revolving Credit Facility

On May 21, 2013, the Borrowers entered into a second amended and restated loan and security agreement (the “ABL agreement”) by and among the Borrowers, Holdings, as a guarantor, each wholly-owned domestic subsidiary of the Borrowers party thereto, as guarantors (together with Holdings, the “Guarantors”), each lender from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent for the lenders. The ABL agreement provides for a five-year asset-based revolving credit facility (the “ABL Facility”) in an aggregate principal amount of up to $50.0 million (as may be increased from time to time, the “maximum revolver amount”), subject to the borrowing base limitation described below. Up to an aggregate of $20.0 million will be available to the Borrowers for the issuance of letters of credit, which reduce availability under the ABL Facility. The ABL agreement also provides for borrowings on same-day notice, referred to as “swingline loans.” Borrowing of a swingline loan will reduce availability under the ABL facility. The Borrowers may request to increase the maximum revolver amount in increments of not less than $5.0 million not more than three times during the term of the ABL agreement, so long as the maximum size of the ABL Facility does not exceed $75.0 million. Any such increase in the maximum revolver amount will be at the discretion of the lenders and certain other eligible lenders and will be subject to the borrowing base limitation described below.

Anchor and Oneida are co-borrowers under the ABL Facility. Borrowings under the ABL Facility are guaranteed, subject to certain customary exceptions and limitations, by Holdings and Anchor’s and Oneida’s wholly-owned domestic subsidiaries and are secured by certain of Anchor’s and Oneida’s and such guarantors’ assets on a first-priority basis, other than those assets that secure the term loan.

The aggregate amount of revolving loans permitted to be made to the Borrowers under the ABL Facility may not exceed a borrowing base consisting of: (a) the lesser of (i) the maximum revolver amount, and (ii) the sum of certain eligible accounts receivable and certain eligible inventory (which eligible inventory shall not exceed 70% of the maximum revolver amount), minus (b) certain availability reserves which the administrative agent or the collateral agent deems necessary, including reserves for any amounts which either agent or any lender may be obligated to pay in the future for the account of any Borrower and, if and when availability is less than $10.0 million, reserves determined by the agents in respect of certain cash management and/or hedging obligations then outstanding.

Borrowings under the ABL Facility bear interest at a rate equal to (i) in the case of base rate loans, a rate equal to the greatest of (a) the prime rate in effect on such day, (b) the federal funds effective rate in effect on such day plus 1/2 of 1% and (c) the LIBO rate for a one-month interest period plus 1.00%, plus the applicable margin, or (ii) in the case of LIBO rate loans, a LIBO rate equal to (a) LIBOR divided by (b) one minus an applicable reserve requirement, plus the applicable margin. The applicable margin is based upon the quarterly average availability under the ABL Facility for the immediately preceding three month period as follows:

Tier	Quarterly Average Availability	Applicable LIBO Rate Margin	Applicable Base Rate Margin
1	Greater than $25.0 million	1.50%	0.50%
2	Greater than $12.5 million but less than $25.0 million	1.75%	0.75%
3	Less than $12.5 million	2.00%	1.00%

The ABL agreement contains, among other terms, covenants and events of default customary for similar transactions. These covenants include limitations on the following: (i) incurrence of indebtedness; (ii) liens; (iii) restricted junior payments (including dividends, redemptions and voluntary payments on certain debt); (iv) restrictions on subsidiary distributions; (v) investments, mergers and acquisitions; (vi) sales of assets (including subsidiary interests); (vii) transactions with affiliates and (viii) changes in control. In addition, the ABL agreement contains a springing fixed charge coverage ratio financial covenant. If adjusted availability (plus certain qualified cash) under the ABL Facility is below 12.5% of the maximum amount at such time, Holdings and its subsidiaries will be required to comply with a minimum fixed charge coverage ratio of 1.0:1.0.

The Borrowers will pay an unused line fee to the lenders under the ABL agreement equal to 0.3125% per annum times the amount by which the maximum revolver amount exceed the average daily outstanding amount of loans and the average daily undrawn face amount of outstanding letters of credit under the ABL facility.

The Borrowers will pay a letter of credit fee to the lenders under the ABL agreement equal to the applicable margin on LIBO rate loans multiplied by the undrawn face amount of each letter of credit, and a fronting fee equal to 0.125% per annum on the dollar equivalent of the amount of each letter of credit outstanding during the previous quarter.

Restrictions on Dividends

Restrictions imposed by our subsidiary’s debt facilities significantly restrict us from paying dividends with cash generated from our operations. Under the agreements governing the term loan and ABL facility, Universal is restricted from paying dividends or making distributions to us, subject to certain exceptions. Accordingly, our ability to obtain cash to pay dividends is generally subject to the same limitations.

PBGC Promissory Note

On September 15, 2006, Oneida issued a $3.0 million promissory note to the Pension Benefit Guaranty Corporation (PBGC) payable in equal installments annually over 10 years. At June 30, 2013, $0.9 million was outstanding on the promissory note. Interest with respect to the promissory note is paid annually at a rate of 4.5%.

U.K. Short Term Borrowing

We maintain a Sterling-denominated borrowing facility to support working capital requirements at our U.K. subsidiary operations. This facility is collateralized by U.K. subsidiary trade accounts receivable. The advance rate is 80% of eligible trade accounts receivable with a maximum borrowing limit £1.4 million ($2.1 million). Assuming there is no event of default, the facility automatically renews annually. Interest on the facility is 2.40% margin plus Barclays Bank base rate (0.50% at June 30, 2013). As of June 30, 2013, borrowings outstanding under the facility were £1.0 million ($1.6 million). A separate agreement with Barclays Bank provides for a standby letter of credit facility of up to £0.2 million ($0.3 million). As of June 30, 2013, £0.2 million ($0.3 million) of standby letters of credit were issued to beneficiaries under this facility.

Off-balance Sheet Transactions

As of June 30, 2013, we did not have any “off-balance sheet arrangements” (as such term is defined in Item 303 of Regulation S-K) that could have a current or future effect on our financial condition, changes in financial condition, net sales or expenses, results of operations, liquidity, capital expenditures or capital resources.

Discussion of Cash Flows for the Six Months Ended June 30, 2013 vs. Cash Flows for the Six Months Ended June 30, 2012

The table below sets forth our cash flow from operating, investing and financing activities in the periods presented:

	Six months ended June 30,
	2012	2013
	(dollars in thousands)
Statement of Cash Flows Information
Cash flows (used in) operating activities	$(10,956)	$(29,232)
Net cash (used in) investing activities	(8,547)	(9,306)
Net cash provided by financing activities	18,622	36,695
Effect of exchange rate exchanges	(19)	(270)

Net (decrease) in cash	$(900)	$(2,113)

Net cash used in operating activities was $(29.2) million for the six months ended June 30, 2013, compared to cash used in operating activities of $(11.0) million for the six months ended June 30, 2012. The decrease in cash provided by operating activities versus the prior year is primarily due to the increased inventory levels of $11.3 million over the same period in the prior year. We invested in higher inventory levels in anticipation of the growth in our business that we are expecting in the second half of the year, especially in our international segment. We have also built inventory in the first half of 2013 in anticipation of our factory shutdowns in July. Additionally trade receivables were $5.7 million higher compared to the prior year.

Net cash used in investing activities was $(9.3) million for the six months ended June 30, 2013, compared to net cash used of $(8.5) million for the six months ended June 30, 2012. Cash used in investing activities represents spending on capital projects, primarily at Anchor manufacturing facilities. During the six months ended June 30, 2013 we spent $5.5 million on capital expenditures versus $8.8 million in the same period in the prior year. For the six months ended June 30, 2013 we used $3.5 million of cash in connection with the acquisition of Metalrax and made advances under a note receivable due from a non-affiliate of $0.4 million.

Net cash provided by financing activities was $36.7 million for the six months ended June 30, 2013, compared to net cash provided by financing activities of $18.6 million for the six months ended June 30, 2012. Net cash provided by financing activities for the six months ended June 30, 2013 included the following activities in connection with the Business Combination: (i) borrowings of $250.0 million under our new term loan;

(ii) receipt of $16.5 million from the issuance of common stock; (iii) repayment of $145.2 million of long-term debt, (iv) redemption of $46.7 million of shares of common stock; and (v) the payment of $90.0 million of cash consideration to the equityholders of Former EveryWare. Cash provided by financing activities for the six months ended June 30, 2012 included (i) a dividend to equityholders of $10.3 million and (ii) refinancing of our indebtedness in connection with the Anchor Merger, including borrowings of $150.0 million and repayment of $104.0 million of indebtedness.

Discussion of Cash Flows for 2012 vs. Cash Flows for 2011

The table below sets forth Everyware’s cash flow from operating, investing and financing activities in the periods presented:

	Year Ended December 31,
	2011	2012
	(dollars in thousands)
Cash flows from operating activities	$19,089	$15,121
Cash flows from investing activities	(16,129)	(16,553)
Cash flows from financing activities	(3,448)	(3,589)

Total	$(488)	$2,157

Net cash provided by operating activities was $15.1 million for 2012, compared to cash provided by operating activities of $19.1 million for 2011. The decrease in cash provided by operating activities versus the prior year is primarily due to $0.6 million of restructuring expenses incurred in 2012, $0.7 million of transaction costs incurred in connection with the Company’s debt refinancing in 2012 and the timing of collections on accounts receivable and payments to vendors, partially offset by $2.0 million of expenses incurred in the prior year related to the Oneida Merger.

Net cash used in investing activities was $16.6 million for 2012, compared to net cash used of $16.1 million for 2011. The additional cash used in investing activities versus the prior year was attributed to capital projects, primarily at Anchor manufacturing facilities.

Net cash provided by financing activities was $3.6 million for 2012, compared to net cash used in financing activities of $3.5 million in 2011. The increase in cash provided by financing activities versus the prior year was related to the Company’s debt refinancing in 2012, compared to the expenses incurred in connection with the debt refinancing of only Anchor in September 2011 (which included a $30.5 dividend recapitalization), as well as a $5.8 million capital contribution received in 2011 to finance the Oneida acquisition.

Critical Accounting Estimates

The preparation of the consolidated financial statements requires our management to make judgments and assumptions, as well as make estimates, that have an impact on our earnings, expenses, assets and liabilities as well as on the disclosure of contingent liabilities. The uncertainty associated with these assumptions and estimates, however, may give rise to outcomes that might lead to substantial adjustments to the carrying amounts of the given assets or liabilities in future periods.

Allowance for Doubtful Accounts

We evaluate the adequacy of the allowance for doubtful accounts on a periodic basis. The evaluation includes historical trends in collections and write-offs, management’s judgment of the probability of collecting accounts and management’s evaluation of business risk. The evaluation is inherently subjective, as it requires estimates that are susceptible to revision as more information becomes available. Accounts are determined to be uncollectible when the balance is deemed to be worthless or only recoverable in part and are written off at that time through a charge against the allowance.

Allowance for Slow-Moving and Obsolete Inventory

We reduce our inventory value for the estimated obsolete and slow moving inventory in an amount equal to the difference between the cost of the inventory and the net realizable value based upon assumptions about future demand and market conditions.

Asset Impairment—Goodwill and Intangible Assets

Goodwill and intangible assets deemed to have an indefinite useful life are reviewed for impairment annually, or if there is a triggering event that may adversely affect the value of the asset. Goodwill is tested under a two-step approach. The first step requires the determination of the fair value of the reporting unit compared to the book value of that reporting unit. If the book value exceeds the fair value, a second step impairment test is required to measure the amount of impairment.

Intangible assets, including trademarks, tradenames, tradename licenses, customer relationships and technology, are also evaluated for impairment annually, or in the event of a triggering event.

The methodologies used to estimate fair value include but are not limited to the use of estimates and assumptions, including projected revenues, earnings and cash flows. The discounted cash flow model used to determine fair value for goodwill and intangible assets analysis is subject to discount rate and terminal cash flow assumptions. Significant changes in the estimates and assumptions used in calculating the fair value of the recoverability of goodwill and intangible assets or differences between actual results could result in impairment charges in the future.

Self-Insurance Reserves

We use self-insurance mechanisms to provide for potential liabilities related to certain casualty insurances and related employee healthcare benefits that are not covered by third-party insurance. In 2011 both Anchor and Oneida maintained various self-insurance plans related to group medical, short-term disability, workers’ compensation benefits and self-funded retentions on general liability policies. In May 2011 Oneida terminated its self-insured status for workers’ compensation in New York State and was fully insured for claims incurred post-termination. As of February 1, 2012, we no longer are self-insured for group medical, relative to Oneida employees, and have changed coverage to a premium plan with a third-party provider. We continue to maintain self-insurance coverage related to certain Anchor casualty insurance programs, including workers’ compensation and general liability, along with employee healthcare benefits.

Although we believe that the estimated liabilities for self-insurance are adequate, the estimates described above may not be indicative of current and future losses. In addition, the actuarial calculations used to estimate self- insurance liabilities are based on numerous assumptions, some of which are subjective. We will continue to adjust our estimated liabilities for self-insurance, as necessary, in the event that future loss experience differs from historical loss patterns.

Pension and Other Post-retirement Plan Assumptions

The accrued post-retirement liability relates to employees at two Anchor plants in the U.S. and Canadian employees’ retiree, medical, drug and life insurance benefits. Accrued post-retirement liabilities were $0.9 million at June 30, 2013, compared to $0.9 million at December 31, 2012. Additionally we maintain two unfunded supplemental executive retirement plans (SERPs). Total underfunded pension liability (including current portion) was $19.0 million at June 30, 2013, compared to $19.5 million at December 31, 2012.

We use various actuarial assumptions relative to both U.S. and non U.S. pension benefit and non-pension post- retirement benefit obligations. The predominant assumptions include: discount rates used to estimate the present value of expected future cash flows of plan investments, rate of salary increases, and expected return on plan assets.

We review our assumptions annually and make modifications to the assumptions based on current rates and trends, as appropriate. The effect of these modifications to those assumptions is recorded in accumulated other comprehensive income and amortized to net periodic cost over future periods. We believe that the assumptions utilized in recording our obligations under our pension and post-retirement plans are reasonable based on our experience and market conditions.

Income Taxes

We are subject to income taxes in the U.S. and various foreign jurisdictions. Management judgment is required in evaluating our tax positions and determining our provision for income taxes. Throughout the course of business, there are numerous transactions and calculations for which the ultimate tax determination is uncertain. When management believes certain tax positions may be challenged despite our belief that the tax return positions are supportable, we establish reserves for tax uncertainties based on estimates of whether additional taxes will be due. We adjust these reserves taking into consideration changing facts and circumstances such as an outcome of a tax audit. The income tax provision includes the impact of reserve provisions and changes to reserves that are considered appropriate. Accruals for tax contingencies are provided for in accordance with the requirements of FASB ASC Topic 740 Income Taxes (ASC 740).

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax attribute carry-forwards.

Deferred income tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. ASC 740 requires that a valuation allowance be recorded when it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Deferred income tax assets and liabilities are determined separately for each tax jurisdiction in which we conduct our operations or otherwise incur taxable income or losses. In the United States, United Kingdom, Mexico and China, we have recorded a full or partial valuation allowance against our deferred income tax assets.

The Anchor Merger resulted in the formation of a new U.S. consolidated federal tax group. As such, the net deferred tax assets were assessed for future realizability and the need for a valuation allowance related to the deferred tax asset. As a result of this assessment, we recorded an additional $1.6 million valuation allowance in 2012, resulting in a total deferred tax valuation allowance of $9.3 million, against net deferred tax assets of $31.9 million at December 31, 2012. This excludes deferred income tax liability associated with indefinite life intangible assets, which cannot be used to offset deferred tax assets when assessing the need or amount of a valuation allowance. The deferred income tax liability represents the tax basis vs. book basis of indefinite lived Oneida trade names, which totaled $8.6 million at June 30, 2013 and December 31, 2012. There was no increase or decrease of the U.S. valuation allowance at June 30, 2013.

Derivatives and Hedging

We use various derivative contracts to manage a variety of our risks, including risks related to changes in commodity prices and foreign currency rates. The requirements necessary to apply hedge accounting to these contracts are well defined and must be documented at the inception as well as throughout the term of the contract. If we would fail to accurately document these requirements, the contract would not be eligible for hedge accounting treatment and any changes to the fair market value of the contract would be recorded directly to earnings. The accompanying financial statements reflect immaterial consequences of hedge accounting for certain contracts. We continuously monitor all foreign exchange rates and energy rates relevant to EveryWare in order to be able to initiate appropriate hedging activities immediately if the current market situation changes.

One of the requirements that we must evaluate when determining whether a contract qualifies for hedge accounting treatments is whether or not the contract is deemed effective. A contract is deemed effective if the change in the fair value of the derivative contract offsets, within a specified range, the change in the fair value of the hedged item. At the inception of the contract, we first determine if the relationship between the hedged contract and the hedged item meet the criteria to qualify for an exemption to the effectiveness testing. If the relationship does not meet this criterion, then we must test the effectiveness at the inception of the contract and continually thereafter. If the relationship fails this test at any time, we are required to discontinue hedge accounting treatment prospectively. The natural gas commodity price hedges qualify for hedge accounting since the hedges are highly effective, and we have designated and documented contemporaneously the hedging relationship involving these derivative instruments.

Stock-Based Compensation

Stock-based compensation is accounted for in accordance with FASB ASC Topic 718, Compensation—Stock Compensation (ASC 718) and FASB ASC Topic 505-50, Equity—Equity Based Payment to Non-Employees (ASC 505-50), which requires companies to estimate the fair value of share-based awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense in our consolidated statements of operations over the requisite service periods. We use the straight line method of expensing stock options to recognize compensation expense in our consolidated statements of operations for all share-based awards. Because share-based compensation expense is based on awards that are ultimately expected to vest, share-based compensation expense is reduced to account for estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. For stock options granted in 2012, the compensation expense is based on the grant date fair value estimated in accordance with the provisions of ASC 718.

As of June 30, 2013, the total unrecognized compensation cost related to unvested options was $1.7 million for the non-performance options and $1.1 million for the performance options. Fair value of the non-performance options was based on an independent valuation of our stock utilizing discounted cash flow and market approaches and the fair value of the performance-vesting options was based on an option pricing model utilizing the fair value of the stock subjected to the probability of a change in control.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Our fiscal year end is December 31st. All material intercompany accounts and transactions have been eliminated. The most significant estimates and assumptions inherent in the Company’s financial statements include those made regarding valuation of accounts receivable, inventory, goodwill, other intangible assets, deferred tax assets, contingent liabilities, derivatives and hedging, and the Company’s pension, postretirement, self-insured workers’ compensation and self-insured medical plans. Actual results could differ from those estimates.

Foreign Currency Transactions

All balance sheet accounts denominated in a foreign currency are translated into U.S. dollars at the rate of exchange in effect at year-end. All foreign currency translation gains or losses are included in other comprehensive income (loss). Foreign exchange transaction gains or losses are recorded when payments of liabilities are made. The gains or losses resulting from the above are included in the results of operations.

Revenue Recognition

Revenues consist of sales to customers and license fees. Wholesale revenues are recognized when title passes and the risks and rewards of ownership have transferred to the customer, based on the shipping terms FOB shipping point pursuant to the Company’s invoice. Retail store revenues are recognized at the time of sale. Amounts charged to customers for shipping are recognized in revenues. The Company has established an allowance for merchandise returns and rebates based on historical experience, product sell-through performance by product and by customer, current and historical trends in the tableware industry and changes in demand for its products. A returns reserve is accrued for the estimated sales value of the projected merchandise returns less the estimated related cost of sales. Rebate allowances are estimated and deducted from revenue at the time that revenue is recognized. From time to time, actual results will vary from the estimates that were previously established.

Recent Accounting Pronouncements

For a discussion of recent accounting pronouncements, see our consolidated financial statements and the related notes and other financial data included in the proxy statement and incorporated by reference in this prospectus supplement.

Quantitative and Qualitative Disclosures About Market Risk

Commodity price risk

We are exposed to market risk based on the prices of raw materials and natural gas, which are subject to market volatility. We utilize derivative financial instruments to hedge the commodity price risks associated with our natural gas requirements. The total notional amount of commodity derivative instruments at June 30, 2013 was $6.5 million. We recorded a $0.2 million mark-to-market loss adjustment through other comprehensive income for the quarter ended June 30, 2013, and a $0.8 million gain adjustment for the six months ended June 30, 2013.

We also actively seek to manage the risk of fluctuating prices through long-term supply and service contracts. In the past, we have not always been able to pass on increases in the prices of direct materials and energy to our customers, in whole or in part and there will likely be periods in the future when we will not be able to pass on these price increases.

Interest rate risk

With the exception of the PBGC note and capital lease obligations, all of our borrowings at June 30, 2013 bore interest at floating rates, which exposes our cash flows and earnings to the market risk of interest rate changes. At June 30, 2013, we had borrowings of $278.5 million exposed to interest rate risk, of which $250.0 million of term loan borrowing has a LIBO floor of 125 basis points. Each 100 basis point increase in interest rates on the total amount exposed, and after the 125 basis point term loan floor, would reduce quarterly pretax earnings by approximately $0.7 million.

Foreign currency risk

We are exposed to market risk from fluctuations in foreign currencies. Approximately 8.2% of our gross sales net of returns for the quarter ended June 30, 2013 and 7.9% of our consolidated assets at June 30, 2013 are derived from operations outside the United States. Holding other variables constant (such as interest rates and debt levels), if the U.S. dollar depreciated by 10% less against the foreign currencies used by our operations in 2013, gross sales net of returns would have been reduced by approximately $0.6 million and the related gross margin would have decreased by approximately $0.2 million. We utilize derivative financial instruments to hedge foreign exchange rate risks associated with the effects of foreign currency fluctuations. The total notional amount of foreign exchange derivative instruments at June 30, 2013 was $0.1 million.

BUSINESS

Overview

EveryWare is a leading global marketer of tabletop and food preparation products for the consumer and foodservice markets. Management believes we maintain leading market positions in nearly all of our major product categories as measured by percentage of sales. We offer a comprehensive line of over 9,000 tabletop, food preparation and specialty glass products, such as bakeware, beverageware, serveware, storageware, flatware, dinnerware, crystal, banquetware and hollowware; premium spirit bottles; cookware; gadgets; candle and floral glass containers; and other kitchen products. We market our products globally under our iconic, internationally-recognized brand names ONEIDA®, Anchor Hocking®, Sant’ Andrea®, OneidaCraft®, Anchor®, Anchor Home Collection®, FireKing®, Delco®, Rego® and Buffalo China®. In addition, in Europe and Australia we market our products under the Viners™, Mermaid™ and George Wilkinson™ brands and in Latin America under the W.A. Rogers™, Anchor Hocking®, ONEIDA® and Ana Maria Braga™ brands, among other regional and licensed brands in the geographic areas we service. We operate in four business segments: consumer, foodservice, specialty and international. Our diverse customers range from Fortune 500 companies to medium- and small-sized companies in the consumer, foodservice, business-to-business and e-commerce channels in over 65 countries. Our customers include widely recognized names in the retail and hospitality industries as well as specialty segments such as distillers and distributors. Customer names include such names as Wal-Mart, Target, Crate and Barrel, Publix, Bed, Bath & Beyond, Canadian Tire, John Lewis, Tesco, El Puerto de Liverpool, Fiesta Americana, Hyatt, Marriott, United Airlines, Royal Caribbean Cruise Lines, Darden Restaurants, Edward Don and Constellation Brands.

We participate in the large and attractive housewares and foodservice global markets. We estimate that the global consumer tabletop and food preparation market is a $50 billion market with U.S. sales representing approximately $12.2 billion in 2011. We estimate that the U.S. consumer tabletop and food preparation market represented approximately $4.9 billion, and that the U.S. food preparation market represented approximately $7.3 billion in sales in 2011. We estimate that the global foodservice tabletop market was a $2.7 billion market in 2011, and that U.S. sales represented approximately $990.0 million of this market. The large size of these markets presents opportunities for continued market share gains and growth, both domestically and internationally. We believe that positive macroeconomic trends will support our growth. These favorable trends include a rebound in previously deferred demand for consumer durables, increasing numbers of new home sales and formations of new households, as well as growth in the hotel and restaurant industries, which increases demand for our foodservice segment offerings. Within the global housewares and foodservice industries, the competitive landscape is fragmented and includes numerous smaller competitors as well as a limited number of larger competitors. Many of our competitors participate in one particular channel, product category or geography in which we compete, but we believe we are the only company that offers a comprehensive global tabletop and food preparation solution across both the consumer and foodservice marketplaces.

Management believes we have long-term growth opportunities in all segments of our business. Our growth strategy includes: increasing our penetration of our established channels through increasing sales to existing customers; growing our presence in underpenetrated channels by adding new customers; extending our brands across all of our channels by leveraging our proven new product innovation capabilities and offering our full tabletop solutions; capitalizing on cross-selling opportunities between our consumer and foodservice channels as well as within our foodservice customer base; expanding our international segment, which we believe currently represents the fastest growing segment of our business; and utilizing our demonstrated capability to efficiently integrate acquired businesses and generate synergies to continue to make strategic acquisitions across all of our segments. We also plan to capitalize on positive industry tailwinds that will support our growth. We believe that our broad manufacturing and distribution infrastructure with substantial capacity will enable us to improve our profitability as we grow our revenues and drive increases in cash flow.

We operate our business in four segments: consumer, foodservice, specialty and international.

•	Consumer: Our consumer segment provides a broad array of tabletop, food preparation and pantry products at a variety of price points to retail customers, primarily under our iconic brands, Anchor Hocking® and ONEIDA®, and through licensing arrangements. The market for our consumer segment is extensive, with significant consumer loyalty. We believe our consumer customers select us for our breadth of category assortment, innovative products, widely recognized iconic brands, consistent quality and reliable service. We believe the end consumer selects our products due to the significant level of brand awareness and our reputation for quality and performance. For 2012, consumer segment revenue was $160.7 million, representing 38.1% of our 2012 total revenue. More than half of these sales were made to mass merchants, with the remainder sold to discount retailers, specialty stores, department stores and supermarkets, as well as directly to consumers through our e-commerce site.

•	Foodservice: Our foodservice segment provides flatware, dinnerware, beverageware, barware, hollowware and banquetware to the foodservice industry. The foodservice market is attractive due to its higher margins and significant barriers to entry, including brand loyalty and the high cost of switching products. We believe our foodservice customers rely on our broad product lines, superior design and innovation, reliable service and brand recognition strength. For 2012, foodservice segment revenue was $133.2 million, representing 31.6% of our 2012 total revenue. These sales were made to equipment and supply dealers, the hotel and gaming industries, broadline distributors and chain restaurants, as well as to the airline and cruise industries.

•	Specialty: Our specialty segment offers glassware accessories and containers for both candles and floral vases in a broad range of styles, patterns and colors to industry wholesalers. We also offer customized spirit bottles to domestic and international premium spirit distillers and distributors, as well as fishbowls and high quality industrial lighting products to select customers. We believe our specialty segment provides access to various market opportunities based on our competitive position and broad manufacturing capabilities. We believe our specialty customers select us because of the quality and durability of our glass, our reliability, operating flexibility, specialized manufacturing capabilities, design and innovation and strong customer service. For 2012, specialty segment revenue was $89.3 million, representing 21.2% of our 2012 total revenue.

•	International: Our international segment offers a complete range of consumer and foodservice products, including our U.S. manufactured glassware and our sourced flatware, dinnerware, barware, hollowware, banquetware, cookware, cutlery and gadgets in over 65 countries outside the U.S. and Canada, including in the European Union, Latin America, the Caribbean, Africa, the Middle East and Asia. We primarily market our products internationally under our iconic brands, Viners™, Anchor Hocking®, Sant’ Andrea®, ONEIDA®, Great British Bakeware™, George Wilkinson™ and Longlife brands. The Viners™ brand is a highly recognized U.K. tabletop brand. We believe there is substantial opportunity to continue to expand at a rate greater than our consolidated growth rate as the international market opportunity is substantial relative to our current international market share. For 2012, international segment revenue was $31.5 million, representing 7.5% of our 2012 total revenue.

Company History

EveryWare’s principal operating subsidiaries, Oneida Ltd. and Anchor Hocking, LLC, were founded in 1848 and 1873, respectively. Oneida began in Oneida, NY in 1848 as a manufacturer of silver flatware and subsequently expanded its offering to include a variety of flatware and dinnerware for both the consumer and foodservice markets. Anchor Hocking, LLC’s predecessor companies began producing glass lamp chimneys in 1873 and later grew the product portfolio to include a diverse assortment of quality glass products for the consumer, foodservice and specialty markets. Investment funds affiliated with Monomoy Capital Partners acquired Anchor Hocking in 2007 and Oneida in 2011 and integrated both companies under EveryWare in March of 2012. The combined company now offers a comprehensive tabletop solution to its combined consumer and foodservice customers.

The Business Combination

Prior to May 2013, the Company was a publicly traded special purpose acquisition corporation called ROI Acquisition Corp. (“ROI”). In connection with the business combination with ROI in May 2013 (the “Business Combination”), EveryWare became a wholly-owned subsidiary of ROI and then converted to a limited liability company and ROI changed its name to EveryWare Global, Inc. In the Business Combination, we paid the following consideration to the former equity holders of Former EveryWare: (i) $90.0 million in aggregate cash consideration, (ii) 12,190,000 shares of common stock and (iii) 3,500,000 additional shares of common stock that are subject to forfeiture in the event that the trading price of our common stock does not exceed certain price targets subsequent to the closing (the “Earnout Shares”). Subsequent to June 30, 2013, on July 15, 2013, 1,000,000 of the Earnout Shares vested due to the trading price of our common stock exceeding $11.00 per share for the required period. On August 5, 2013, 1,500,000 of the Earnout Shares vested due to the trading price of our common stock exceeding $12.50 per share for the required period. Affiliates of Monomoy Capital Partners and The Clinton Group beneficially own 68.1% and 24.5%, respectively, of our outstanding common stock.

Industry

As a global consumer products company, our primary focus is on the large housewares and foodservice global markets. These industries are highly competitive with a number of competitors manufacturing and selling a broad range of products. We estimate that the global consumer tabletop and food preparation market is a $50 billion market with U.S. sales representing approximately $12.2 billion in 2011. We estimate that the U.S. consumer tabletop market represented approximately $4.9 billion, and that the U.S. food preparation market represented approximately $7.3 billion in sales in 2011. We estimate that the global foodservice tabletop market was a $2.7 billion market in 2011, and that U.S. sales represented approximately $990.0 million of this market.

Leading industry indicators in all of our markets demonstrate a strong growth trajectory. Demand for our consumer segment products is heavily influenced by new home sales and housing starts. Sales of new single-family houses increased 38.1% from June 2012 to June 2013 and 2013 housing starts are projected based on Blue Chip Economic Indicators as of August 2013 to increase 24.4% increase from 2012 levels. In the lodging and restaurant industries, revenue Per Available Room (“RevPAR”), a leading indicator of lodging sector strength, expanded at a compound annual growth rate (“CAGR”) of 6.7% from 2009 to 2012, while the restaurant industry has experienced consistent same store sales growth since 2010. During the recession, restaurants delayed capital expenditures, which we believe will create significant pent-up demand as the restaurant industry continues to recover.

Business and Competitive Strengths

Our vision is to become the leading global marketer of trusted brands in dining and food preparation, recognized for providing quality tabletop and kitchen solutions to our small, mid-sized and large customers. We intend to reach our goals through a combination of our business strengths and growth strategies. Our business strengths include:

Iconic, Globally-Recognized Brands

EveryWare has a broad portfolio of brands with global recognition in the consumer and foodservice channels. Tabletop purchasing decisions by both end consumers and institutions are highly influenced by brand reputation. EveryWare believes its leading brand recognition is the result of its over 100-year operating history and reputation for quality, value and durability. The most recent Home Furnishing News report from 2009 identified the ONEIDA® brand as the #1 most recognized tabletop brand name in the U.S., with meaningful brand awareness throughout the tabletop and general household category, and Anchor Hocking® as among the top ten tabletop brands in the U.S. We also believe FireKing® is also a highly recognized brand and continues to be sought-after by collectors. Our regional brands, such as Viners™ in the U.K. and Ana Maria Braga™ in

Brazil, also have strong brand recognition in their respective markets. These regional brands enhance the EveryWare global portfolio and create product assortments relevant to local markets.

Leading Market Position in Most Major Categories Served

We have leadership positions in most of the major product categories we serve. We believe we are the world’s largest marketer of stainless steel and silver plated flatware for the consumer and foodservice industries and we believe the ONEIDA® brand holds a #1 market position in flatware for the consumer and foodservice channels, with 15% and 33% market share, respectively, as estimated by management, based on sales for 2012. Management believes ONEIDA® also has a leading market position in dinnerware for the foodservice channel based on estimates of sales. Further, we believe Anchor Hocking has a leading market position in glass housewares for the retail channel in the U.S. based on the comprehensive breadth of the glassware products we offer.

Single-Source Tabletop Solution with Superior Customer Service

We offer a high quality single-source tabletop solution to our customers through our comprehensive line of over 9,000 tabletop, food preparation and specialty glass products, which we believe is the broadest tabletop platform in the industry. We maintain a strong presence in each of our geographic markets through locally managed operating companies, which provide specialized marketing, sales and customer service expertise. We leverage this expertise with the benefits of our global scale by providing all our operations with international marketing and product innovation support, a global distribution network and capital and management resources. As a result, we deliver a compelling value proposition of assortment breadth, quality customer service and logistical support, and local market specialization.

High Switching Costs Create Consistent Recurring Revenue Model

Our foodservice product offering enjoys substantial loyalty due to its brand strength and the high cost of switching products. Management believes that aapproximately 90% of Anchor’s 2012 foodservice revenue and approximately 70% of Oneida’s 2012 foodservice revenue were generated from replenishment business based on management’s knowledge of our customer and our relationships with them. Once a particular model or pattern is adopted by a hotel or restaurant, normal use, loss and breakage will require periodic replacements. Often, as a hotel or restaurant business expands, that same model or pattern is typically adopted to ensure consistency among the new hotel or restaurant units. A change in model or pattern would often require the replacement of a customer’s entire tabletop inventory, potentially including the replacement of related items previously chosen by a customer to complement or match his EveryWare offering. High switching costs provide EveryWare a substantial advantage given our incumbent position with customers and our leading foodservice market share. Our foodservice customers make long-term investments in our offerings due to our long track record of reliable service, confidence in our replacement product availability, quality and durability of our products, and the consistency of our models.

Diverse and Longstanding Customer Relationships

Our customer base is highly diversified and includes widely recognized names such as Wal-Mart, Target, Crate and Barrel, Publix, Bed, Bath & Beyond, Canadian Tire, John Lewis, Tesco, El Puerto de Liverpool, Fiesta Americana, Hyatt, Marriott, United Airlines, Royal Caribbean Cruise Lines, Darden Restaurants, Edward Don and Constellation Brands. Our top 10 customers accounted for approximately 38% of 2012 net sales, with an average historical relationship of approximately 25 years. Our largest customer accounted for 14% of 2012 net sales and no other customer accounted for more than 4% of net sales. Our customer base is further diversified by channel as we sell to retailers, commercial foodservice businesses, specialty customers and international markets. Our sales to retailers occur within a variety of retail formats including mass merchants, specialty stores, department stores, supermarkets and warehouse clubs. Our foodservice segment sells to a variety of broadline distributors, hotels, chain restaurants, cruise lines, and airlines.

Highly Efficient Dual Sourcing: Manufacturing with Ample Capacity and Diverse Supply Chain

We utilize a flexible dual sourcing model that allows us to either manufacture or source products from third parties depending on relative efficiency, cost and strategic considerations. We believe we have manufacturing capabilities to produce the most diverse line of glassware products in the U.S. glassware industry. We own and operate two domestic glass manufacturing plants, in Lancaster, Ohio and Monaca, Pennsylvania, both of which utilize proprietary processes and technologies. We also have metal bakeware and kitchenware product manufacturing capabilities in the U.K. We have made meaningful investments in our manufacturing capabilities and we believe that our current glassware manufacturing facilities can support significant additional capacity without meaningful incremental capital expenditures. Our capacity and yield differentiate us in terms of product cost, efficiency, flexibility, scale and quality.

Our sourced products are produced from manufacturers primarily in Asia and Europe, including China, Vietnam, Thailand, Indonesia, Mexico, Germany and Austria. We believe our strategic sourcing relationships will allow us to meet increased customer demand and grow sales of our sourced products without incremental investment or capital expenditure requirements. We have a geographically diverse vendor network and we are not dependent on any particular country for our sourcing needs. This geographically diverse vendor network helps to protect us from fluctuations in labor costs, political and social unrest, scarcity of raw materials or other impediments to production.

Significant Barriers to Entry

Our globally recognized brands, substantial product breadth, library of patterns and designs created over 100 years, and reputation for service provide us with barriers to entry that contribute to our leading market position. In addition, our manufacturing infrastructure is both a competitive advantage and a significant barrier to entry both domestically and abroad due to the cost to replicate our manufacturing infrastructure, which management estimates to be approximately $250 million, and the difficulty a new competitor would likely have outsourcing manufacturing within the U.S. Since 1983, no new tabletop glass factories have been added in North America, and as of the date of this prospectus supplement, we are unaware of any plans by our competitors to construct a new glass plant or expand existing capacity given the required upfront investment. Furthermore, substantial barriers to entry exist for companies attempting to take advantage of low cost imports from abroad. While glass can be imported, the heavier weight and large volume of air that must be packed with the product make it much more expensive on a per-unit basis to ship than other lighter, more efficiently packed imports. Fragility is a significant problem as well, requiring additional material costs to avoid high breakage rates, particularly for some of the larger specialty glass items that we produce domestically. Finally, longstanding and consistent tariffs on imported tabletop glassware add to the import cost, further offsetting the lower cost production and labor inputs. At the same time, we do not believe that any domestic manufacturers provide outsourced glass manufacturing services to third parties.

Experienced and Incentivized Management Team

Our Chief Executive Officer, John Sheppard, and our Chief Financial Officer, Bernard Peters, lead a talented and deep management team, with an average of 20 years of consumer products industry experience. Mr. Sheppard has over 25 years of executive leadership experience with international consumer goods companies. Mr. Sheppard and his highly-motivated management team have a proven track record of growing world-class brands and substantial international experience, an important part of EveryWare’s growth strategy. Importantly, our senior management team participates in an equity incentive program, which aligns their interests with those of our stockholders.

Growth Strategy

We believe we have attractive long-term growth prospects in all segments of our business. Our growth strategies include:

Increase Market Penetration through Channel and Category Expansion

EveryWare’s portfolio of brands extends to all tabletop and food preparation categories, which we believe we can further increase category penetration in each of our segments. We intend to expand our market penetration in our consumer segment in the grocery, club, department store and specialized retail channels, in our foodservice segment through expansion of our existing flatware, glassware, dinnerware offerings and our ONEIDA® banquetware assortment through an exclusive distribution relationship and in our special markets segment by expanding our spirits capabilities and product assortment. Our international segment has parallel strategies as the consumer and foodservice segments, in addition to expanding regionally relevant product category offerings.

Extend Existing Brands through New Product Introductions and Innovations

EveryWare intends to drive revenue growth in each of our segments through consistent category reinvention, new product introductions and product innovation based on our analysis of market opportunities. For example, within the foodservice segment, we have identified opportunities in mid-tier (casual dining) markets that we believe will drive our new product introductions for the next 18 months. Within our consumer segment, we believe opportunities for growth will come from product innovation in the food preparation category. Examples of our prior innovations that have led the industry include open handle bakeware and mixed material serveware. In our specialty segment, we believe innovations within the home fragrance category and extensions in the spirit bottle classifications will continue to provide growth opportunities. In 2012, we launched approximately 150 products and 600 SKUs, generating approximately $48.0 million of incremental revenue.

Capitalize on Foodservice Distribution Strength to Cross-Sell Product Categories

EveryWare intends to increase foodservice market share through integrated marketing of our ONEIDA® and Anchor Hocking® brands. There was limited overlap between the Oneida and Anchor Hocking foodservice customer bases at the time of the Oneida acquisition, providing a substantial cross-selling opportunity within the foodservice segment. Our single-point of distribution program enables us to further drive glass sales in the foodservice segment as we have become a one-stop shop whereby we can sell glass together with flatware and dinnerware to our customers while reducing their shipping and transportation costs by optimizing the number of product shipments. We also intend to utilize our international footprint to cross-sell brands between our international and domestic markets. The recent acquisition of the George Wilkinson and Samuel Groves business units of Metalrax Housewares will enable us to further penetrate the U.K. market with existing EveryWare brands while also providing us with the opportunity to sell the Great British Bakeware™, Longlife™, George Wilkinson™ and other brands into our existing domestic channels.

Continue to Expand Internationally

Management believes our global brand and international footprint offer substantial growth opportunities. We believe that the market for our product categories in the consumer and foodservice channels outside of the U.S. and Canada represent $37.8 billion and $1.5 billion, respectively, and is substantially larger than the $13.2 billion U.S. market for our product categories. Our global footprint allows us to efficiently leverage our local resources, brand portfolio and product development capabilities to identify new opportunities for growth and quickly launch innovative foodservice and housewares product solutions. We are working in the near term to expand our international presence, specifically in Korea, Brazil, Mexico, China, and the U.K. where we already maintain a strong market position and an established infrastructure. We plan to continue to grow internationally by utilizing our existing infrastructure in the U.K., Mexico and China; tailoring our branding strategy to increase penetration of our target customer base; leveraging our comprehensive brand portfolio and product development capabilities; and establishing new distribution partnerships and joint ventures in select new markets. For example, in July 2013, we entered into an exclusive licensing and promotional agreement with Brazilian lifestyle and television personality, Ana Maria Braga, establishing us as a key player in the growing Brazilian tabletop market, which we estimate was a $1.2 billion market in 2011. We believe our international segment has the potential to represent approximately 25% of our business within the next five years.

Strategically Acquire Additional Brands across Our Existing Distribution Platforms

We have demonstrated capabilities for identifying, acquiring and integrating both large platforms and smaller tuck-in businesses. We target companies that are well established in their markets and complement our portfolio relative to our products, channels or geographic markets. Given the increasingly competitive environment in our industry and the resources required to successfully meet customer needs, we believe that we are well positioned to acquire under-capitalized tabletop, food preparation and kitchen pantry companies. Importantly, we have proven the ability to generate cost synergies in historical acquisitions. For example, within the first full year of our November 2011, acquisition of Oneida, we achieved nearly $11.0 million of expense synergies from administrative, sourcing and freight efficiencies and from distribution center integration initiatives. In June 2013 we demonstrated our ability to successfully close smaller tuck-ins by acquiring the George Wilkinson and Samuel Groves business units of Metalrax Housewares, a maker and provider of metal bakeware, cooking utensils and catering supplies, which significantly strengthens our U.K. presence, brand portfolio and international product offering. Management believes the fragmented nature of our industry will provide attractive acquisitions that will complement our organic growth.

Further Leverage Our Manufacturing and Distribution Footprint to Drive Profitability and Cash Flow

Our broad manufacturing and distribution base enables us to provide our customers with an extensive offering across multiple brands and price points. We believe that continued market stratification and increased product offerings will allow us to better optimize our manufacturing and distribution capacity, thus spreading our fixed costs over more pieces and improving margins and cash flow generation. We believe that our existing manufacturing and distribution footprint will position us to grow revenues and earnings without significant incremental investment.

Capitalize on Positive Industry Tailwinds

Leading industry indicators in all of our markets demonstrate a strong growth trajectory. Sales of new single-family houses increased 38.1% from June 2012 to June 2013 and 2013 housing starts are projected based on Blue Chip Economic Indicators as of August 2013 to increase 24.4% increase from 2012 levels. In the lodging and restaurant industries, revenue Per Available Room (“RevPAR”), a leading indicator of lodging sector strength, expanded at a compound annual growth rate (“CAGR”) of 6.7% from 2009 to 2012, while the restaurant industry has experienced consistent same store sales growth since 2010. Further, during the recession, restaurants delayed capital investment, which we believe has created significant pent-up demand that we will benefit from as the restaurant industry continues to recover.

Products

EveryWare’s product assortment includes a broad range of tabletop and food preparation items designed to assist consumers and chefs in their daily operations in and around the kitchen. Within tabletop, product classifications frame the mission of enhancing the dining experience and include beverageware, pitchers, flatware, dinnerware, serveware (such as serving bowls and platters) and banquetware (commercial serveware). The food preparation products center on facilitating the kitchen experience and include products such as bakeware, mixing bowls, measuring cups, food storage, pantry storage and countertop organization. EveryWare’s product portfolio extends to include other relevant and adjacent categories through our licensing relationships to include cookware, metal bakeware, cutlery and gadgets all complementing the food preparation market leadership objective. Additionally, strategic distribution agreements with Schönwald, a luxury European dining brand, Stölzle, high-quality German stemware, and Buffet Euro, high quality foodservice banquetware, appropriately expand the dining product and brand portfolio in varying markets globally. Lastly, through our special markets business channel, product categories focus on supporting manufacturing core competencies, creating high-volume décor items such as vases and candle containers, as well as containers for premium spirits.

Manufacturing

We believe we have manufacturing capabilities to produce the most diverse line of glassware products in the U.S. glassware industry and that our ample capacity and yield differentiate us in terms of product cost, efficiency, flexibility, scale and quality. We believe our glass tabletop operations are capable of producing the most diverse array of tableware products in North America. There are three primary production methods employed to manufacture all of our products. The “Press and Blow” process creates mid-sized items at high speed with great efficiency and forms molten glass into a rough shape using the press portion of the operation followed by blowing the product into its final shape with compressed air. The “Blow and Blow” process similarly starts with producing the rough shape by applying compressed air to the molten glass and then using a second stage to blow the product into the final shape. The “Press” process creates articles of all sizes by stamping the molten glass into the final shape in one movement. After the glass has been formed, it is heat treated in either an annealing oven or a tempering line, depending on the product’s desired attributes before being selected to ensure product quality and then packaged for distribution. Our metal bakeware is produced utilizing two primary manufacturing methods, stamping and spinning. The “Stamping” process creates pots and metal baking dishes by pressing flat sheets of using dies to create the final shape. The “Spinning” process forms a piece of metal around a mandrel by applying pressure to the outside surface while rotating. Following the metal forming process the pieces are inspected for quality and packaged for distribution.

Brands, Trademarks and Licensing

Our iconic brands Anchor Hocking® and ONEIDA® each have over 100 year histories in the market. We own the trademarks, Anchor®, Anchor Hocking®, Anchor Home Collection®, FireKing®, ONEIDA®, OneidaCraft®, Buffalo China®, Delco®, Rego®, Sant’ Andrea®, Viners®, and W.A. Rogers™®, Mermaid™, Great British Bakeware™, George Wilkinson™ and Longlife™ which we believe are material to our business. We also license the trademarks Ana Maria Braga™ and Strata™, and distribute other market relevant brands including Stölzle™, Schönwald®, World Kitchen®, Noritake®, and BuffetEuro® branded products in our Consumer, Foodservice and International segments.

Representative company-owned brands in our top geographic markets across a range of price points are:

Based upon market research and surveys, we believe our brand names and trademarks as well as our product designs enjoy a high degree of customer recognition and are valuable assets.

Oneida has entered into licensing agreements under which it has licensed the ONEIDA® trademark for use by third parties on products in our core space and complementary to tour product lines. Oneida’s Brand Licensing business began in 1997 with the Company’s election to grant the exclusive right to market ONEIDA® branded kitchen tools and gadgets to Robinson Home Products, Inc. In 2009, we made the decision to grant the exclusive right to market the ONEIDA® brand in the consumer sales channels within the U.S. to Robinson Home Products. Currently, Robinson Home Products exclusively markets ONEIDA® on flatware, dinnerware, glassware, kitchen tools and accessories and table linens in the consumer sales channels (excluding e-commerce) in the U.S. The Robinson Home Products agreement has an initial term of 10 years with two potential 10-year renewal periods, at the discretion of Robinson Home Products, if Robinson Home Products is able to obtain certain minimum sales figures. Although we can sell these products direct to consumers through e-commerce and other direct to consumer channels, we are required to source these products from Robinson Home Products. In 2012, revenue from Robinson Home Products licensing fees represented 1.4% of total revenue and 30.6% of our consolidated operating income for 2012. In addition, Bradshaw International, Inc. manufactures and licenses ONEIDA® in the U.S. on metal cookware and bakeware and silver and metal polishes. McPherson’s Limited manufactures and licenses ONEIDA®, Sant’ Andrea® and Viners™ in Australia and New Zealand. We continue to explore opportunities to capitalize on our world-class brands by licensing them in non-core product categories. For 2012, total licensing revenue was $6.9 million, representing 1.6% of total revenue.

We also have rights under a number of patents that relate to a variety of products. However, we do not consider that any patent or group of patents relating to a particular product or process is of material importance to our business as a whole.

Customers

EveryWare’s products are sold globally to a diverse customer base. In our consumer segment, we sell to mass merchants, specialty stores, department stores, supermarkets and warehouse clubs. In our foodservice segment, we sell to equipment and supply distributors; broadline distributors; hotels, chain restaurants, cruise lines; and airlines. In our specialty segment, we sell to candle and floral wholesalers, direct sellers, industrial lighting manufacturers and distillers and distributors of premium spirits. Our international segment’s customers include consumer and foodservice customers. We also operate our own e-commerce site offering our customers the opportunity to purchase our consumer channel products directly from us.

In 2011 and 2012, Wal-Mart Stores, Inc. (including Sam’s Club and Asda Superstore) accounted for 20.0% and 14.0% of net sales, respectively. No other customer accounted for 10% or more of the Company’s net sales during these periods.

Sales, Marketing and Distribution

To service our customers we use both inside sales personnel and a number of outside sales representative groups that have maintained long relationships with the Company. We have over 80 experienced and skilled inside sales personnel, who are dedicated to our customers and distributors.

We have a talented and deep professional marketing team in our corporate offices throughout the world. Our marketing staff plays a key role in the planning and development of the Company’s product offerings, pricing and promotions, focusing on:

•	Brand and category alignment to support mission

•	Product strategy by channel and category

•	Foodservice growth with category expansion

•	Aggressive focus on international expansion

•	E-commerce focus on sales and consumer brand equity

Our sales and marketing functions are managed from the executive offices in Lancaster, Ohio, with staff located in Melville, New York, New York City and Oneida, New York. Our international sales and marketing functions are overseen by the Company’s various offices outside North America. The Latin American, Mexican, Central and South American and Caribbean markets are served by our subsidiary, Oneida, S.A. de C.V., located in Mexico City. Our subsidiary, Oneida U.K. Limited, located in London, serves the Company’s European, African, Middle and Far Eastern markets. The Company’s Asian and Pacific markets are served by our offices located in Guangzhou, China.

Our distribution centers are located at or near each of our manufacturing facilities (see “—Properties”). In addition, we operate a single point of distribution for our broadline distributors and e-commerce customers in Savannah, Georgia. We believe our distribution centers are ideally situated and staffed to best service our customers in all of our business segments.

Backlog

The Company had outstanding orders of $28.5 million as of June 30, 2013 and $19.9 million and $18.7 million as of December 31, 2012 and December 31, 2011, respectively. This backlog is expected to be filled during the current fiscal year. The Company does not believe that backlog is indicative of its future results of operations or prospects. Although the Company seeks commitments from customers well in advance of shipment dates, actual confirmed orders are typically not received until close to the required shipment dates.

Seasonality

Our foodservice, industrial and business-to-business customers are not materially impacted by seasonality. Our consumer and e-commerce sales are seasonal; consequently, the Company’s annual earnings and cash flows are more heavily impacted by the results of operations in the latter half of the year. Our consumer and e-commerce channels experience a greater volume of business during the months of September, October, November and December, primarily due to holiday-related orders for glassware, flatware and dinnerware products. The Company generally maintains sufficient inventories of glassware, metal flatware, dinnerware and other products to respond promptly to customer orders. However, in anticipation of the pre-holiday shipping season, inventory levels as well as our seasonal borrowings increase primarily in the June through October time period as we build inventory for our seasonal sales period discussed above. In addition, during the first quarter, we build inventory related to our products imported from China, due to the Chinese New Year, which causes slowdowns in production and shipping. Furthermore, during the second quarter, we build our glassware inventory in preparation for our annual plant maintenance shutdowns that occur in July. These shutdowns decrease manufacturing absorption rates, which increase our cost of goods sold during the period. As a result, our gross margin in the third quarter is comparatively lower than in our other fiscal quarters.

Raw Materials

Sand, limestone and soda ash are the principal raw materials for the glass and crystal product lines. Resins, clays, flint, aluminum oxide, glass frit and colorants are the primary raw material for the dinnerware products. We source these raw materials directly from suppliers. Stainless steel, nickel, brass, silver and gold are the principal raw materials for the flatware and hollowware products. Our suppliers of flatware and hollowware products procure these raw materials, and their costs are reflected in the cost of their flatware and hollowware products to us. We satisfy most of our needs for the raw materials we source directly through purchases on the open market or under short-term and long-term supply agreements. All of these raw materials are purchased in highly competitive, price-sensitive markets, which have historically exhibited price, demand and supply cyclicality. From time to time, some of these raw materials have been in short supply due to weather or other factors, including disruptions in supply caused by raw material transportation or production delays. In those situations, if we directly source the raw materials, we seek to obtain the raw materials in short supply from alternate sources of supply when possible, and if our suppliers procure the raw materials, the shortages of raw materials can adversely impact the cost or availability of our suppliers’ products to us. For example, stainless steel and nickel have recently experienced price fluctuations and supply shortages. Depending on the extent and duration of stainless steel supply shortages, and corresponding price increases in stainless steel and nickel, our gross margins may be adversely affected. To date, raw material shortages have not had a material adverse effect on our financial condition or results of operations. Natural gas is a primary source of energy in most of our production processes, and variability in the price for natural gas has had and will continue to have an impact on our profitability. Historically, we have used natural gas hedging contracts to partially mitigate this impact.

Suppliers

We source product from low cost international countries in order to maintain a competitive pricing structure. We have over 100 vendors supplying sourced finished goods. We have strong relationships with our manufacturers of our sourced products and in many cases are a primary revenue stream for their factories. We do not anticipate any disruption in supply and have secondary supply relationships in place for many of our sourced products. We purchase stemware primarily from Germany and Austria. Stemware is a significant product in our foodservice segment. Although we have experienced shortages in supply of crystal stemware in recent years due to industry consolidation, capacity shortfalls and contractual issues, we believe with our current relationship with Stölzle, our source of crystal stemware, provides sufficient product to meet demand.

Regulatory

EveryWare is subject to extensive and varied federal, state and local government regulation in the jurisdictions in which it operates, including laws and regulations relating to its relationships with its employees, public health and safety, zoning, and fire codes including OSHA, which has broad administrative powers with respect to workplace and jobsite safety. EveryWare strives to operate each of its distribution and manufacturing facilities, stores, offices and other facilities in accordance with standards and procedures designed to comply with applicable laws, codes and regulations. EveryWare has incurred fines and penalties in the past due to failures to comply with OSHA standards, none of which has been material individually or in aggregate. Products that EveryWare imports into the U.S. are subject to laws and regulations imposed in conjunction with such importation, including those issued and/or enforced by U.S. Customs and Border Protection. EveryWare works closely with its suppliers to ensure compliance with the applicable laws and regulations in these areas.

Environmental Matters

The Company’s operations are subject to environmental laws and regulations enforceable by national, state and local authorities, including those pertaining to air emissions, wastewater discharges, toxic substances, and the handling and disposal of solid and hazardous wastes. These laws and regulations provide, under certain circumstances, a basis for the remediation of contamination, as well as personal injury and property damage claims. Historically, the Company has incurred costs and capital expenditures in complying with these laws and regulations. The Company does not anticipate that compliance with federal, state and local environmental laws and regulations will have any material effect upon the capital expenditures, earnings or competitive position of the Company.

The Company’s subsidiary, Buffalo China, Inc. (“Buffalo China”), historically manufactured ceramics at a former facility in Buffalo, New York for approximately 70 years. The former Buffalo China site is improved with an approximately 4-acre manufacturing building, which is connected to a former warehouse to the east. A warehouse building (the “Harrison Street Warehouse”), which was historically used for the manufacture of mirrors, is located on the northwest portion of the site. Soil contamination was first discovered in 2004 during a Phase II investigation conducted in conjunction with Buffalo China’s sale of the property to Niagara Ceramics, and a Supplemental Site Investigation was conducted at the site in 2006. These investigations identified the presence of volatile organic compounds and lead in on-site soils, particularly, in an area located near the south side of the Harrison Street Warehouse, and the presence of trichloroethylene and its degradation byproducts in groundwater (trichloroethylene has been detected at maximum concentration approximately 80,000 times the applicable groundwater standard). Buffalo China enrolled the site into the New York Department of Environmental Conservation (“NYSDEC”) Brownfield Cleanup Program (“BCP”) in May 2007. The Company received a Certificate of Completion from the NYSDEC, dated December 18, 2012, stating that the Company has satisfactorily completed the remedial program at the former Buffalo China site.

The Company formerly used the Sherrill Knife Plant for silverware manufacturing from approximately 1914 until 2006. Materials used at the site included various petroleum products, as well as trichloroethylene to clean oily parts. Soil and groundwater impacts were first discovered in 2005 during a Phase II investigation. Two subsequent investigations were conducted in 2006, which investigations identified several areas of concern, including trichloroethylene impacts to soil and groundwater; a widespread area of oily impacts; a small area of polychlorinated biphenyl (“PCB”) impacted soils; an area of soils impacted by low levels of semivolatile organic compounds and metals; and the presence of trichloroethylene in sediment within the adjacent Oneida Creek. In addition, volatile organic compounds were detected in sub-slab vapor samples at concentrations exceeding state screening levels. The Company enrolled the site into the NYSDEC BCP in December 2009. In May of 2012, the Company submitted the final Remediation Alternatives Report (“RAR”) outlining recommended clean-up alternatives. The RAR was accepted by the NYSDEC in November of 2012. The Company expects to file its remedial action work plan by June 30, 2013. Based on current information, we believe that the probable costs of the remediation of company-owned property will not have a material adverse effect on our financial condition or results of operations. We believe that we have adequately reserved for our liability for these matters as of December 31, 2012. In addition, the Company maintains insurance coverage of $10.0 million for unknown environmental liabilities.

Competition

Within the global housewares and foodservice industries, the competitive landscape is fragmented and includes numerous smaller competitors as well as a small number of larger competitors. The tabletop market is highly competitive with key players in each of the consumer and foodservice segments, while excess U.S. manufacturing capacity also keeps the competition strong in certain portions of our specialty segment. Libbey, Inc. competes with us in the consumer, foodservice and specialty segments. Steelite International, Fortessa, Arc International and Walco, Inc. compete with us in the foodservice market. World Kitchen, Inc., Pasabache, Gibson, Arc International and Lifetime Brands compete with us in the consumer market. Hampton Forge and Cambridge sell products that compete with our Oneida-branded flatware licensee, Robinson Home Products, Inc. Certain of our customers also develop products on their own or import directly from factories overseas.

Employees

As of June 30, 2013, EveryWare had 2,151 employees, of whom 2,033 were full-time and 1,366 of whom were represented by the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO, CLC. Of these employees, 428 work in corporate, store support, back-office administration or similar functions, and 1,723 work in distribution and manufacturing facilities. We added 133 employees in connection with the Metalrax acquisition in June 2013. EveryWare believes that it has good relations with its employees.

Labor laws in Europe and Latin America are generally more protective of employees than in the U.S. Unlike the U.S., where an employer will often have a right to terminate an employee at will, many countries in Europe and Latin America have laws protecting employees from being terminated without proper cause or without paying employees severance compensations in established statutory amounts. In some European countries, the law establishes minimum vacation days. In Mexico, profit-sharing with employees is mandatory.

Properties

The following are our principal operating locations and the products manufactured at such facilities or the use of such facilities. We consider our operating properties to be in satisfactory condition and adequate to meet our present needs. However, we expect to make further additions, improvements and consolidations of our properties to support our business.

Location	Use	Segment	Owned/Leased
CORPORATE:
Bentonville, Arkansas	offices	consumer	leased
Guangzhou, China	offices	international	leased
Lancaster, Ohio	offices	corporate office	owned
London, United Kingdom	offices	international	leased
Maitland, Florida	offices	foodservice	leased
Melville, New York	offices	foodservice	leased
Mexico City, Mexico	offices	international	leased
Mississauga, Ontario	offices	consumer, foodservice	leased
New York, New York	show room/offices	consumer, foodservice	leased
Niagara Falls, Ontario, Canada	offices	foodservice	leased
Oneida, New York	offices	corporate office	owned

MANUFACTURING:
Lancaster, Ohio	glass manufacturing	consumer, foodservice, international	owned
Monaca, Pennsylvania	glass manufacturing	specialty	owned
Burnley, United Kingdom	metal fabrication	international	leased
Oldbury, United Kingdom	metal fabrication	international	leased
Fakenham, United Kingdom	metal fabrication	international	leased

Location	Use	Segment	Owned/Leased

DISTRIBUTION AND WAREHOUSING:
Barnsley, United Kingdom	warehouse	international	leased
Monaca, Pennsylvania	warehouse	consumer, foodservice, specialty, international	leased
Lancaster, Ohio	distribution	consumer, foodservice, international	leased
Savannah, Georgia	distribution	consumer, foodservice, international	leased
Toluca, Mexico	warehouse	international	leased

RETAIL STORES:
Antrim, Northern Ireland	storefront	international	leased
Ashford, United Kingdom	storefront	international	leased
Ellesmere Port, United Kingdom	storefront	international	leased
Gloucester, United Kingdom	storefront	international	leased
Gunwharf Quays, United Kingdom	storefront	international	leased
Roermond, Netherlands	storefront	international	leased
Sherrill, NY	storefront	consumer	leased
Street Somerset, United Kingdom	storefront	international	leased
Wembley, United Kingdom	storefront	international	leased
York, United Kingdom	storefront	international	leased
Boundary Mills Colne, United Kingdom	concession	international	leased
Boundary Mills Shiremoor, United Kingdom	concession	international	leased
Boundary Mills Sheffield, United Kingdom	concession	international	leased
Boundary Mills Walsall, United Kingdom	concession	international	leased
Poole Pottery, United Kingdom	concession	international	leased
Wigan, United Kingdom	concession	international	leased

Legal Proceedings

EveryWare has been a party to litigation arising from time to time in the ordinary course of business, none of which has been material. EveryWare expects that litigation may also arise in future periods, the materiality of which cannot be predicted. Regardless of the outcome, litigation can have a material adverse impact on EveryWare’s operations because of defense and settlement costs, diversion of resources and other factors that could affect our ability to operate its business.

MANAGEMENT

Set forth below is certain information regarding the current executive officers of EveryWare:

Name	Age	Position
Daniel Collin	36	Chairman of the Board of Directors
Thomas J. Baldwin	58	Vice Chairman of the Board of Directors
John K. Sheppard	56	Chief Executive Officer, President and Director
Bernard Peters	48	Executive Vice President and Chief Financial Officer
Umberto Filice	53	Senior Vice President North American Sales
Kerri Cárdenas Love	40	Chief Administrative Officer, General Counsel and Secretary
Michael Nelson	55	Senior Vice President Supply Chain
Daniel Taylor	44	Senior Vice President Operations
Jacqueline Gagnon-Volles	51	Chief Marketing Officer
Colin Walker	55	Senior Vice President International
Stephen Presser	53	Director
Barry L. Kasoff	56	Director
Ronald McCray	56	Director
William Krueger	48	Director
Joseph A. De Perio	35	Director
Ron Wainshal	49	Director

Daniel Collin co-founded Monomoy in 2005 and has served as a partner and a member of the investment committee of Monomoy since 2005. Before founding Monomoy, Mr. Collin was an investment professional at KPS Special Situations Fund (now known as KPS Capital Partners) from 2001 to 2005 and an investment banker in the Mergers & Acquisition group at JP Morgan Chase & Co. from 1999 to 2001. Mr. Collin currently serves on the board of directors of the following Monomoy investments: EveryWare Global, Inc (Chairman), Gearbox Group, MPI Products LLC (Chairman), HTPG, Compass Automotive and Kurz-Kasch, Inc. He previously served on the board of directors of Anchor Holdings, Inc. since its acquisition by Monomoy in 2007 and of Oneida, Ltd. (Chairman) since its acquisition by Monomoy in 2011.

Mr. Collin is qualified to serve on our board of directors because of his experience analyzing, reviewing and managing investments in companies in the manufacturing, distribution and consumer product industries. Mr. Collin brings his extensive knowledge of these industries, and his expertise in mergers, acquisitions and financial matters, to the board of directors. In addition, Mr. Collin has had significant involvement with EveryWare and its predecessors for the past six years.

Thomas J. Baldwin was ROI’s Chairman of the Board and Chief Executive Officer from inception on September 19, 2011 until the closing of the Business Combination. Currently, Mr. Baldwin is also a private investor and a Managing Director of Clinton Group, Inc. Previously, he served as Chairman, Chief Executive Officer and President of Morton’s Restaurant Group, Inc. from December 2005 through February 2010. In addition, Mr. Baldwin served as Chief Financial Officer of Morton’s Restaurant Group, Inc. from December 1988 until December 2005. Prior to his employment at Morton’s Restaurant Group, Mr. Baldwin held management positions at Le Peep Restaurant, Citigroup and General Foods Corp., now part of Kraft Foods. Mr. Baldwin currently serves on the board of directors of Bravo Brio Restaurant Group, Inc. (NASDAQ: BBRG) and the private company boards of Benihana Asian Restaurants and Wood Fired Holding Corp., the parent company of Firebirds Wood Fired Grill Restaurants. He is a past chairman and long-time board member of the March of Dimes, Connecticut Division.

We believe that Mr. Baldwin is qualified to serve as our Vice Chairman of the Board due to his extensive experience in business operations, including as a chief executive officer of a publicly traded consumer company. Mr. Baldwin brings his comprehensive experience in brand positioning and brand management, general management including global strategy, operations, marketing and sales, people resources, investor relations, public relations, international and domestic development, franchising, as well as infrastructure functions to the board of directors.

John K. Sheppard was appointed Chief Executive Officer, President and Director of EveryWare in April 2012. Mr. Sheppard has over 25 years of senior leadership experience with some of the world’s largest consumer goods companies. From April 2011 to March 2012, Mr. Sheppard served as Executive Vice President of Alexander Proudfood, an operational consulting firm. Prior to joining EveryWare, Mr. Sheppard was an Operating Partner at Advent International, a $30 billion global private equity firm with 17 offices worldwide from 2009 to 2011. From 2001 to 2006, he held executive positions with Cott Corporation (NYSE: COT), including President, USA and President and Chief Operating Officer from 2002 to 2004 and CEO, President and a member of the board of directors from 2004 to 2006. Prior to his tenure with Cott Corporation, Mr. Sheppard held various executive positions over an approximate 20-year period with the Coca-Cola Company, 12 years of which was with Coca-Cola’s international businesses in Africa and Europe.

Mr. Sheppard is qualified to serve on our board of directors because he has experience serving as the president and chief executive officer of a public company. Mr. Sheppard will bring significant senior leadership and business experience to the board, and, as our Chief Executive Officer, will have direct responsibility for our strategy and operations.

Bernard Peters joined EveryWare Global in January 2013 as Executive Vice President and Chief Financial Officer. Mr. Peters has more than 20 years of experience during which he held senior finance roles at global consumer goods companies. Prior to joining EveryWare, Mr. Peters served as Chief Financial Officer of Heartland Automotive Services from 2010 to 2012, the largest Jiffy Lube franchisee operating more than 500 stores where he was key in increasing profitability which led to the successful sale of the company to a private equity group. Mr. Peters also served as Chief Financial Officer at The Pampered Chef from 2006 to 2009, a leading direct-selling company, where he developed an international expansion strategy. He also held various senior finance roles at Marriott International, NCR and The Coca-Cola Company where he implemented cross-border transactions and was based in Tokyo, Japan for two years. Mr. Peters is a Belgian native who is also a Certified Public Accountant.

Umberto Filice joined EveryWare in May 2004 as Vice President Sales, Retail & Specialty of EveryWare’s subsidiary Anchor Hocking, LLC and was promoted to Senior Vice President, North American Sales in March of 2013. Since March 2012, Mr. Filice has been the Senior Vice President Sales, Retail & Specialty of EveryWare’s subsidiary Anchor Hocking, LLC. Prior to that, Mr. Filice was the Senior Vice President of Sales from July 2011 until March 2012, and the Senior Vice President of Sales & Marketing from January 2008 until July 2011. Mr. Filice previously worked for EveryWare’s subsidiary Anchor Hocking, LLC from 1985 to 2002. During this tenure, he held numerous positions in Sales, Merchandising and Finance including Vice President of Sales, Foodservice and Canada; Vice President and General Manager of Anchor Hocking Canada; Merchandising Manager, Anchor Hocking Canada; Controller of Anchor Hocking Canada; and Controller of EZ Paintr and Wm. E. Wright in Canada. Prior to returning to Anchor Hocking in 2004, Mr. Filice served as Vice President, GM of Trudeau USA.

Kerri Cárdenas Love joined EveryWare in May 2012 as Senior Vice President, General Counsel and Secretary. Prior to joining EveryWare, Ms. Love worked in private legal practice as a solo practitioner from January 2010 to May 2012. From 2006 until 2009, Ms. Love served as senior in-house counsel for Greif, Inc. (NYSE:GEF), the world’s largest industrial packaging company with operations in over 50 countries. Prior to that Ms. Love was senior counsel with VIA NET.WORKS, Inc. (NASDAQ: VNWI; Euronext: VNWI) from 1998 to 2005.

Michael Nelson joined EveryWare in February 2013 as Senior Vice President Supply Chain. Prior to joining EveryWare, Mr. Nelson served as Vice President Global Supply Chain at Elkay Manufacturing, a manufacturer of stainless steel sinks, from January 2010 to February 2013 and as Vice President Supply Chain of Culligan International, a water treatment company, from April 2005 to January 2010.

Daniel Taylor joined EveryWare in December 2008 as Senior Vice President, Operations. Prior to joining EveryWare, was with World Kitchen, Inc. in the role of Senior Director of Operations from 2006 to December 2008. Mr. Taylor previously worked for Anchor from 1999 to 2006. During this tenure with Anchor, he held various positions at both the Monaca and Lancaster plants, including Plant Manager and Director of Operations. Prior to joining Anchor, Mr. Taylor worked for Corning Incorporated in various manufacturing positions.

Jacqueline Gagnon-Volles joined EveryWare in July 2011 as Vice President, Marketing and was promoted to Chief Marketing Officer in April 2012. Prior to joining EveryWare, Ms. Volles worked at Home Products International from 2007 to 2011 as Executive Vice President Sales and Marketing. Ms. Volles was the Chief Merchandising Officer for Lifetime Brands/ Pfaltzgraff responsible for the the Direct-to-Consumer division and Wholesales sales and marketing teams from January, 2004 to June 2007. Prior to that Ms. Volles was VP, Marketing at Libbey, Inc. and held several positions in the Anchor division of Newell Rubbermaid.

Colin Walker joined EveryWare in November 2012 as Senior Vice President, International. From November 2011 until November 2012, Mr. Walker was the Vice President International of SunPack Foods Limited, a juice bottler, in which he was responsible for the sale of goods internationally, product innovation and human resources. Prior to that, he held the position of President of Canadian Operations and Executive Vice President of DHR International, one of the top five retained executive search firms in the United States, from January 2007 to November 2011. Mr. Walker has also held senior management positions with such leading companies as Deloitte (formerly Deloitte and Touche), the former consumer products and services giant Imasco, and Canada Trust. Mr. Walker started his career in banking with Canada Trust leaving the organization as VP of Human Resources to join Imasco Corp. to lead its global human resources strategy.

Stephen Presser co-founded Monomoy in 2005 and has served as a partner of Monomoy and a member of the investment committee since 2005. Before founding Monomoy, Mr. Presser was a principal at KPS Special Situations Fund (now known as KPS Capital Partners) from 1997 to 2005 and an associate and a partner at Cohen, Weiss and Simon, a union-side labor law firm based in New York, New York. While at KPS, Mr. Presser served as a member of the board of directors of several KPS portfolio companies, including the public company United Road Services, Inc. (NASDAQ: URSI), and he served as Chairman of the board of directors at KPS companies AmeriCast Technologies, Inc. and Wire Rope Corporation of America. At Monomoy, Mr. Presser currently serves on the board of directors of EveryWare Global, Inc., Kurz-Kasch, Inc. (Chairman) and Katun Corp. He previously served on the board of directors of Anchor Holdings, Inc. (Chairman) since its acquisition by Monomoy in 2007 and of Oneida, Ltd. since its acquisition by Monomoy in 2011.

Mr. Presser is qualified to serve on our board of directors because of his experience analyzing, reviewing and managing investments in companies in the manufacturing, distribution and consumer product industries. Mr. Presser brings his extensive knowledge of these industries, and his expertise in mergers, acquisitions and financial matters, to the board of directors. In addition, Mr. Presser has had significant involvement with EveryWare and its predecessors for the past six years.

Barry L. Kasoff was to be elected to our board of directors upon the closing of the Business Combination. Mr. Kasoff founded Realization Services, Inc., a full-service management consulting firm specializing in assisting companies and capital stakeholders in troubled business environments, and has served as its president since 1997. Mr. Kasoff is licensed in three states as a Certified Public Accountant (CPA), and has authored numerous book reviews for the Journal of Accountancy (published by The American Institute of Certified Public Accountants). In connection with his management work with Realization Services, Inc., Mr. Kasoff served as the Chief Restructuring Officer of the following companies that filed voluntary petitions for reorganization under the federal bankruptcy laws: Mooney Aircraft Corporation (filed in 2001) and ACT

Electronics, Inc. (filed in 2008). Mr. Kasoff also served as Chief Restructuring Officer of IQT, Inc. which was declared bankrupt under the Canadian Bankruptcy and Insolvency Act in 2011.

Mr. Kasoff is qualified to serve on our board of directors because he has served in many consulting, operational and executive roles. Mr. Kasoff has extensive experience in finance and accounting, business valuations, business turnarounds, and the strategic, financial and operational aspects of operating management. Mr. Kasoff brings his perspective from handling complex financial performance, financial reporting and financial systems and control matters in a variety of industries.

Ronald McCray served on ROI’s board of directors from 2011 until the closing of the Business Combination. Mr. McCray is a private investor and corporate director. He served as Vice President and Chief Administrative Officer of Nike, Inc. from August 2007 until May 2009. He served as Senior Vice President—Law and Government Affairs of Kimberly-Clark Corporation from August 2003 until August 2007 and as its Chief Compliance Officer from November 2004 until August 2007. Mr. McCray joined Kimberly-Clark in 1987 and held other senior positions prior to 2003 and also served as a member of Kimberly-Clark’s management executive committee. Before joining Kimberly-Clark, Mr. McCray was an attorney at the law firms of Weil, Gotshal & Manges LLP in New York and Jones Day in Dallas. Mr. McCray serves on the boards of directors of A. H. Belo Corporation (NYSE: AHC) and Career Education Corporation (NASDAQ: CECO). He is a limited partner of Boston Championship Basketball, LLC and is a former director of Knight-Ridder, Inc. and Kimberly-Clark de Mexico, S.A. de C.V. Mr. McCray is also a member of the governing boards of Cornell University and Harvard Law School, a member of the executive board of the SMU Dedman School of Law, and was nominated by President Obama in May 2011 to be a member of the Federal Retirement Thrift Investment Board and confirmed by the Senate in November 2011.

Mr. McCray has significant experience and knowledge in the leadership of large organizations, accounting, finance, corporate governance, risk management, operations and marketing, as well as public company board experience. These skills, together with Mr. McCray’s legal training and experience, serve to strengthen the Board’s collective qualifications, skills and experiences.

William Krueger was elected to our board of directors upon the closing of the Business Combination. Mr. Krueger currently serves as the Senior Vice President of Manufacturing, Purchasing and Supply Chain Management of Nissan North, Central and South America, and has held this position since January 2008 and has served as Vice Chairman of Nissan, The Americas since 2011. Mr. Krueger has served on EveryWare’s board of directors since January 2008. Mr. Krueger served as Vice President—Manufacturing of Nissan Motor Manufacturing from 2005 to 2007. Prior to joining Nissan, Mr. Krueger served in various senior management positions with Toyota Motor Manufacturing Kentucky and Toyota Motor Manufacturing Indiana.

Mr. Krueger is qualified to serve on our board of directors because he has extensive experience serving in a senior executive role. Mr. Krueger brings his background in manufacturing and global marketing to the board of directors.

Joseph A. De Perio was ROI’s Vice Chairman of the Board and President from inception on September 19, 2011 until the consummation of the Business Combination. Mr. De Perio has been a senior member of the portfolio management team of Clinton Group, Inc. from 2006 to December 2007 and October 2010 to the present. As a senior portfolio manager at Clinton Group, Mr. De Perio is involved in all aspects of portfolio management for the public equity and private equity strategies at Clinton Group, including origination, trading, structuring and research. Prior to joining Clinton Group, he was a Vice President at Millennium Management executing a public equity strategy. Prior to his work in hedge funds, Mr. De Perio was an associate at Trimaran Capital Partners, a middle-market private equity investment fund, where he originated, executed and monitored leveraged buyout and growth equity investments in the healthcare, technology and consumer industries. Mr. De Perio was also an associate and an analyst in the Mergers and Acquisitions department of CIBC Oppenheimer.

Mr. De Perio currently serves on the board of directors of Overland Storage, Inc. (NASDAQ: OVRL) and served on the Board of Directors of Viking Systems, Inc. (OTC: VKNG) from June 2011 until its sale to Conmed Corporation in October 2012.

Mr. De Perio has over 12 years experience in corporate finance, including over 9 years as an investment analyst and portfolio manager in private equity and public equity. He has a strong understanding of corporate finance and strategic business planning activities. While serving as a member of the Clinton Group investment team, he gained significant experience advising and investing in public companies including consumer products companies. In addition, his experience as a director of companies outside the consumer industry enables Mr. De Perio to contribute additional perspective to board discussions.

Ron Wainshal was elected to our board of directors upon the closing of the Business Combination. Since 2005, Mr. Wainshal has served as the Chief Executive Officer of Aircastle, Ltd., an aircraft leasing company that has been publicly traded on the New York Stock Exchange. Prior to joining Aircastle, Mr. Wainshal led the Asset Management group of General Electric Commercial Aviation Services (GECAS), where he led many airline restructuring efforts and bond market activities, as well as holding marketing and structured finance roles. Prior to joining GECAS, Mr. Wainshal was a principal and co-owner of a financial advisory company specializing in transportation infrastructure from 1994 to 1998, and prior to that, he held positions at Capstar Partners, The Transportation Group and Ryder System. Mr. Wainshal has served as a director of Aircastle, Ltd. since May 2010.

Mr. Wainshal is qualified to serve on our board of directors because he has experience serving as the chief executive officer and a director of a public company and in other financially-oriented roles throughout his career. In addition, Mr. Wainshal beings his experience in restructuring and bond market activities to the board of directors.

Classified Board of Directors

In accordance with our third amended and restated certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Except as otherwise provided by law and subject to the rights of any class or series of preferred stock, vacancies on our board of directors (including a vacancy created by an increase in the size of the board of directors) may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the board of directors to fill a vacancy (other than a vacancy created by an increase in the size of the board of directors) serves for the unexpired term of such director’s predecessor in office and until such director’s successor is elected and qualified. A director appointed to fill a position resulting from an increase in the size of the board of directors serves until the next annual meeting of stockholders at which the class of directors to which such director is assigned by the board of directors is to be elected by stockholders and until such director’s successor is elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Our directors will be divided among the three classes and are as follows:

•	The Class I directors are Messrs. Collin, Presser and Baldwin, with initial terms expiring at the 2016 annual meeting of stockholders;

•	The Class II directors are Messrs. McCray, Wainshal and Krueger, with initial terms expiring at the 2014 annual meeting of stockholders; and

•	The Class III directors are Mr. De Perio, Mr. Kasoff and Mr. Sheppard, with terms expiring at the 2015 annual meeting of stockholders.

We have entered into a governance agreement with Clinton Magnolia Master Fund, Ltd. (the “Sponsor”) and the MCP Funds that provides the MCP Funds the right to designate a portion of the nominees for election to our board of directors for so long as the MCP Funds beneficially own 5% or more of the total number of shares of our common stock then outstanding. Further, for so long as the MCP Funds are entitled to designate for election a majority of the board of directors pursuant to the governance agreement, the MCP Funds shall designate the chairman of the board.

Committees of the Board of Directors

The standing committees of our board of directors consist of an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Each of the committees reports to the board of directors as it deems appropriate and as the board may request. The composition, duties and responsibilities of these committees are set forth below.

Audit Committee

The Audit Committee is responsible for, among other matters: (1) appointing, retaining and evaluating our independent registered public accounting firm and approving all services to be performed by them; (2) overseeing our independent registered public accounting firm’s qualifications, independence and performance; (3) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (4) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (5) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (6) reviewing and approving related person transactions.

Our Audit Committee is composed of Barry Kasoff, Ronald McCray and Ron Wainshal. We believe that Messrs. Kasoff, McCray and Wainshal qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership. We also believe that Mr. Kasoff qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. Our board of directors has adopted a written charter for the Audit Committee, which is available on our corporate website at www.everywareglobal.com. The information on our website is not part of this prospectus supplement.

Compensation Committee

The Compensation Committee is responsible for, among other matters: (1) reviewing key employee compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, chief executive officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and (4) administering our stock plans and other incentive compensation plans.

Our Compensation Committee is composed of Thomas J. Baldwin, Stephen Presser and William Krueger. Our board of directors has adopted a written charter for the Compensation Committee, which is available on our corporate website at www.everywareglobal.com upon the completion of the Business Combination. The information on our website is not part of this prospectus supplement.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee is responsible for, among other matters: (1) identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; (2) overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; and (4) developing and recommending to our board of directors a set of corporate governance guidelines and principles applicable to us.

Our Corporate Governance and Nominating Committee is composed of Joseph A. De Perio, Daniel Collin and John K. Sheppard. Our board of directors has adopted a written charter for the Corporate Governance and Nominating Committee, which is available on our corporate website at www.everywareglobal.com upon the completion of the Business Combination. The information on our website is not part of this prospectus supplement.

Compensation Committee Interlocks and Insider Participation

During 2012, no officer or employee served as a member of the Company’s Compensation Committee. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or Compensation Committee.

PRINCIPAL AND SELLING STOCKHOLDERS

The selling stockholders are offering to sell 1,750,000 shares of our common stock. The following table sets forth information with respect to the beneficial ownership of our common stock held as of September 11, 2013 by the selling stockholders, the number of shares being offered hereby and information with respect to shares to be beneficially owned by the selling stockholders assuming all the shares covered by this prospectus supplement are sold. The percentages in the following table are based on 22,045,373 shares of our common stock outstanding as of September 11, 2013. In calculating this percentage for a particular holder, we treated as outstanding the number of shares of our common stock issuable upon exercise of that particular holder’s options that are exercisable or become exercisable within 60 days of September 11, 2013 and warrants and did not assume exercise of any other holder’s options or warrants.

For a description of the material relationships between us and the selling stockholders, please see “Principal and Selling Stockholders—Material Relationships” in the accompanying prospectus.

	Shares Beneficially Owned Prior to This Offering			Shares To Be Sold in This Offering Assuming No Exercise of the Option to Purchase Additional Shares	Shares To Be Sold in This Offering Assuming Full Exercise of the Option to Purchase Additional Shares	Shares Beneficially Owned After This Offering Assuming No Exercise of the Option to Purchase Additional Shares		Shares Beneficially Owned After This Offering Assuming Full Exercise of the Option to Purchase Additional Shares
Name	#		%	#	#	#	%	#	%
Principal Stockholders:
MCP Funds(1)	15,012,713		68.1%	1,699,773	1,954,740	13,312,940	60.4%	13,057,973	59.2%
Clinton Magnolia Master Fund, Ltd.(2)	5,129,926	(3)	21.1%	–	–	5,129,926	21.1%	5,129,926	21.1%
Clinton Spotlight Master Fund, L.P.(4)	750,000	(5)	3.4%	–	–	750,000	3.4%	750,000	3.4%

Executive Officers:
John Sheppard(6)	40,691		*	–	–	40,691	*	40,691	*
Bernard Peters(7)	100		*	–	–	100	*	100	*
Umberto Filice(8)	130,544		*	14,657	16,856	115,887	*	113,688	*
Kerri Cardenas Love(9)	2,268		*	–	–	2,268	*	2,268	*
Michael Nelson(10)	–		–	–	–	–	*	–	*
Daniel J. Taylor(11)	73,537		*	–	–	73,537	*	73,537	*
Jacqueline Gagnon-Volles(12)	3,252		*	–	–	3,252	*	3,252	*
Colin Walker(13)	4,746		*	–	–	4,746	*	4,746	*

	Shares Beneficially Owned Prior to This Offering		Shares To Be Sold in This Offering Assuming No Exercise of the Option to Purchase Additional Shares	Shares To Be Sold in This Offering Assuming Full Exercise of the Option to Purchase Additional Shares	Shares Beneficially Owned After This Offering Assuming No Exercise of the Option to Purchase Additional Shares		Shares Beneficially Owned After This Offering Assuming Full Exercise of the Option to Purchase Additional Shares
Name	#	%	#	#	#	%	#	%

Directors and Executive Officers as a Group(14)	15,298,601	69.2%	1,714,430	1,971,596	13,584,171	61.6%	13,327,005	60.4%

Other Selling Stockholders
Mashburn Enterprises, LLC(15)	4,000	*	–	–	4,000	*	4,000	*
Thomas J. Baldwin(16)	15,000	*	–	–	15,000	*	15,000	*
David L. Burke(17)	4,000	*	–	–	4,000	*	4,000	*
Daniel G. Bender(18)	8,736	*	–	–	8,736	*	8,736	*
Michael J. Bohland(19)	8,736	*	989	1,137	7,747	*	7,599	*
Andrew Church(20)	6,976	*	–	–	6,976	*	6,976	*
Mark Eichhorn(21)	125,720	*	14,234	16,369	111,486	*	109,351	*
Brett Fulford(22)	15,129	*	–	–	15,129	*	15,129	*
Mark Hedstrom(23)	103,881	*	–	–	103,881	*	103,881	*
Debbie Kidwell(24)	8,736	*	989	1,137	7,747	*	7,599	*
William Krueger(25)	6,750	*	–	–	6,750	*	6,750	*
Robert Ryder(26)	43,677	*	4,945	5,687	38,732	*	37,990	*
John Schroeder(27)	7,673	*	656	754	7,017	*	6,919	*
Nathan Smith(28)	8,736	*	–	–	8,736	*	8,736	*
Joseph A. Stein(29)	4,000	*	–	–	4,000	*	4,000	*
Joseph Sundberg(30)	121,501	*	13,757	15,820	107,744	*	105,681	*

(*)	Represents less than 1%.

(1)

The MCP Funds own 15,012,713 shares of common stock, which are owned directly as follows: (i) 9,256,438 (including 737,447 Earnout Shares) shares by Monomoy Capital Partners, L.P. (“MCP”), (ii) 287,763 (including 22,926 Earnout Shares) shares by MCP Supplemental Fund, L.P. (“MCP Supplemental Fund”), (iii) 47,922 (including 3,818 Earnout Shares) shares by Monomoy Executive Co- Investment Fund, L.P. (“Co-Investment Fund”), (iv) 5,254,178 shares (including 418,592 Earnout Shares) by Monomoy Capital Partners II, L.P. (“MCP II”) and (v) 166,412 shares (including 13,258 Earnout Shares) by MCP Supplemental Fund II, L.P. (“MCP Supplemental Fund II”). The shares offered hereby include 1,048,034 shares (or 1,205,241 shares if the underwriters exercise their option to purchase additional shares in full) offered by Monomoy Capital Partners, L.P., 32,581 shares (or 37,468 shares if the underwriters exercise their option to purchase additional shares in full) offered by MCP Supplemental Fund, L.P., 5,426 shares (or 6,240 shares if the underwriters exercise their option to purchase additional shares in full) offered by Monomoy Executive Co-Investment Fund, L.P., 594,890 shares (or 684,123 shares if the underwriters exercise their option to purchase additional shares in full) offered by Monomoy Capital Partners II, L.P. and 18,842 shares (or 21,668 shares if the underwriters exercise their option to purchase additional shares in full) offered by MCP Supplemental Fund II, L.P. Monomoy General Partner, L.P. (“Monomoy GP”), the general partner of MCP, MCP Supplemental Fund and Co-Investment Fund, may be deemed to share beneficial ownership of the shares held directly by such entities. Monomoy General Partner II, L.P. (“Monomoy GP II”), the general partner of MCP II and MCP Supplemental Fund II, may be deemed to share beneficial ownership of the shares held directly by such entities. Monomoy Ultimate GP, LLC (“Ultimate GP”), the general partner of Monomoy GP and Monomoy GP II, may be deemed to share beneficial ownership of the shares held directly by each of MCP, MCP Supplemental Fund, Co-Investment Fund, MCP II and MCP Supplemental Fund II. Stephen Presser, Daniel Collin and Justin Hillenbrand are the sole members of the limited partner committee of each of Monomoy GP and Monomoy GP II that have the power, acting as a committee, to vote or dispose of the shares held directly by MCP, MCP Supplemental Fund, Co-Investment Fund, MCP II and MCP Supplemental Fund II, and may be deemed to share beneficial ownership of the shares held directly by such entities. Each of Messrs. Presser, Collin and Hillenbrand are the members of the Ultimate GP. Each of Monomoy GP, Monomoy GP II, Ultimate GP, Mr. Presser, Mr. Collin and Mr. Hillenbrand disclaim beneficial ownership of the shares held directly by MCP, MCP Supplemental Fund, Co-Investment Fund, MCP II and MCP Supplemental Fund II except to the extent of their pecuniary interest therein. The address for MCP, MCP Supplemental Fund, Co-Investment Fund, MCP II, MCP

Supplemental Fund II, Monomoy GP, Monomoy GP II, Ultimate GP, Mr. Presser, Mr. Collin and Mr. Hillenbrand is 142 West 57th Street, 17th Floor, New York, NY 10019.

(2)	The principal business address of Clinton Magnolia Master Fund, Ltd. is c/o Fortis Fund Services (Cayman) Limited, P.O. Box 2003 GT, Grand Pavilion Commercial Centre, 802 West Bay Road, Grand Cayman, Cayman Islands. The Sponsor’s investment and voting decisions are determined by The Clinton Group, Inc. as its investment manager. George E. Hall is the Chief Investment Officer and President of Clinton Group, Inc. The principal business address of Clinton Group, Inc. and Mr. Hall is 601 Lexington Avenue, 51st Fl., New York, NY 10022. As the Chief Investment Officer and President of Clinton Group, Inc., Mr. Hall has the sole voting and dispositive power with respect to the shares of our common stock being offered for resale by the Sponsor. Mr. Hall disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(3)	These shares include 1,863,000 founder shares held by the Sponsor, which were purchased from an affiliate of our Sponsor on July 26, 2012, which includes 282,255 founder shares subject to complete or partial forfeiture if the trading price of the common stock following consummation of the Business Combination, does not exceed $15.00 per share for any 20 trading days within any 30 trading day period within five years following of the closing of the Business Combination. Shares beneficially owned before the offering includes (i) 3,866,667 sponsor warrants to purchase 1,933,333.5 shares of common stock owned by the Sponsor which were originally purchased at our IPO, (ii) 557,184 public warrants to purchase 278,592 shares of common stock purchased in the open market, (iii) 1,050,000 common shares purchased in a private placement in conjunction with the Business Combination and (iv) 5,000 shares of common stock purchased in the open market.

(4)	Clinton Spotlight Master Fund, L.P. (“Spotlight”) is an affiliate of the Sponsor. Spotlight’s investment and voting decisions are determined by The Clinton Group, Inc. as its investment manager. As the Chief Investment Officer and President of The Clinton Group, Inc., Mr. Hall has the sole voting and dispositive power with respect to the shares of our common stock being offered for resale by Spotlight. Mr. Hall disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(5)	Includes 300,000 sponsor warrants to purchase 150,000 shares of common stock purchased by our Sponsor and subsequently transferred to Clinton Spotlight Master Fund, L.P. immediately prior to the closing of the Business Combination and 600,000 common shares purchased in a private placement in conjunction with the Business Combination.

(6)	Shares beneficially owned includes 651 Earnout Shares and options to purchase 32,520 shares that vest within 60 days of August 29, 2013, and does not include options to purchase up to 243,899 shares that would vest based upon the MCP Funds receiving a specified level of net cash inflows, options to purchase 160,000 shares that do not vest within 60 days of September 11, 2013 or options to purchase 130,079 shares that would vest when the MCP Funds own less than 50% of our voting equity securities.

(7)	Shares beneficially owned does not include options to purchase 121,899 shares that do not vest within 60 days of September 11, 2013.

(8)	Shares beneficially owned includes 10,314 Earnout Shares and options to purchase 1,084 shares that vest within 60 days of September 11, 2013, and does not include options to purchase up to 8,130 shares that would vest based upon the MCP Funds receiving a specified level of net cash inflows or options to purchase 4,336 shares that would vest when the MCP Funds own less than 50% of our voting equity securities.

(9)	Shares beneficially owned includes options to purchase 2,168 shares that vest within 60 days of September 11, 2013, and does not include options to purchase up to 16,260 shares that would vest based upon the MCP Funds receiving a specified level of net cash inflows. or options to purchase 8,672 shares that would vest when the MCP Funds own less than 50% of our voting equity securities.

(10)	Shares beneficially owned does not include options to purchase 13,544 shares that do not vest within 60 days of September 11, 2013.

(11)	Shares beneficially owned includes 5,686 Earnout Shares and options to purchase 2,168 shares that vest within 60 days of September 11, 2013, and does not include options to purchase up to 16,260 shares that would vest based upon the MCP Funds receiving a specified level of net cash inflows. or options to purchase 8,672 shares that would vest when the MCP Funds own less than 50% of our voting equity securities.

(12)	Shares beneficially owned includes options to purchase 3,252 shares that vest within 60 days of September 11, 2013, and does not include options to purchase up to 24,390 shares that would vest based upon the MCP Funds receiving a specified level of net cash inflows. or options to purchase 13,008 shares that would vest when the MCP Funds own less than 50% of our voting equity securities.

(13)	Shares beneficially owned includes 162 Earnout Shares and options to purchase 2,710 shares that vest within 60 days of September 11, 2013, and does not include options to purchase up to 20,325 shares that would vest based upon the MCP Funds receiving a specified level of net cash inflows or options to purchase 10,840 shares that would vest when the MCP Funds own less than 50% of our voting equity securities.

(14)	Shares beneficially owned by our directors and executive officers as a group includes an aggregate of 1,213,392 Earnout Shares and options to purchase an aggregate of 43,902 shares that vest within 60 days of September 11, 2013, and does not include options to purchase up to an aggregate of 329,263 shares that would vest based upon the MCP Funds receiving a specified level of net cash inflows, or options to purchase an aggregate of 295,443 shares that do not vest within 60 days of September 11, 2013 or options to purchase an aggregate of 219,509 shares that would vest when the MCP Funds own less than 50% of our voting equity securities. Includes the shares held by the MCP Funds. Each of Messrs. Collin and Presser disclaim beneficial ownership of the shares held directly by the MCP Funds except to the extent of their pecuniary interest therein. See footnote (3).

(15)

Includes 612 founder shares subject to complete or partial forfeiture if the trading price of the common stock following consummation of the Business Combination does not exceed $15.00 per share for any 20 trading days within any 30 trading day period within five years following the closing of the Business Combination. Jamal Mashburn, the President and Chief Executive Officer of Mashburn Enterprises, LLC, has the sole voting and dispositive power with respect to the shares of our common stock being offered for resale by Mashburn Enterprises, LLC.

(16)	Includes 10,000 shares originally sold as part of units issued simultaneously with our initial public offering to Mr. Baldwin and 10,000 warrants to purchase 5,000 shares of common stock.

(17)	Includes 612 founder shares subject to complete or partial forfeiture if the trading price of the common stock following consummation of the Business Combination does not exceed $15.00 per share for any 20 trading days within any 30 trading day period within five years following the closing of the Business Combination.

(18)	Includes 696 Earnout Shares.

(19)	Includes 696 Earnout Shares.

(20)	Includes 556 Earnout Shares.

(21)	Includes 10,016 Earnout Shares.

(22)	Includes 1,205 Earnout Shares.

(23)	Includes 8,276 Earnout Shares.

(24)	Includes 696 Earnout Shares.

(25)	Includes 538 Earnout Shares.

(26)	Includes 3,480 Earnout Shares.

(27)	Includes 611 Earnout Shares.

(28)	Includes 696 Earnout Shares.

(29)	Includes 612 founder shares subject to complete or partial forfeiture if the trading price of the common stock following consummation of the Business Combination does not exceed $15.00 per share for any 20 trading days within any 30 trading day period within five years following the closing of the Business Combination.

(30)	Includes 9,680 Earnout Shares.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR

NON-U.S. HOLDERS

The following is a summary of material U.S. federal income tax consequences of the ownership and disposition of our common stock by a non-U.S. holder that purchases shares of our common stock in this offering. For purposes of this summary, a “non-U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

•	An individual who is not a citizen or resident of the United States.;

•	a corporation (or entity treated as a corporation for U.S. federal income tax purposes) that is created or organized under the laws of a jurisdiction other than the United States, any state thereof, or the District of Columbia;

•	a foreign estate (i.e., an estate other than an estate the income of which is subject to U.S. federal income taxation regardless of its source); or

•	a foreign trust (i.e., a trust other than a trust (i) with respect to which a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions or (ii) that has in effect a valid election under the applicable Treasury regulations to be treated as a United States person).

In the case of a holder that is classified as a partnership for U.S. federal income tax purposes, the tax treatment of a person treated as a partner in such partnership for U.S. federal income tax purposes generally will depend on the status of the partner and the activities of the partner and the partnership. Partnerships and other entities treated as partnerships for U.S. federal tax purposes and persons holding our common stock through a partnership or such an entity should consult their own tax advisers.

This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be changed, perhaps retroactively, or subject to differing interpretations so as to result in U.S. federal income tax consequences different from those summarized below. We cannot assure you that a change in law, possibly with retroactive application, will not alter the tax considerations that we describe in this summary. We have not sought and do not plan to seek any ruling from the U.S. Internal Revenue Service (the “IRS”), with respect to statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with our statements and conclusions.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances, and does not deal with federal taxes other than the U.S. federal income tax, with alternative minimum tax considerations, with the unearned income Medicare contribution tax, or with non-U.S., state or local tax considerations. Special rules and considerations, not discussed here, may apply to certain non-U.S. holders, including:

•	U.S. expatriates;

•	traders, brokers or dealers in securities or currencies;

•	financial institutions or insurance companies;

•	tax-exempt organizations;

•	pension plans;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	pass-through entities or investors in pass-through entities;

•	persons who have elected to mark securities to market; and

•	persons who hold shares of our common stock as part of a straddle, hedge or other integrated investment.

Such non-U.S. holders should consult their own tax advisers to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

This summary applies only to a non-U.S. holder that holds our common stock as a capital asset (within the meaning of Section 1221 of the Code).

If you are considering the purchase of our common stock, you should consult your own tax adviser concerning the particular U.S. federal income tax consequences to you of the ownership and disposition of our common stock, as well as the consequences to you arising under U.S. tax laws other than the federal income tax law or under the laws of any other taxing jurisdiction.

Distributions on Shares of Our Common Stock

In the event that we make a distribution of cash or property (other than certain stock distributions) with respect to our common stock (or in the case of certain redemptions that are treated as distributions with respect to our common stock), any such distributions will be treated as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Subject also to the discussions below under the headings “Information Reporting and Backup Withholding” and “Legislation Affecting Taxation of Common Stock Held By or Through Foreign Entities,” dividends paid to you will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by you within the United States and, where required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates as if you were a resident of the United States. Certain certification and disclosure requirements including delivery of a properly executed IRS Form W-8ECI must be satisfied for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation (or entity treated as a foreign corporation for U.S. federal income tax purposes) may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If the amount of a distribution paid on our common stock exceeds our current and accumulated earnings and profits, such excess will be allocated ratably among each share of common stock with respect to which the distribution is paid and treated first as a tax-free return of capital to the extent of your adjusted tax basis in each such share, and thereafter as capital gain from a sale or other disposition of such share of common stock treated as described below under the heading “Gain on Disposition of Common Stock.” Your adjusted tax basis is generally the purchase price of such shares, reduced by the amount of any such tax-free returns of capital.

If you wish to claim the benefit of an applicable treaty rate to avoid or reduce withholding of U.S. federal income tax for dividends, then you must (a) provide the withholding agent with a properly completed IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that you are not a U.S. person and are eligible for treaty benefits, or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that act as intermediaries (including partnerships).

Any documentation provided to an applicable withholding agent may need to be updated in certain circumstances. The certification requirements described above also may require a non-U.S. holder to provide its U.S. taxpayer identification number. You should consult your tax adviser regarding the certification requirements for non-U.S. persons.

If you are eligible for a reduced rate of U.S. federal income tax pursuant to an income tax treaty, then you may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

Gain on Disposition of Common Stock

Subject to the discussions below under the headings “Information Reporting and Backup Withholding” and “Legislation Affecting Taxation of Common Stock Held By or Through Foreign Entities,” you generally will not be subject to U.S. federal income tax with respect to gain realized on the sale or other taxable disposition of our common stock (including a redemption, but only if the redemption would be treated as a sale or exchange rather than a distribution for U.S. federal income tax purposes), unless:

•	the gain is effectively connected with a trade or business you conduct in the United States, and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base;

•	You are an individual who is present in the U.S. for 183 or more days in the taxable year of the disposition and you meet certain other conditions; or

•	we are or have been during a specified testing period a “U.S. real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes, and certain other conditions are met.

If you are engaged in a trade or business in the United States and the gain on disposition of the common stock is effectively connected with the conduct of this trade or business, you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. In addition, if you are a foreign corporation (or entity treated as a foreign corporation for U.S. federal income tax purposes), you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

If you are an individual who is present in the U.S. for 183 or more days in the taxable year and you meet certain other conditions, you generally will be subject to U.S. federal income tax at a rate of 30% (unless an applicable income tax treaty provides otherwise) on the amount by which your capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition.

We believe we are not currently a USRPHC for U.S. federal income tax purposes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our non-U.S. real property interests from time to time, there can be no assurance that we will not become a USRPHC. Even if we are or become a USRPHC, gain arising from the sale or other taxable disposition by you of our common stock will not be subject to tax if such class of stock is considered to be “regularly traded” on an established securities market, and you did not (as of the time of sale or other disposition) own, actually or constructively, more than 5% of our common stock throughout the five-year period ending on the date of the sale or other taxable disposition of the stock. We expect our common stock to be “regularly traded” on an established securities market, although we cannot guarantee it will be so traded. If a gain on the sale or other taxable disposition of our stock were subject to taxation due to USRPHC status, you would be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. person and the person acquiring our stock from you generally would have to withhold 10% of the amount of the proceeds of the disposition. A non-U.S. holder subject to withholding under such circumstances should consult its tax adviser as to whether such non-U.S. holder can obtain a refund or credit for all or a portion of the withheld amounts.

Information Reporting and Backup Withholding

We must report annually to the IRS and to you the amount of distributions paid to you and the amount of tax, if any, withheld with respect to such distributions. The IRS may make this information available to the tax authorities in the country in which you are resident.

In addition, you may be subject to information reporting requirements and backup withholding with respect to dividends paid on, and the proceeds of disposition of, shares of our common stock, unless, generally, you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption. Additional rules relating to information reporting requirements and backup withholding with respect to payments of the proceeds from the disposition of shares of our common stock are as follows:

•	If the proceeds are paid to or through the U.S. office of a broker, the proceeds generally will be subject to backup withholding and information reporting, unless you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption.

•	If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and is not a foreign person with certain specified U.S. connections (a “U.S.-related person”), information reporting and backup withholding generally will not apply.

•	If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a U.S.-related person, the proceeds generally will be subject to information reporting (but not to backup withholding), unless you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption.

Copies of the information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is incorporated under the provisions of an applicable treaty or agreement. Prospective investors should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished by you to the IRS.

Legislation Affecting Taxation of Common Stock Held By or Through Foreign Entities

Legislation enacted in 2010 generally will impose a withholding tax of 30% on dividends from our common stock paid on or after July 1, 2014 and the gross proceeds of a disposition of our common stock paid on or after January 1, 2017 to a foreign financial institution, unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or such entity is compliant under an applicable intergovernmental agreement. Absent any applicable exception, this legislation also generally will impose a withholding tax of 30% on dividends from our common stock paid on or after July 1, 2014 and the gross proceeds of a disposition of our common stock paid on or after January 1, 2017 to a foreign entity that is not a foreign financial institution unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly own more than 10% of the entity. Under certain circumstances, a non-U.S. holder of our common stock might be eligible for refunds or credits of such taxes, and a non-U.S. holder might be required to file a U.S. federal income tax return or other documentation as required by the IRS to claim such refunds or credits. Investors are encouraged to consult with their own tax advisers regarding the implications of this legislation on their investment in our common stock.

THE SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. POTENTIAL PURCHASERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISERS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS OF OWNING AND DISPOSING OF OUR COMMON STOCK.

UNDERWRITING

We and the selling stockholders have entered into an underwriting agreement with the underwriters named below. Oppenheimer & Co. Inc. is acting as representative of the underwriters.

The underwriting agreement provides for the purchase from the selling stockholders of a specific number of shares of common stock by each of the underwriters. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:

Underwriter	Number of Shares
Oppenheimer & Co. Inc.	1,426,250
CJS Securities, Inc.	96,250
Telsey Advisory Group, LLC	96,250
Imperial Capital, LLC	70,000
BTIG, LLC	61,250

Total	1,750,000

The underwriters have agreed to purchase all of the shares offered by this prospectus supplement (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

The shares should be ready for delivery on or about September 18, 2013 against payment in immediately available funds. The underwriters are offering the shares subject to various conditions and may reject all or part of any order. The representative has advised us and the selling stockholders that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus supplement. After the shares are released for sale to the public, the representative may change the offering price and other selling terms at various times.

The selling stockholders have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus supplement, permits the underwriters to purchase a maximum of 262,500 additional shares from the selling stockholders to cover over- allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the initial public offering price that appears on the cover page of this prospectus supplement, less the underwriting discount. If this option is exercised in full, the total price to public will be $23,143,750 and the total proceeds to the selling stockholders will be $21,986,562.50. The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter’s initial amount reflected in the foregoing table.

The following table provides information regarding the amount of the discount to be paid to the underwriters by the selling stockholders:

	Per Share	Total Without Exercise of Over-Allotment Option	Total With Full Exercise of Over-Allotment Option
Selling stockholders	$0.575	$1,006,250.00	$1,157,187.50

The estimated offering expenses payable by us are approximately $0.6 million, which includes up to $30,000 that we have agreed to reimburse the underwriters for the fees incurred by them in connection with the offering.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We, our officers and directors and some other stockholders have agreed to a 90 day “lock up” with respect to shares of common stock that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that, for a period of 90 days following the date of this prospectus supplement, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of Oppenheimer & Co., Inc.

Rules of the SEC may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•	Stabilizing transactions—The representative may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

•	Over-allotments and syndicate covering transactions—The underwriters may sell more shares of our common stock in connection with this offering than the number of shares than they have committed to purchase. This over- allotment creates a short position for the underwriters. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares in this offering described above. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in this offering.

•	Penalty bids—If the representative purchases shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

•	Passive market making—Market makers in the shares who are underwriters or prospective underwriters may make bids for or purchases of shares, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the NASDAQ Global Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

Oppenheimer & Co. Inc. was previously engaged as a financial advisor, marketing agent and junior arranger (in connection with a senior debt financing) in April of 2013 by ROI Acquisition Corp. Oppenheimer & Co. Inc.

was paid a fee to help facilitate the merger process between ROI Acquisition Corp and us, by providing financial and business advice. The term of such engagement ended on June 30, 2013.

Electronic Delivery of Prospectus Supplement: A prospectus supplement in electronic format may be delivered to potential investors by one or more of the underwriters participating in this offering. The prospectus supplement in electronic format will be identical to the paper version of such prospectus supplement. Other than the prospectus supplement in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus supplement or the registration statement of which this prospectus supplement forms a part.

Notice to Non-US Investors

BELGIUM

The offering is exclusively conducted under applicable private placement exemptions and therefore it has not and will not be notified to, and this document or any other offering material relating to the shares has not and will not be approved by, the Belgian Banking, Finance and Insurance Commission (“Commission bancaire, financiere, et des assurances/Commissie voor het Bank-, Financie- en Assurantiewezen”). Any representation to the contrary is unlawful.

Each underwriter has undertaken not to offer sell, resell, transfer or deliver directly or indirectly, any shares, or to take any steps relating/ancillary thereto, and not to distribute or publish this document or any other material relating to the shares or to the offering in a manner which would be construed as: (a) a public offering under the Belgian Royal Decree of 7 July 1999 on the public character of financial transactions; or (b) an offering of shares to the public under Directive 2003/71/EC which triggers an obligation to publish a prospectus in Belgium. Any action contrary to these restrictions will cause the recipient and the Company to be in violation of Belgian securities laws.

FRANCE

Neither this prospectus supplement nor any other offering material relating to the shares has been submitted to the clearance procedures of the Autorite des marches financiers in France. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be: (a) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (b) used in connection with any offer for subscription or sale of the shares to the public in France. Such offers, sales and distributions will be made in France only: (i) to qualified investors (investisseurs qualifies) and/or to a restricted circle of investors (cercle restraint d’investissers), in each case investing for their own account, all as defined in and in accordance with Articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monetaire et financier; (ii) to investment services providers authorized to engage in portfolio management on behalf of third parties; or (iii) in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or-3° of the French Code monetaire et financier and article 211-2 of the General Regulations (Reglement General) of the Autorite des marches financiers, does not constitute a public offer (appel public a l’epargne). Such shares may be resold only in compliance with Articles L.411-1, L.411-2, L.412-1, and L.621-8-3 of French Code monetaire et financier.

UNITED KINGDOM/GERMANY/NORWAY/THE NETHERLANDS

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State other that the offers contemplated in this prospectus supplements once this prospectus supplement has been approved by the competent authority in such Member State and published and passported in accordance with the Prospective Directive as implemented in such Member States, except that an offer to the public in that Relevant Member

State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more that €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d)	in any circumstances other circumstances falling within Article 3(2) of the Prospectus Directive,

Provided that no such offer of shares shall result in a requirement for the publication by the Company or any Underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purpose of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each Underwriter has represented, warranted and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the Company; and

(b)	it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

ISRAEL

In the State of Israel, the shares offered hereby may not be offered to any person or entity other than the following:

(a)	a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or management company of such a fund;

(b)	a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or management of such a fund;

(c)	an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, (d) a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of Securities Law 1968;

(d)	a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15(a)(b) of Securities Law 1968;

(e)	a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

(f)	a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15(A)(b) of the Securities Law 1968;

(g)	an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

(h)	a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

(i)	an entity primarily engaged in capital market activities in which all of the equity owners meet one or more of the above criteria; and

(j)	an entity, other than an entity formed for the purpose of purchasing shares in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

Any offeree of the shares offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus supplement will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

ITALY

The offering of the shares offered hereby in Italy has not been registered with the Commissione Nazionale per la Societa e la Borsa (“CONSOB”) pursuant to Italian shares legislation and, accordingly, the shares offered hereby cannot be offered, sold or delivered in the Republic of Italy (“Italy”) nor may any copy of this prospectus supplement or any other document relating to the shares offered hereby be distributed in Italy other than to professional investors (operatori qualificati) as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of July, 1998 as subsequently amended. Any offer, sale or delivery of the shares offered hereby or distribution of copies of this prospectus supplement or any other document relating to the shares offered hereby in Italy must be made:

(a)	by an invest firm, bank or intermediary permitted to conduct such activities in Italy in accordance with Legislative Decree No. 58 of 24 February 1998 and Legislative Decree No. 385 of 1 September 1993 (the “Banking Act”);

(b)	in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy; and

(c)	in compliance with any other applicable laws and regulations and other possible requirements or limitations which may be imposed by Italian authorities.

SWEDEN

This prospectus supplement has not been nor will it be registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this prospectus supplement may not be made available, nor may the shares offered hereunder be marketed and offered for sale in Sweden, other than under circumstances which are deemed not to require a prospectus under the Financial Instruments Trading Act (1991: 980). This offering will only be made to qualified investors in Sweden.

SWITZERLAND

The shares offered pursuant to this prospectus supplement will not be offered, directly or indirectly, to the public in Switzerland and this prospectus supplement does not constitute a public offering prospectus as that term is understood pursuant to art 652a or art. 1156 of Swiss Federal Code of Obligations. The Company has not applied for a listing of the shares being offered pursuant to this prospectus supplement on the SWX Swiss Exchange, and consequently, the information presented in this prospectus supplement does not necessarily comply with the information standards set out in the relevant listing rules. The shares being offered pursuant to this prospectus supplement have not been registered with the Swiss Federal Banking Commission as foreign investment funds, and the investor protection afforded to acquirers of investment fund certificates does not extend to acquirers of shares.

Investors are advised to contact their legal, financial or tax advisers to obtain an independent assessment of the financial and tax consequences of an investment in the shares.

LEGAL MATTERS

The validity of the shares of common stock offered pursuant to this prospectus supplement will be passed upon by Kirkland & Ellis LLP, Chicago, Illinois. Some of the partners of Kirkland & Ellis LLP are members of a partnership that is an investor in certain of the MCP Funds, and some of the partners of Kirkland & Ellis LLP own shares of common stock of the Company. Kirkland & Ellis LLP has from time to time represented, and may continue to represent, the MCP Funds and some of its affiliates in connection with various legal matters. Certain legal matters will be passed upon for the underwriters by Ropes & Gray LLP, Boston, Massachusetts.

EXPERTS

The audited financial statements of ROI Acquisition Corp. (a development stage company) as of December 31, 2012 and 2011, and for the year ended December 31, 2012, the period from September 19, 2011 (inception) through December 31, 2011 as well as for the period from September 19, 2011 (inception) through December 31, 2012, incorporated by reference in this prospectus supplement have been so included in reliance on a report of Rothstein Kass, an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm, as experts in auditing and accounting.

The financial statements of EveryWare Global, Inc. as of December 31, 2012 and 2011 and for each of the two years in the period ended December 31, 2012 incorporated by reference in this prospectus supplement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Oneida, Ltd., as of December 31, 2011 (Successor Entity) and for the periods from November 1, 2011 to December 31, 2011 (Successor Entity) and January 1, 2011 to October 31, 2011 (Predecessor Entity) incorporated by reference in this prospectus supplement have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement, except for any information superseded by information that is included directly in this prospectus supplement or incorporated by reference subsequent to the date of this prospectus supplement. This prospectus supplement incorporates by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K and exhibits filed on such form that are related to such items):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013.

•	Our Current Reports on Form 8-K dated January 31, 2013, February 1, 2013, March 5, 2013, March 28, 2013, April 2, 2013 (solely with respect to Item 8.01 therein), April 12, 2013 (solely with respect to Item 8.01 therein), April 29, 2013, May 9, 2013, May 20, 2013 (solely with respect to Item 8.01 therein), May 21, 2013, May 24, 2013, May 28, 2013, June 18, 2013 (two reports, solely with respect to Item 5.02 and 8.01 therein), July 8, 2013, August 20, 2013, August 28, 2013 and September 12, 2013 and our Current Report on Form 8-K/A dated May 28, 2013.

•	Our definitive proxy statement/prospectus filed pursuant to Rule 424(b)(5) with the SEC on May 10, 2013.

•	The description of our common stock contained in our Registration Statement on Form S-1 (File No. 333-177730), initially filed with the SEC on October 14, 2011, as may be subsequently amended from time to time, which description has been incorporated by reference in Item 1 of our Registration Statement on Form 8-A (File No. 001-35437) filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended on February 22, 2012, and any amendment or report updating that description.

•	All documents that we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act on or subsequent to the date of the initial filing of this registration statement and prior to the effectiveness of this registration statement, and subsequent to the date of the prospectus and prior to the termination of the offering to which this prospectus relates.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement; provided, however, that notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC and none of the exhibits filed on such form that are related to such items will be incorporated by reference into, or otherwise included in, this prospectus supplement.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

EveryWare Global, Inc.

Attention: General Counsel

519 North Pierce Avenue

Lancaster, OH 43130

(740) 681-2500

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

PROSPECTUS

6,500,000 Shares

EveryWare Global, Inc.

Common Stock

The selling stockholders named in this prospectus may offer and sell from time to time up to 6,500,000 shares of our common stock covered by this prospectus. The selling stockholders will receive all of the proceeds from any sales of their shares. We will not receive any of the proceeds, but we will incur expenses in connection with the offering.

Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. The selling stockholders may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell the shares in the section entitled “Plan of Distribution” beginning on page 37.

Our common stock is traded on The NASDAQ Stock Market under the symbol “EVRY.” On August 30, 2013, the last reported sale price of our common stock on The NASDAQ Stock Market was $12.95 per share.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, and, as such, are allowed to provide more limited disclosures than an issuer that would not so qualify.

Investing in the common stock involves risks. See “Risk Factors” on page 11 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 9, 2013.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. The selling stockholders may use the shelf registration statement to sell up to an aggregate of 6,500,000 shares of our common stock from time to time through any means described in the section entitled “Plan of Distribution.” We will not receive any proceeds from the sale of common stock by the selling stockholders. The selling shareholders will deliver a prospectus supplement with this prospectus, to the extent appropriate, to update the information contained in this prospectus. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the caption “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplements. Neither we, the selling stockholders nor any underwriter has authorized anyone to provide information different from that contained in this prospectus and the documents incorporated by reference herein.

The information contained in this prospectus, in any prospectus supplement or in any document incorporated by reference is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of common stock.

This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which or jurisdiction in which the offer or solicitation is unlawful.

Unless the context indicates otherwise, the terms “EveryWare,” “Company,” “we,” “us,” and “our” refer to EveryWare Global, Inc., a Delaware corporation.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Specifically, forward-looking statements may include statements relating to:

•	our future financial performance;

•	changes in the market for our products;

•	our expansion plans and opportunities; and

•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause our actual results, performance, or achievements to differ materially from any expected future results, performance, or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These risks and uncertainties include, but are not limited to:

•	the level of demand for our products;

•	competition in our markets;

•	our ability to grow and manage growth profitably;

•	our ability to access additional capital;

•	changes in applicable laws or regulations;

•	our ability to attract and retain qualified personnel;

•	the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties indicated in this prospectus, including those under “Risk Factors.”

There is no assurance that our expectations will be realized. If one or more of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated, or projected. Such risks and uncertainties also include those set forth under “Risk Factors” herein and in the documents incorporated by reference herein. Our forward-looking statements speak only as of the time that they are made and do not necessarily reflect our outlook at any other point in time. Except as required by law or regulation, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or for any other reason.

INFORMATION ABOUT THE COMPANY

Our Business

Overview

EveryWare is a leading global marketer of tabletop and food preparation products for the consumer and foodservice markets. Management believes we maintain leading market positions in nearly all of our major product categories as measured by percentage of sales. We offer a comprehensive line of over 9,000 tabletop, food preparation and specialty glass products, such as bakeware, beverageware, serveware, storageware, flatware, dinnerware, crystal, banquetware and hollowware; premium spirit bottles; cookware; gadgets; candle and floral glass containers; and other kitchen products. We market our products globally under our iconic, internationally-recognized brand names ONEIDA®, Anchor Hocking®, Sant’ Andrea®, OneidaCraft®, Anchor®, Anchor Home Collection®, FireKing®, Delco®, Rego® and Buffalo China®. In addition, in Europe and Australia we market our products under the Viners™, Mermaid™ and George Wilkinson™ brands and in Latin America under the W.A. Rogers™, Anchor Hocking®, ONEIDA® and Ana Maria Braga™ brands, among other regional and licensed brands in the geographic areas we service. Our diverse customers range from Fortune 500 companies to medium- and small-sized companies in over 65 countries, including widely recognized names such as Wal-Mart, Target, Crate and Barrel, Publix, Bed, Bath & Beyond, Canadian Tire, John Lewis, Tesco, El Puerto de Liverpool, Fiesta Americana, Hyatt, Marriott, United Airlines, Royal Caribbean Cruise Lines, Darden Restaurants, Edward Don and Constellation Brands. For the six months ended June 30, 2012 and the year ended December 31, 2012, we generated revenue of $194.8 million and $421.7 million, respectively. For the six months ended June 30, 2013, we generated revenue of $200.2 million.

We operate our business in four segments: consumer, foodservice, specialty and international.

•

Consumer: Our consumer segment provides a broad array of tabletop, food preparation and pantry products at a variety of price points to retail customers, primarily under our iconic brands, Anchor Hocking® and ONEIDA®, and through licensing arrangements. Sales in our consumer segment are made to mass merchants, discount retailers, specialty stores, department stores and grocery stores, as well as to consumers through our e-commerce site.

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Foodservice: Our foodservice segment provides flatware, dinnerware, beverageware, barware, hollowware and banquetware to the foodservice industry. Sales in our foodservice segment are made to equipment and supply dealers, the hotel and gaming industries, broadline distributors and chain restaurants, as well as to the airline and cruise industries.

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Specialty: Our specialty segment offers glassware accessories and containers for both candles and floral vases in a broad range of styles, patterns and colors to industry wholesalers. We also offer customized spirit bottles to domestic and international premium spirit distillers and distributors, as well as fishbowls and high quality industrial lighting products to select customers.

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International: Our international segment offers a complete range of consumer and foodservice products, including our U.S. manufactured glassware and our sourced flatware, dinnerware, barware, hollowware, banquetware, cookware, cutlery and gadgets in over 65 countries outside the U.S. and Canada.

Industry

We participate in the large and attractive housewares and foodservice global markets. We estimate that the global consumer tabletop and food preparation market is a $50 billion market with U.S. sales representing approximately $12.2 billion in 2011. We estimate that the U.S. consumer tabletop market represented approximately $4.9 billion, and that the U.S. food preparation market represented approximately $7.3 billion in sales in 2011. We estimate that the global foodservice tabletop market was a $2.7 billion market in 2011, and that

U.S. sales represented approximately $990.0 million of this market. The large size of these markets presents opportunities for continued market share gains and growth, both domestically and internationally. We believe that positive macroeconomic trends will support our growth, including a rebound in previously deferred demand for consumer durables, increasing numbers of new home sales and formations of new households, as well as growth in the hotel and restaurant industries. Within the global housewares and foodservice industries, the competitive landscape is fragmented and includes numerous smaller competitors as well as a limited number of larger competitors. We believe we are the only company that offers a comprehensive global tabletop and food preparation solution across both the consumer and foodservice marketplaces.

Business and Competitive Strengths

Our vision is to become the leading global marketer of trusted brands in dining and food preparation, recognized for providing quality tabletop and kitchen solutions to our small, mid-sized and large customers. Our business strengths include:

Iconic, Globally-Recognized Brands

EveryWare has a broad portfolio of brands with global recognition in the consumer and foodservice channels, as well as regional brands that enhance EveryWare’s broad portfolio. The most recent Home Furnishing News report from 2009 identified the ONEIDA® brand as the #1 most recognized tabletop brand name in the U.S., with meaningful brand awareness throughout the tabletop and general household category, and Anchor Hocking® as among the top ten tabletop brands in the U.S.

Leading Market Position in Most Major Categories Served

We believe we are the world’s largest marketer of stainless steel and silver plated flatware for the consumer and foodservice industries. We believe the ONEIDA® brand holds a #1 market position in flatware for the consumer and foodservice channels, with 15% and 33% market share, respectively, as estimated by management, based on sales for 2012. Management believes ONEIDA® also has a leading market position in dinnerware in the U.S. for the foodservice channel based on estimates of sales.

Single-Source Tabletop Solution with Superior Customer Service

We offer a high quality single-source tabletop solution to our customers through our comprehensive line of over 9,000 tabletop, food preparation and specialty glass products, which we believe is the broadest tabletop platform in the industry. We maintain a strong presence in each of our geographic markets through locally managed operating companies, which provide specialized marketing, sales and customer service expertise. As a result, we deliver a compelling value proposition of assortment breadth, quality customer service and global logistical support, innovation and local market specialization.

High Switching Costs Create Consistent Recurring Revenue Model

High switching costs provide us with a substantial advantage and consistent, recurring revenue given our incumbent position with customers and our leading foodservice market share. Management believes that approximately 90% of Anchor’s 2012 foodservice revenue and approximately 70% of Oneida’s 2012 foodservice revenue were generated from replenishment business based on management’s knowledge of our customers and our relationships with them.

Diverse and Longstanding Customer Relationships

Our customer base is highly diversified across the consumer, foodservice, specialty and international markets. Our top 10 customers, which include widely recognized names in the retail and hospitality industries, accounted for 38% of 2012 net sales, with an average historical relationship of approximately 25 years. Our largest customer accounted for 14% of 2012 net sales and no other customer accounted for more than 4% of net sales.

Highly Efficient Dual Sourcing: Manufacturing with Ample Capacity and Diverse Supply Chain

We utilize a flexible dual sourcing model that allows us to either manufacture or source products from third parties depending on relative efficiency, cost and strategic considerations. We believe we have manufacturing capabilities to produce the most diverse line of glassware products in the U.S. glassware industry and that our ample capacity and yield differentiate us in terms of product cost, efficiency, flexibility, scale and quality. We are not dependent on any particular country for our sourcing needs and source our products from China, Vietnam, Thailand, Indonesia, Mexico, Germany and Austria. We believe our strategic sourcing relationships will allow us to grow without incremental investment or capital expenditure requirements.

Significant Barriers to Entry

Our globally recognized brands, substantial product breadth, library of patterns and designs created over 100 years, and reputation for service provide us with barriers to entry that contribute to our leading market position. In addition, our manufacturing infrastructure is both a competitive advantage and a significant barrier to entry, with a replacement cost estimated by management to be approximately $250 million. While glass can be imported, the heavier weight and large volume of air that must be packed with the product increase the cost to do so.

Experienced and Incentivized Management Team

Our Chief Executive Officer, John Sheppard, and our Chief Financial Officer, Bernard Peters, lead a talented and deep management team, with an average of 20 years of consumer products industry experience and a proven track record of growing world-class brands domestically and internationally. Importantly, our senior management team participates in an equity incentive program, which aligns their interests with those of our stockholders.

Growth Strategy

We believe we have attractive long-term growth prospects in all segments of our business. Our growth strategies include:

Increase Market Penetration through Channel and Category Expansion

EveryWare’s portfolio of brands extends to all tabletop and food preparation categories, which we believe we can further increase category penetration in each of our segments. We intend to expand our market penetration in our consumer segment in the grocery, club, department store and specialized retail channels, in our foodservice segment through expansion of our existing flatware, glassware, dinnerware offerings and our ONEIDA® banquetware assortment through an exclusive distribution relationship and in our special markets segment by expanding our spirits capabilities and product assortment. Our international segment has parallel strategies as the consumer and foodservice segments, in addition to expanding regionally relevant product category offerings.

Extend Existing Brands through New Product Introductions and Innovations

We intend to drive revenue growth in each of our segments through consistent category reinvention, new product introductions and product innovation based on our analysis of market opportunities. In 2012, we launched approximately 150 products and 600 SKUs, generating approximately $48.0 million of incremental revenue in 2012.

Capitalize on Foodservice Distribution Strength to Cross-Sell Product Categories

There was limited overlap between the Oneida and Anchor Hocking foodservice customer bases at the time of the Oneida acquisition, providing a substantial cross-selling opportunity within the foodservice segment. Our single-point of distribution program enables us to further drive glass sales in the foodservice segment as we have become a one-stop shop for glassware, flatware and dinnerware, which reduces customers’ costs by optimizing the number of product shipments.

Continue to Expand Internationally

Management believes our global brand and footprint offer opportunities to grow our international segment, which we believe has the potential to represent a substantially larger percentage of our business within the next five years. We believe that the market for our product categories in the consumer and foodservice channels outside of the U.S. and Canada represent $37.8 billion and $1.5 billion, respectively. Our global footprint allows us to efficiently leverage our local resources, brand portfolio and product development capabilities to identify new opportunities for growth and quickly launch innovative foodservice and housewares product solutions.

Strategically Acquire Additional Brands across Our Existing Distribution Platforms

We have demonstrated capabilities for identifying, acquiring and integrating both large platforms and smaller tuck-in businesses and a proven ability to generate cost synergies. We believe that we are well positioned to acquire tabletop, food preparation and kitchen pantry companies that are well established and complement our products and geographic markets.

Further Leverage Our Manufacturing and Distribution Footprint to Drive Profitability and Cash Flow

Our broad manufacturing and distribution base enables us to provide our customers with an extensive offering across multiple brands and price points. We believe that continued market stratification and increased product offerings will allow us to better optimize our manufacturing and distribution capacity, thus spreading our fixed costs over more pieces and improving margins and cash flow generation. We believe that our existing manufacturing and distribution footprint will position us to grow revenues and earnings without significant incremental investment.

Capitalize on Positive Industry Tailwinds

Leading industry indicators in all of our markets demonstrate a strong growth trajectory. Sales of new single-family houses increased 38.1% from June 2012 to June 2013 and 2013 housing starts are projected based on Blue Chip Economic Indicators as of August 2013 to increase 24.4% increase from 2012 levels. In the lodging and restaurant industries, revenue Per Available Room (“RevPAR”), a leading indicator of lodging sector strength, expanded at a compound annual growth rate (“CAGR”) of 6.7% from 2009 to 2012, while the restaurant industry has experienced consistent same store sales growth since 2010.

Risk Factors

There are a number of risks related to our business and our common stock that you should consider before making an investment decision. You should carefully consider all the information presented in the section entitled “Risk Factors” in this prospectus and the other information contained or incorporated by reference in this prospectus. Some of the principal risks related to our business include the following:

•	slowdowns in the retail and foodservice industries could adversely impact our results of operations, financial condition and liquidity;

•

our operations and financial performance are directly impacted by changes in the global economy, and even positive changes in macroeconomic trends may not result in an immediate increase in demand for our products;

•

our foreign operations are subject to risks such as political and economic instability and changes in foreign laws and regulations that could interfere with our plans to grow our international segment;

•	unexpected equipment failures or facility shutdowns would negatively impact our financial performance; and

•	an inability to identify, complete and integrate acquisitions would impede our growth.

These and other risks are more fully described in the section entitled “Risk Factors” in this prospectus. If any of these risks actually occurs, our business, financial condition or results of operations could be materially and adversely affected. As a result, you could lose all or part of your investment.

Company History

EveryWare’s principal operating subsidiaries, Oneida Ltd. and Anchor Hocking, LLC, were founded in 1848 and 1873, respectively. Investment funds affiliated with Monomoy Capital Partners acquired Anchor Hocking in 2007 and Oneida in 2011 and integrated both companies under EveryWare in March of 2012. The combined company now offers a comprehensive tabletop solution to its combined consumer and foodservice customers. Prior to May 2013, the Company was a publicly traded special purpose acquisition corporation called ROI Acquisition Corp. (“ROI”) In connection with the business combination with ROI in May 2013 (the “Business Combination”), EveryWare became a wholly-owned subsidiary of ROI and converted to a limited liability company and ROI changed its name to EveryWare Global, Inc.

Corporate Information

Our principal executive offices are located at 519 North Pierce Avenue, Lancaster, Ohio 43130, and our telephone number is (740) 681-2500. Our website address is www.everywareglobal.com. The information found on our website is not part of this prospectus.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

The following table sets forth our summary historical and pro forma financial information as of the dates and for the periods indicated. The summary historical statement of operations data and statement of cash flows data for the fiscal years ended December 31, 2012 and December 31, 2011, have been derived from our historical audited consolidated financial statements included in our definitive proxy statement/prospectus filed pursuant to Rule 424(b)(5) with the SEC on May 10, 2013 (the “proxy statement”) and incorporated by reference into this prospectus. The summary historical financial information as of June 30, 2013 and for the six months ended June 30, 2012 and 2013 has been derived from our unaudited financial statements for such periods, incorporated by reference in this prospectus.

The unaudited pro forma financial information for the year ended December 31, 2011, gives effect to the November 2011 acquisition of Oneida by investment funds affiliated with Monomoy and the related debt refinancing as if these transactions had occurred on January 1, 2011. However, this unaudited pro forma information should not be relied upon as necessarily being indicative of the historical results that would have been obtained if the Oneida acquisition had actually occurred on that date. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the proxy statement for the complete adjustments to the EveryWare financial statements for 2011 for purposes of preparing the unaudited pro forma financial information for 2011.

EveryWare acquired Oneida in November 2011, and Oneida and Anchor Holdings were integrated in a transaction between entities under common control under ASC 805, “Business Combinations,” in March 2012. EveryWare’s 2011 consolidated financial statements consist of Anchor Holdings’ results from January 1, 2011 to December 31, 2011 and Oneida’s results from November 1, 2011 to December 31, 2011, and EveryWare’s 2012 consolidated financial statements consist of the combined results of Anchor Holdings and Oneida from January 1, 2012 to December 31, 2012. As a result, EveryWare’s consolidated financial statements for the year ended December 31, 2012 are not comparable to EveryWare’s consolidated financial statements presented for the year ended December 31, 2011 without consideration of Oneida’s financial statements for the period from January 1, 2011 to October 31, 2011.

The summary historical consolidated data presented below should be read in conjunction with “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included in this prospectus, and our consolidated financial statements and the related notes and other financial data included in the proxy statement and incorporated by reference into this prospectus.

	Year Ended December 31,			Six Months Ended June 30,
(dollars in thousands)	Actual 2011	Pro Forma 2011	Actual 2012	2012	2013
		(unaudited)		(unaudited)	(unaudited)
Statements of Operations Information:
Total revenue(1)	$291,171	$417,115	$421,689	$194,760	$200,189
Cost of sales	239,404	314,936	315,609	139,310	146,211

Gross margin	51,767	102,179	106,080	55,450	53,978
Operating expenses:
Selling, distribution and administrative expense(2)	34,903	79,384	86,246	43,374	38,859
Restructuring expense(3)	—	—	612	—	(124)
(Gain) loss on disposal of assets(4)	(214)	(183)	114	160	—

Income from operations	17,078	22,978	19,108	11,916	15,243
Other (income)(5)	(1,337)	(2,326)	(2,523)	(1,584)	(1,237)
Other expense(6)	1,171	4,214	3,637	3,192	1,455

Interest expense including amortization of deferred finance costs(7)	6,794	13,335	22,536	13,414	16,788

(Loss) income before income taxes	10,450	7,755	(4,542)	(3,106)	(1,763)
Income tax (benefit) expense	2,929	5,353	(585)	595	240

Net (loss) income	$7,521	$2,402	$(3,957)	$(3,701)	$(2,003)

Statements of Cash Flows Information:
Net cash provided by (used in):
Operating activities	$19,089	—	$15,121	$(10,956)	$(29,232)
Investing activities	(16,129)	—	(16,553)	(8,547)	(9,306)
Financing activities	(3,448)	—	3,589	18,622	36,695

Other financial data:
Capital expenditures	$11,290	$11,755	$16,831	$8,767	$5,459
EBITDA(8)	25,024	34,046	32,591	17,293	22,896
Adjusted EBITDA(8)	35,913	47,975	49,492	26,573	27,476
Adjusted EBITDA Margin(9)	12.3%	11.5%	11.7%	12.6%	13.7%
Depreciation and Amortization	7,780	12,956	14,597	6,985	7,871

As of June 30, 2013
(unaudited)
Balance Sheet Information (at period end):
Cash and cash equivalents	$559
Total assets	340,737
Total debt	279,666
Total stockholders’ equity	(53,597)

(1)	In EveryWare’s actual results of operations for 2011 (“2011 Actual”) and EveryWare’s results of operations for 2011 on an unaudited pro forma basis (“2011 Pro Forma”), includes a one-time $2.3 million charge related to a writedown of accounts receivable. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations.”

(2)	Includes $0.7 million of non-cash compensation expense in 2012 and $0.0 million and $0.8 million for the six months ended June 30, 2012 and 2013, respectively. Includes $1.8 million, $3.1 million, $2.6 million, $1.4 million and $1.1 million in management fees paid and expenses reimbursed to our equity sponsor for management services provided in each of 2011 Actual, 2011 Pro Forma, 2012 and the six months ended June 30, 2012 and 2013, respectively. Includes $3.2 million, $(0.4) million, $1.7 million, $1.2 million and $0.6 million of transaction fees and expenses in 2011 Actual, 2011 Pro Forma and 2012 and the six months ended June 30, 2012 and 2013, respectively, related to the Oneida Merger in 2011, the Anchor Merger in March 2012 and the business combination in May 2013. See note (8)(a) for a description of the aggregate of $2.0 million, $3.3 million, $6.9 million, $3.2 million and $1.2 million of costs in 2011 Actual, 2011 Pro Forma 2012, and the six months ended June 30, 2012 and 2013, respectively, primarily related to restructuring in connection with the Oneida Merger and the Anchor Merger.

(3)	Includes $0.8 million of costs in 2012 relating to the closure of EveryWare’s Niagara Falls, Canada distribution center, offset by a change in the estimate of unoccupied area in the Savannah, Georgia distribution center that resulted in a reduction of $0.2 million to the previous accrual. For the six months ended June 30, 2013, a change in the estimate of unused area in the Savannah, Georgia distribution resulted in a reduction of $0.1 million to the previous accrual.

(4)	EveryWare engages in the sale of certain assets from time to time, resulting in a (gain) or loss on such sale. Includes $0.2 million gain on sale of miscellaneous equipment in 2011 Actual and 2011 Pro Forma; and $0.1 million loss related to miscellaneous parcels of land in 2012.

(5)	Includes $0.4 million, $1.2 million, $1.6 million, $1.0 million and $0.5 million in foreign exchange gains in each of 2011 Actual, 2011 Pro Forma 2012 and the six months ended June 30, 2012 and 2013, respectively. The balance of approximately $0.9 million in each of 2011 Actual, 2011 Pro Forma and 2012, and approximately $0.5 million for the six months ended June 30, 2012 and 2013 relates to the amortization of a deferred gain on the sale-leaseback of the Lancaster, Ohio distribution center, which took place in 2009.

(6)	Includes $0.2 million, $1.1 million, $1.5 million, $0.9 million and $1.3 million in foreign exchange losses in each of 2011 Actual, 2011 Pro Forma 2012 and the six months ended June 30, 2012 and 2013, respectively. Also includes $0.9 million of fees related to the Anchor dividend recapitalization in 2011 Actual and 2011 Pro Forma; a $1.7 million sales tax accrual to adjust for potential exposure, a $0.4 million one-time write off unrealizable UK asset and a $0.1 million write-off of disputed freight claims in 2011 Pro Forma; and a $2.0 million prepayment fee to retire certain Anchor debt in connection with the Anchor Merger in 2012. In 2012 and the six months ended June 30, 2012.

(7)	Includes the write-off of $0.4 million of deferred financing fees in 2011 Actual, $4.9 million in 2012, $4.9 million for the six months ended June 30, 2012 and $6.5 million for the six months ended June 30, 2013. In addition, includes a reduction of $0.7 million of deferred financing fees amortization and an additional $1.3 million of interest expense in 2011 Pro Forma.

(8)	EBITDA is defined as net income (loss) before interest, income taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus restructuring expenses, certain acquisition/merger-related transaction fees, inventory adjustments, management fees and reimbursed expenses paid to our equity sponsor, and certain other adjustments described below that management believes are not representative of its core operating performance. EveryWare believes that EBITDA and Adjusted EBITDA provide useful information to management and investors regarding certain financial and business trends relating to EveryWare’s financial condition and results of operations. EveryWare’s management uses EBITDA and Adjusted EBITDA to compare the company’s performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, and for budgeting and planning purposes. These measures are used in monthly financial reports prepared for management and EveryWare’s board of directors. EveryWare believes that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the company’s financial measures with other consumer products companies, many of which present similar non-GAAP financial measures to investors. Management of EveryWare does not consider EBITDA or Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of EBITDA and Adjusted EBITDA is that they exclude significant expenses and income that are required by GAAP to be recorded in the company’s financial statements. In addition, Adjusted EBITDA is subject to inherent limitations as it reflects the exercise of judgments by management about which expenses and income are excluded or included in determining Adjusted EBITDA. In order to compensate for these limitations, management presents EBITDA and Adjusted EBITDA in connection with GAAP results. You should review the reconciliation of net income (less) to EBITDA and Adjusted EBITDA below, and not rely on any single financial measure to evaluate EveryWare’s business. The following is a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA:

	Year Ended December 31,			Six Months Ended June 30,
(dollars in thousands)	Actual 2011	Pro Forma 2011	Actual 2012	2012	2013
Net income (loss)	$7,521	$2,402	$(3,957)	$(3,701)	$(2,003)
Interest expense	6,794	13,335	22,536	13,414	16,788
Income tax provision	2,929	5,353	(585)	595	240
Depreciation and amortization	7,780	12,956	14,597	6,985	7,871

EBITDA	25,024	34,046	32,591	17,293	22,896
Restructuring expense(a)	2,001	3,298	6,877	3,214	1,170
Acquisition/merger-related transaction fees(b)	3,200	1,377	3,685	3,108	820
Inventory writedown(c)	1,906	3,343	2,498	1,324	658
Management fees(d)	1,834	3,084	2,594	1,394	1,140
Other(e)	1,948	2,827	1,247	240	792

Adjusted EBITDA(f)	$35,913	$47,975	$49,492	$26,573	$27,476

(a)

Includes restructuring expenses and various professional and consulting services in connection with the identification and implementation of synergies and cost improvements, executive recruiting expense related to management changes, including hiring bonuses, and severance costs. See notes (2) and (3) above. In 2011 Actual, 2011 Pro Forma, 2012 and the six months ended June 30, 2012, restructuring expenses were driven primarily by the Oneida Merger and the Anchor Merger. For the six months ended June 30, 2013, restructuring expenses were driven primarily by the Business Combination. For 2011 Actual, restructuring expenses primarily include (i) $1.1 million of third-party professional fees related to the Oneida Merger and various consulting engagements, (ii) $0.3 million of expenses reimbursed to our equity sponsor for management services provided, (iii) $0.3 million of executive recruiting costs, (iv) $0.2 million of fees related to the closure of a New Jersey office and (v) $0.1 million of fees related to distribution center consolidation projects. For 2011 Pro Forma, restructuring expenses incremental to 2011 Actual include (i) $0.7 million of severance, (ii) a $0.3 million write-off from a prior foreign exchange valuation for the UK business and (iii) $0.2 million of fees related to a UK store closure. For 2012 Actual, restructuring expenses consisted primarily of (i) severances of $2.4 million, (ii) expenses reimbursed to our equity sponsor for management services provided of $1.7 million, (iii) third-party professional fees related primarily to the Oneida Merger and accompanying value creation plan of $1.3 million, (iv) executive recruiting costs of $0.8 million, (v) restructuring expenses described in note (3) above and (vi) fees related to distribution center consolidation projects of $0.1 million. For the six months ended June 30, 2013, includes (i) $0.5 million of various professional and consulting services in connection with the identification and implementation of synergies and cost improvements and (ii) $0.5 million of severance costs and $0.6 million of severance costs. For the six months ended June 30, 2012, includes (i) $1.8 million of various professional and consulting services in connection with the identification and implementation of synergies and cost improvements, respectively, and (ii) $1.4 million of severance costs.

(b)	Includes transaction fees and expenses in 2011 Actual, 2011 Pro Forma and 2012 related to the Oneida Merger in 2011 and the Anchor Merger in March 2012. For Actual 2011, acquisition/merger-related transaction fees include (i) $3.6 million of Oneida acquisition expenses, (ii) a ($1.6) million reversal for the cancellation of the Oneida retiree life insurance liability, and (iii) $1.2 million of fees related to the Anchor dividend recapitalization, of which $0.9 million is included in Other expense (see note (6) above) and $0.3 million is included in Selling, distribution and administrative expense (see note (2) above). For 2011 Pro Forma, acquisition/merger-related fees included (i) a ($1.6) million reversal for the cancellation of the Oneida retiree life insurance liability, (ii) a $1.7 million sales tax accrual to adjust for potential exposure (see note 6 above), (iii) $1.0 million of fees related to the Anchor dividend recapitalization and (iv) $0.2 million of Oneida acquisition expenses. For Actual 2012, acquisition/merger-related transaction fees included (i) $1.7 million of merger-related expenses, employee sales bonuses and severance expense and (ii) a $2.0 million prepayment fee to retire certain Anchor debt in connection with the Anchor Merger. See notes (2) and (6) above. For the six months ended June 30, 2013, includes $0.8 million of expenses related to the Business Combination with ROI, including employee bonuses. For the six months ended June 30, 2012, includes $0.7 million of employee bonuses related to the Oneida Merger in November of 2011, $0.4 million of transaction fees and expenses related to the Anchor Merger in March of 2012 and early repayment penalty of $2.0 million related to Anchor’s state debt.

(c)	Inventory writedown represents adjustments for FIFO inventory valuations, lower-of-cost-or-market valuations and the increase (decrease) in the obsolete inventory reserve, which is a component of cost of sales.

(d)	Represents management fees and reimbursed expenses paid to Monomoy for management services provided, to the extent not added back as a restructuring expense or acquisition/ merger-related transaction fees. See notes (2) and (6) above.

(e)	Primarily represents foreign exchange gains and losses, a one-time writedown of accounts receivable, gains and losses on the disposal of fixed assets and non-cash compensation expense, when applicable. See notes (1), (2), (4), (5) and (6) above. In addition, Other includes: (i) in 2011 Pro Forma, a $0.6 million increase in the environmental reserve, $0.1 million of one-time IT implementation costs and $0.2 million of environmental consulting fees; and (ii) in 2012, a $0.3 million increase in the environmental reserve. For the six months ended June 30, 2013, includes $0.7 million of foreign exchange losses and $0.08 million of non-cash compensation expense. For the six months ended June 30, 2012, includes $0.04 million of foreign exchange losses and $0.2 million of loss on fixed assets.

(f)	Excludes pro forma adjustments for 2012 that were set forth in our definitive proxy statement/prospectus filed pursuant to Rule 424(b)(5) with the SEC on May 10, 2013 (the “proxy statement”) relating to certain pro forma cost savings for cost improvements implemented in 2012 related to the integration of the Oneida and Anchor businesses, the impact of out-of-the-money natural gas hedges and estimated public company expenses. Please refer to the proxy statement for additional information about these pro forma adjustments.

(9)	Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of total revenue.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Before deciding whether to invest in our securities you should also refer to the other information contained or incorporated by reference in this prospectus.

Risks Related to EveryWare’s Business and Industry

Slowdowns in the retail and foodservice industries could adversely impact EveryWare’s results of operations, financial condition and liquidity.

EveryWare’s operations and financial performance are directly impacted by changes in the retail and foodservice industries, which in turn are impacted by changes in the global economy. The retail and foodservice industries are directly affected by general economic factors including recession, inflation, deflation, new home sales and housing starts, levels of disposable income, consumer credit availability, consumer debt levels, unemployment trends, fuel and energy costs, material input costs, foreign currency translation, labor cost inflation, interest rates, the impact of natural disasters, political and social unrest and terrorism and other matters that influence consumer spending. Any significant downturn in the global economy may significantly lower consumer discretionary spending, which may in turn lower the demand for EveryWare’s products, particularly in EveryWare’s consumer segment. In particular, demand for our consumer products is correlated to the strength of the housing industry because consumers are more likely to purchase tabletop, food preparation and pantry products in connection with purchasing a new home. When home sales and housing starts are weak, demand for our products can be adversely affected. Expenditures in the foodservice industry are also affected by discretionary spending levels and may decline during a general economic downturn. Hotels, airlines and restaurants are less likely to invest in new flatware, dinnerware, barware, hollowware and banquetware when there is a slowdown in their industry. Currently, uncertainty about global economic conditions and austerity measures adopted by some governments in order to address sovereign debt concerns may cause consumers of EveryWare’s products to postpone spending in response to tighter credit, negative financial news or declines in income or asset values. These factors could have adverse effects on the demand for EveryWare’s products and on EveryWare’s operating results and financial condition. A substantial deterioration in general economic conditions would likely exacerbate these adverse effects and could result in a wide-ranging and prolonged impact on general business conditions, which could negatively impact EveryWare’s results of operations, financial condition and liquidity.

EveryWare’s operations and financial performance are directly impacted by changes in the global economy.

An economic decline in future reporting periods could negatively affect our business and results of operations. The volatility of the current economic climate makes it difficult for us to predict our results of operations. In periods of economic uncertainty, our customers may face financial difficulties, the unavailability of or reduction in commercial credit, or both, that may result in decreased sales by our company. Certain of our customers may cease operations or seek bankruptcy protection, which would reduce our cash flows and adversely impact our results of operations. Our customers that are financially viable and that do not experience economic distress may nevertheless elect to reduce the volume of orders for our products or close facilities in an effort to remain financially stable or as a result of the unavailability of commercial credit, which would negatively affect our results of operations. We may also have difficulty accessing the global credit markets due to the tightening of commercial credit availability and the financial difficulties of our customers, which would result in decreased ability to fund capital-intensive strategic projects. In addition, EveryWare may experience challenges in forecasting revenues and operating results due to these global economic conditions. The difficulty in forecasting revenues and operating results may result in volatility in the market price of EveryWare’s common stock.

Oneida and Anchor have been considered a part of EveryWare for a limited time and their combined operating history is limited and may not be indicative of EveryWare’s future performance. In addition, the historical results of Anchor that are incorporated by reference into the registration statement of which this prospectus forms a part are presented on an unaudited basis for all periods presented and therefore should not be relied upon as if they were audited.

Although Oneida and Anchor have been in existence for many years, EveryWare has a limited reporting history. Investment funds affiliated with Monomoy acquired Anchor in April 2007 and Oneida in November 2011 and integrated both companies under EveryWare in March 2012. As a result, EveryWare’s financial results for 2011 include two months of Oneida’s results of operations from the date the two companies came under the common control of Monomoy. Consequently, EveryWare’s financial results for 2012 are not comparable with EveryWare’s financial results for 2011 without consideration of Oneida’s results of operations for the first ten months of 2011, and the financial information of EveryWare incorporated by reference in this prospectus may not be indicative of its future performance. In addition, the historical results of Anchor that are incorporated by reference into the registration statement of which this prospectus forms a part are presented on an unaudited basis for all periods presented and therefore should not be relied upon as if they were audited.

If EveryWare is unable to successfully execute any material part of its growth strategy, its future growth and ability to make profitable investments in its business would be harmed.

EveryWare’s success depends on its ability to expand its business while maintaining profitability. EveryWare may not be able to sustain its growth or profitability on a quarterly or annual basis in future periods. EveryWare’s future growth and profitability will depend upon a number of factors, including, without limitation:

•	the level of competition in the consumer products industry;

•	EveryWare’s ability to offer new products and to extend existing brands and products into new markets, including international markets;

•	EveryWare’s ability to identify, acquire and integrate strategic acquisitions;

•	EveryWare’s ability to remain competitive in its pricing;

•	EveryWare’s ability to maintain efficient, timely and cost-effective production and delivery of its products;

•	the efficiency and effectiveness of EveryWare’s sales and marketing efforts in building product and brand awareness and cross-marketing its brands;

•	EveryWare’s ability to identify and respond successfully to emerging trends in the consumer products industry;

•	the level of consumer acceptance of EveryWare’s products; and

•	general economic conditions and consumer confidence.

EveryWare may not be successful in executing its growth strategy, and even if EveryWare achieves targeted growth, it may not be able to sustain profitability. Failure to successfully execute any material part of EveryWare’s growth strategy would significantly impair EveryWare’s future growth and its ability to make profitable investments in its business.

EveryWare’s foodservice segment is sensitive to safety concerns, including acts of terrorism, unstable political conditions or public health catastrophes, which could adversely affect EveryWare’s customers’ businesses and could reduce demand for EveryWare’s products.

Within the foodservice industry, the travel and hospitality businesses are sensitive to safety concerns, and these businesses may decline after acts of terrorism, during periods of political instability in which travelers become concerned about safety issues or when travel might involve health-related risks. For example, EveryWare’s sales to the airline industry greatly decreased in response to the terrorist attacks on September 11, 2001 and the security measures implemented in response to such attacks, including removing metal flatware and knives aboard commercial flights. Acts of terrorism, unstable political conditions or a public health catastrophe could negatively affect EveryWare’s customers in the foodservice segment and reduce their purchases from EveryWare, which could have an adverse impact on EveryWare’s results of operations, financial condition and liquidity.

If EveryWare’s products do not appeal to a broad range of consumers, its sales and its results of operations would be harmed.

EveryWare’s success depends on its products’ appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to change. If EveryWare’s current products do not meet consumer demands, its sales will decline. In addition, EveryWare’s growth depends upon its ability to develop new products and product improvements, which involve numerous risks. As EveryWare grows, its reliance on new products may increase. EveryWare may not be able to accurately identify consumer preferences, translate its knowledge into consumer-accepted products or successfully integrate new products with its existing product platform or operations. EveryWare may also experience increased expenses incurred in connection with product development or marketing and advertising that are not subsequently supported by a sufficient level of sales, which would negatively affect its results of operations. Unsuccessful product launches could also result in increased inventory writedowns. EveryWare may not be able to successfully develop new products in the future, and its newly developed products may not contribute favorably to its results of operations. Furthermore, product development may divert management’s attention from other business concerns, which could cause sales of EveryWare’s existing products to suffer.

EveryWare is subject to certain risks associated with EveryWare’s foreign operations. These risks could adversely affect EveryWare’s results of operations and financial condition.

EveryWare conducts business outside of the United States in Europe, Latin America, the Caribbean, Africa, the Middle East and Asia. As a result, EveryWare is subject to risks associated with operating in foreign countries, including:

•

political, social and economic instability in countries where EveryWare operates, which may have an adverse effect on both EveryWare’s operations in those countries and in other parts of the world in which EveryWare operates;

•	war, civil and political unrest and acts of terrorism;

•	the taking of property by nationalization or expropriation without fair compensation;

•	tax rates in certain foreign countries, which may exceed those in the U.S.;

•	changes in government policies, laws and regulations;

•	delays resulting from difficulty in obtaining export licenses, tariffs and other barriers and restrictions;

•	ineffective intellectual property protection;

•	hyperinflation in certain countries;

•	disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations including the U.S. Foreign Corrupt Practices Act (“FCPA”) and similar anti-bribery laws;

•	the difficulty of enforcing agreements and collecting receivables through certain foreign legal systems; and

•	complications in complying with a variety of foreign laws and regulations, which may differ from or conflict with U.S. law.

As EveryWare continues to expand its business globally, it is increasingly exposed to these risks. EveryWare’s success will be dependent, in part, on EveryWare’s ability to anticipate and effectively manage these and other risks associated with foreign operations. These and other factors may have a material adverse effect on EveryWare’s international operations or on EveryWare’s business, financial condition or results of operations as a whole.

Requirements associated with being a public company will increase EveryWare’s costs significantly, as well as divert significant resources and management attention.

EveryWare is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the other rules and regulations of the Securities and Exchange Commission (the “SEC”) and the rules and regulation of The NASDAQ Stock Market. EveryWare has made, and will continue to make, changes in its corporate governance, corporate internal controls, internal audit, disclosure controls and procedures and financial reporting and accounting systems to manage its growth and its obligations as a public company. However, the expenses that will be required in order to adequately manage its obligations as a public company could be material. Compliance with the various reporting and other requirements applicable to public companies will also require considerable time and attention of management. EveryWare cannot predict or estimate the amount of the additional costs it may incur, the timing of such costs or the degree of impact that EveryWare’s management’s attention to these matters will have on its business. In addition, the changes EveryWare makes may not be sufficient to allow it to satisfy its obligations as a public company on a timely basis. In addition, being a public company could make it more difficult or more costly for EveryWare to obtain certain types of insurance, including directors’ and officers’ liability insurance, and EveryWare may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for EveryWare to attract and retain qualified persons to serve on its board of directors, its board committees or as its executive officers.

Many of EveryWare’s competitors are not subject to these requirements, because they do not have securities that are publicly traded on a U.S. securities exchange or other securities exchanges. As a result, these competitors are not subject to the risks identified above. In addition, the public disclosures that EveryWare is required to provide pursuant to the SEC’s rules and regulations may furnish its competitors with greater competitive information regarding EveryWare’s operations and financial results than it is able to obtain regarding their operations and financial results, thereby placing EveryWare at a competitive disadvantage.

EveryWare may incur fines or penalties, damage to its reputation or other adverse consequences if its employees, agents or business partners violate, or are alleged to have violated, anti-bribery, competition or other laws.

EveryWare’s internal controls may not always protect it from reckless or criminal acts committed by its employees, agents or business partners that would violate U.S. or other laws, including world-wide anti-bribery, competition, trade sanctions and regulations and other related laws. Any such improper actions could subject EveryWare to civil or criminal investigations in the U.S. and in other jurisdictions, could lead to substantial civil or criminal monetary and non-monetary penalties against EveryWare or its subsidiaries, and could damage its reputation. Even the allegation or appearance of EveryWare’s employees, agents or business partners acting improperly or illegally could damage its reputation and result in significant expenditures in investigating and responding to such actions.

EveryWare’s ability to attract, develop and retain talented employees, managers and key executives is critical to its success.

EveryWare’s success depends on its ability to attract, develop and retain talented employees, including executives and other key managers. The loss of certain key officers and employees, or the failure to attract and develop talented new executives and managers, could have an adverse effect on EveryWare’s business. EveryWare’s industry is characterized by a high level of employee mobility and aggressive recruiting among competitors for personnel with successful track records. EveryWare’s ability to attract and retain employees with the requisite experience and skills depends on several factors, including, but not limited to, EveryWare’s ability to offer competitive wages, benefits and professional growth opportunities. Effective succession planning is also important to its long-term success. Failure to ensure effective transfer of knowledge and smooth transitions involving key employees could hinder EveryWare’s strategic planning and execution.

EveryWare may encounter difficulties arising from acquisitions.

EveryWare is continually evaluating acquisitions and strategic investments that are significant to its business both in the U.S. and internationally. EveryWare may not be able to identify suitable acquisition candidates, or complete such acquisitions, joint ventures and strategic investments on acceptable terms and conditions, and these acquisitions, joint ventures and strategic investments may not be successfully integrated into EveryWare’s operations. The costs of unsuccessful acquisition, joint venture and strategic investment efforts may adversely affect EveryWare’s results of operations, financial condition or prospects. In addition, any future acquisitions that EveryWare might make are subject to various risks and uncertainties, including:

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the inability to integrate effectively the operations, products, technologies, personnel and information systems of the acquired companies (some of which may be in different geographic regions, languages, customers and subject to various governmental regulations);

•	the potential disruption of existing business and diversion of management’s attention from day-to-day operations;

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the inability to maintain uniform standards, controls, procedures and policies or correct deficient standards, controls, procedures and policies, including internal controls and procedures sufficient to satisfy regulatory requirements of a public company in the United States;

•	the incurrence of liabilities or other costs that were not anticipated at the time of the acquisitions;

•	the incurrence of additional debt to finance the acquisitions;

•	the issuance of additional equity securities to finance the acquisitions, which could result in significant dilution to our existing stockholders; and

•	the potential impairment of relationships with customers.

In addition, the integration and consolidation of newly acquired companies may not achieve any of the anticipated economies of scale, cost savings or operating synergies. The resources required to successfully integrate newly acquired companies and implement EveryWare’s business plan, may also reduce its operating cash flow.

Product liability claims or product recalls could adversely affect EveryWare’s results of operations or harm its reputation or the value of its brands.

The marketing of EveryWare’s products involves an inherent risk of product liability claims or recalls or other regulatory or enforcement actions initiated by the U.S. Consumer Product Safety Commission, by other regulatory authorities or through private causes of action. Any defects in products EveryWare markets could harm EveryWare’s credibility, adversely affect its relationship with its customers and decrease market acceptance of EveryWare’s products and the strength of EveryWare’s brand names. EveryWare could also be required to recall potentially defective products, which could result in further adverse publicity and significant expenses. We are subject to product liability litigation in the ordinary course of business, and failures of our products in the future may subject us to additional product liability claims and associated litigation. Potential product liability claims may exceed the amount of EveryWare’s insurance coverage or could be excluded under the terms of EveryWare’s insurance policy and could materially damage EveryWare’s business and its financial condition.

If EveryWare is unable to protect its intellectual property, or is accused of intellectual property infringement, its ability to compete would be negatively impacted.

EveryWare’s business depends in part on its ability to protect its intellectual property rights. EveryWare relies on a combination of patent, trademark, copyright, trade dress and trade secret laws, licenses and confidentiality and other agreements to protect EveryWare’s intellectual property rights. However, this protection may not be sufficient. EveryWare’s intellectual property rights may be challenged or invalidated, an infringement suit by EveryWare against a third party may not be successful and third parties could adopt trademarks similar to EveryWare’s. In the past, other companies have infringed upon our trademarks, copied our patented and copyrighted products and otherwise violated our intellectual property. The cost associated with actively protecting our intellectual property is oftentimes very high in relation to the net sales of a particular product is impacted. Furthermore, we operate in jurisdictions that make it difficult to protect our intellectual property. In addition, EveryWare has been accused of infringing or violating the intellectual property rights of third parties in the past and may be accused again. Any such claims, whether or not meritorious, could result in costly litigation. EveryWare’s failure to protect its intellectual property or prevail in any intellectual property litigation could materially and adversely affect EveryWare’s competitive position or otherwise harm its business.

Unexpected equipment failures may lead to production curtailments or shutdowns, which could adversely affect EveryWare’s results of operations.

EveryWare’s manufacturing processes are dependent upon critical processing equipment, such as furnaces, forming machines, stamping presses, spinning machines, and lehrs. This equipment may incur downtime as a result of unanticipated failures, accidents, natural disasters or other force majeure events. EveryWare may in the future experience facility shutdowns or periods of reduced production as a result of such failures or events. Unexpected interruptions in EveryWare’s production capabilities would adversely affect EveryWare’s productivity and results of operations for the affected period. EveryWare also may face shutdowns if it is unable to obtain enough energy in the peak demand periods.

Fluctuations in currency exchange rates could have an adverse effect on EveryWare’s revenues and results of operations.

EveryWare has customers in Europe, Latin America, the Caribbean, Africa, the Middle East and Asia, which accounted for approximately 7.6% of EveryWare’s net sales in 2012. EveryWare’s net sales outside the United States accounted for approximately 15.6% of EveryWare’s net sales in 2012. EveryWare has operations in Canada, the United Kingdom, China and Mexico, which accounted for approximately 16.7% of EveryWare’s operating expenses in 2012. As a result, EveryWare generates a significant portion of its sales and incurs a significant portion of its expenses in currencies other than the U.S. dollar. To the extent that EveryWare is unable to match revenues received in foreign currencies with costs paid in the same currency, exchange rate fluctuations in any such currency could have an adverse effect on EveryWare’s financial results. Currency fluctuations between the U.S. dollar and the currencies of EveryWare’s non-U.S. subsidiaries affect EveryWare’s results as reported in U.S. dollars. Major fluctuations in the value of the pound, euro, Canadian dollar and peso relative to the U.S. dollar could also reduce the cost competitiveness of EveryWare’s products as compared to foreign competition. For example, if the U.S. dollar appreciates against the pound, euro, Canadian dollar and peso, the purchasing power of those currencies effectively would be reduced compared to the U.S. dollar, making EveryWare’s U.S.-manufactured products more expensive in the United Kingdom, Europe, Canada and Mexico, respectively, compared to the products of local competitors, and making products manufactured by EveryWare’s foreign competitors in those locations more cost-competitive with EveryWare’s U.S. manufactured products. An appreciation of the U.S. dollar against the pound, euro, Canadian dollar and peso also would increase the cost of U.S. dollar-denominated purchases for EveryWare’s operations in the United Kingdom, Europe, Canada and Mexico, respectively, including raw materials. EveryWare would be forced to deduct these cost increases from its results of operations or attempt to pass them along to consumers. These fluctuations could adversely affect EveryWare’s revenues and results of operations.

Fluctuations in buying decisions of EveryWare’s customers and changing policies and requests of our customers could harm EveryWare’s business.

EveryWare’s consumer segment customers include mass merchants, discount retailers, specialty stores, department stores, grocery stores and other retailers; EveryWare’s foodservice segment customers include equipment and supply dealers, the hotel and gaming industry, broadline distributors and chain restaurants, airlines and cruise lines; and EveryWare’s specialty segment customers include candle and floral wholesalers, direct sellers, industrial lighting manufacturers and distillers and distributors of premium spirits. Unanticipated changes in purchasing and other practices by EveryWare’s customers, including a customer’s pricing and payment terms, could adversely affect EveryWare’s profitability. EveryWare’s customers have requested, and may continue to request, increased service and other accommodations, including design services, rebates, volume discounts, payment term discounts, and packaging customization. EveryWare may face substantially increased expenses to meet these requests, which would reduce EveryWare’s margins. For example, in the consumer segment, retailers may engage in inventory destocking (which may also affect our specialty segment), impose limitations on shelf space or use private label brands, and these actions may negatively affect the sales or profitability of EveryWare’s products. As a result of the desire of retailers to more closely manage inventory levels, there is a growing trend among retailers to make purchases on a “just-in-time” basis. This requires EveryWare to shorten its lead time for production in certain cases and more closely anticipate demand, which could in the future require EveryWare to carry additional inventories. EveryWare’s success and growth is also dependent on EveryWare’s evaluation of consumer preferences and changing trends.

Many of EveryWare’s customers are significantly larger than EveryWare, have greater financial and other resources and also purchase goods directly from vendors in Asia and elsewhere. Decisions by large customers to increase their purchases directly from overseas vendors could have a material adverse effect on EveryWare. Significant changes in or financial difficulties of EveryWare’s customers, including consolidations of ownership, restructurings, bankruptcies, liquidations or other events, could result in fewer stores selling EveryWare’s products, fewer distributors and foodservice customers ordering EveryWare’s products, an increase in the risk of extending credit to these customers or limitations on EveryWare’s ability to collect amounts due from these customers. Purchases by EveryWare’s customers are generally made using individual purchase orders. As a result, these customers may cancel their orders, change purchase quantities from forecast volumes, delay purchases for a number of reasons beyond EveryWare’s control or change other terms of their business relationship with EveryWare. Significant or numerous cancellations, reductions, delays in purchases or changes in business practices by customers could have a material adverse effect on EveryWare’s results of operations and financial condition.

In 2012, Wal-Mart Stores, Inc. (including Sam’s Club and Asda Superstore) accounted for approximately 14.0% of EveryWare’s net sales. A material reduction in purchases by Wal-Mart Stores, Inc. could have a significant adverse effect on EveryWare’s business and results of operations. In addition, pressures by Wal-Mart Stores, Inc. that would cause EveryWare to materially reduce the price of its products could result in reductions of EveryWare’s operating margin.

EveryWare faces intense competition and competitive pressures, which could adversely affect its results of operations and financial condition.

EveryWare’s business is highly competitive. EveryWare competes with many other suppliers, some of which are larger than EveryWare, have greater financial and other resources, employ brands that are more established, have greater consumer recognition or are more favorably perceived by consumers or retailers than EveryWare’s brands. Some of EveryWare’s competitors have invested and continue to invest heavily to achieve increased production efficiencies. Competitors may have incorporated more advanced technology in their manufacturing processes, including more advanced automation techniques. EveryWare’s labor and energy costs also may be higher than those of some foreign producers of glass tableware. EveryWare may not be successful in managing its labor and energy costs, increasing output at its manufacturing facilities or gaining operating efficiencies that may be necessary to remain competitive. In addition, EveryWare’s products may be subject to competition from low-cost imports that intensify the price competition faced in various markets. Some of EveryWare’s competitors are privately owned and have more latitude to operate than EveryWare will as a public company. If EveryWare does not successfully compete with these competitors on factors such as new product development, innovation, brand, delivery, customer service, price and quality, EveryWare’s customers may consider changing manufacturers. Competitive pressures from EveryWare’s competitors could adversely affect EveryWare’s results of operations and financial condition.

EveryWare sources some of its products from third-party suppliers located in Asia, Europe and Mexico, which reduces its control over the manufacturing process and may cause variations in quality or delays in its ability to fill orders.

EveryWare sources all of its metal flatware and crystal stemware and much of its dinnerware from third-party suppliers located in Asia, Europe and Mexico. EveryWare depends on these suppliers to deliver products that are free from defects that comply with its specifications, that meet health, safety and delivery requirements and that are competitive in cost. If EveryWare’s suppliers deliver products that are defective or that otherwise do not meet its specifications, EveryWare’s return rates may increase, and the reputation of its products and brands may suffer. In addition, if EveryWare’s suppliers do not meet its delivery requirements or cease doing business with EveryWare for any reason, EveryWare might miss its customers’ delivery deadlines, which could in turn cause its customers to cancel or reduce orders, refuse to accept deliveries or demand reduced prices. The overseas sourcing of product subjects EveryWare to the numerous risks of doing business abroad, including but not limited to, rapid changes in economic or political conditions, civil unrest, political instability, war, terrorist attacks, international health epidemics, work stoppages or labor disputes, currency fluctuations, increasing export duties, trade sanctions and tariffs and variations in product quality. EveryWare may also experience temporary shortages due to disruptions in supply caused by weather or transportation delays. Even if acceptable alternative suppliers are found, the process of locating and securing such alternatives is likely to disrupt EveryWare’s business, and EveryWare may not be able to secure alternative suppliers on acceptable terms that provide the same quality product or comply with all applicable laws. Any of these events would cause EveryWare’s business, results of operations and financial condition to suffer.

If EveryWare or EveryWare’s suppliers are unable to obtain raw materials at favorable prices, it could adversely impact EveryWare’s results of operations and financial condition.

Sand, limestone and soda ash are the principal materials EveryWare uses in the manufacture of its glassware and crystal products. Resins, clay, flint, aluminum oxide, glass frit and colorants are the principal materials EveryWare uses in the manufacture of its dinnerware products. Stainless steel, nickel, brass, silver and gold are the principal materials EveryWare’s suppliers use in the manufacture of its flatware and hollowware products. All of these raw materials are purchased in highly competitive, price-sensitive markets, which have historically exhibited price, demand and supply cyclicality. From time to time, some of these raw materials have been in short supply due to weather or other factors, including disruptions in supply caused by raw material transportation or production delays. EveryWare may experience shortages of raw materials in the future. If EveryWare experiences temporary shortages in raw materials, it or its suppliers may be forced to procure materials from alternative suppliers, and they may not be able to do so on terms as favorable as their current terms or at all. If EveryWare or its suppliers are unable to purchase certain raw materials required for operations for a significant period of time, their operations would be disrupted, and EveryWare’s results of operations would be adversely affected. In addition, material increases in the cost of any of these raw materials on an industry-wide basis would have an adverse effect on EveryWare’s results of operations if EveryWare were unable to pass on these increased costs to its customers in a timely manner or at all.

Natural gas, the principal fuel EveryWare uses to manufacture its glass products, is subject to fluctuating prices that could adversely affect its results of operations and financial condition.

Natural gas is the primary source of energy in most of EveryWare’s glass production processes, and variability in the price for natural gas has had and will continue to have an impact on EveryWare’s profitability.

EveryWare does not have long-term contracts for natural gas and, as a result, EveryWare’s operating results are strongly linked to the cost of natural gas. We have, from time to time, entered into short-term contracts to hedge certain of our energy costs, including natural gas. For the years ended December 31, 2011 and 2012, EveryWare spent $15.5 million and $14.1 million, respectively, on natural gas. Natural gas prices may rise in the future. To the extent that EveryWare is not able to offset increases in natural gas prices, such as by passing along the cost to its customers, these increases could adversely impact its margins and results of operations. In addition, potential legislation, regulatory action and international treaties related to climate change, especially those related to the regulation of greenhouse gases, may result in significant increases in raw material and energy costs. There can be no assurance that we will be able to recoup any past or future increases in the cost of energy and raw materials.

Transportation disruptions and increased transportation costs could adversely affect EveryWare’s business.

EveryWare imports certain of its products for delivery to its distribution centers, as well as arranges for its customers to import goods to which title has passed overseas or at port of entry. Accordingly, EveryWare is subject to risks incidental to such transportation. These risks include, but are not limited to, increases in fuel costs, the availability of ships, increased security restrictions, work stoppages and carriers’ ability to provide delivery services to meet EveryWare’s shipping needs. EveryWare delivers its products to its customers from its distribution centers or makes such products available for customer pickup from its distribution centers. Prolonged domestic transportation disruptions, as well as workforce or systems issues related to EveryWare’s distribution centers, could have a negative effect on EveryWare’s ability to deliver goods to its customers.

EveryWare’s business requires it to maintain a large fixed-cost base that can affect EveryWare’s profitability.

The high levels of fixed costs of operating manufacturing plants encourage high levels of output, even during periods of reduced demand, which can lead to excess inventory levels and exacerbate the pressure on profit margins. In addition, significant portions of EveryWare’s selling, administrative and general expenses are fixed costs that neither increase nor decrease proportionally with sales. EveryWare’s profitability depends, in part, on its ability to spread fixed costs over an increasing number of products sold and shipped, and if EveryWare reduces its rate of production, its costs per unit increase, negatively impacting EveryWare’s gross margins. Decreased demand or the need to reduce inventories can lower EveryWare’s ability to absorb fixed costs and materially impact its results of operations.

EveryWare’s business may be adversely impacted by work stoppages and other labor relations matters.

EveryWare is potentially subject to work stoppages and other labor disputes because a significant number of production and maintenance employees at its manufacturing facilities are represented by labor unions. These facilities have experienced work stoppages and strikes in the past, and there potentially could be work stoppages and strikes in the future. Any prolonged work stoppage or strike at any one of EveryWare’s principal manufacturing facilities could have a negative impact on its business, results of operations or financial condition. EveryWare is party to collective bargaining agreements that cover most of its manufacturing employees, and EveryWare’s Monaca, Pennsylvania manufacturing plant is subject to a collective bargaining agreement that expires on September 30, 2017. EveryWare’s Lancaster, Ohio manufacturing plant is subject to collective bargaining agreements that expire on September 30, 2013. EveryWare’s intent is to negotiate and enter into new collective bargaining agreements with labor unions representing employees at each facility upon expiration of the existing agreements; however, EveryWare may be unable to do so without lock-outs, strikes or work stoppages. EveryWare also could experience operating inefficiencies as a result of preparations for disruptions in production, such as increasing production and inventories. Any such disruptions or difficulties could have an adverse impact on EveryWare’s results of operations and financial condition. In addition, EveryWare could experience increased operating costs as a result of higher wages or benefits paid to union members upon the execution of new agreements with its labor unions. EveryWare may be unable to manage its growth effectively, which would harm its business, results of operations and financial condition.

EveryWare may be unable to manage its growth effectively, which would harm its business, results of operations and financial condition.

EveryWare’s growth has placed, and will continue to place, a strain on its management team, information systems, labor, manufacturing and distribution capacity and other resources. EveryWare’s growth also makes it difficult for it to adequately predict the expenditures it will need to make in the future. If EveryWare does not make, or is unable to make, the necessary overhead expenditures to accommodate its future growth, it may not be successful in executing its growth strategy, and its results of operations would suffer. In addition, if customer demand exceeds forecasts, EveryWare could, from time to time, have an inadequate supply of products to meet customer demands. Alternatively, if customer demand is less than forecasts, EveryWare could have excess supply.

EveryWare relies on increasingly complex information systems for management of its manufacturing, distribution, sales, accounting and other functions. If its information systems fail to perform these functions adequately, or if EveryWare experiences an interruption in its operations, its business and results of operations could suffer.

All of EveryWare’s major operations, including manufacturing, distribution, sales and accounting, are dependent upon its complex information systems. EveryWare’s information systems are vulnerable to damage or interruption from: earthquake, fire, flood, hurricane and other natural disasters; power loss, computer systems failure, Internet and telecommunications or data network failure; and hackers, computer viruses, software bugs or glitches. Any damage or significant disruption in the operation of such systems or the failure of EveryWare’s information systems to perform as expected could disrupt its business or result in decreased sales, increased overhead costs, excess inventory and product shortages. EveryWare has taken significant steps to mitigate the potential impact of each of these risks, but these procedures may not be completely successful.

EveryWare’s products are subject to various health and safety requirements and may be subject to new health and safety requirements in the future, which could have a material adverse effect on EveryWare’s operations.

EveryWare’s products are subject to certain legal requirements relating to health and safety. These legal requirements frequently change and vary among jurisdictions. Compliance with these requirements, or the failure to comply with these requirements, may have a material adverse effect on EveryWare’s operations. If any of EveryWare’s products becomes subject to new regulations, or if any of EveryWare’s products becomes specifically regulated by additional governmental or other regulatory entities, the cost of compliance could be material. For example, the U.S. Consumer Product Safety Commission (the “CPSC”) regulates many consumer products, including EveryWare’s products sold to our consumer customers. New regulations or policies by the CPSC could require EveryWare to change its manufacturing processes, which could materially raise EveryWare’s manufacturing costs. In addition, new regulations could reduce sales of EveryWare’s consumer products. Furthermore, a significant order or judgment against EveryWare by governmental or regulatory authority relating to health or safety matters, or the imposition of a significant fine relating to such matters, or a voluntary or mandatory recall of regulated products may have a material adverse effect on EveryWare’s results of operations and financial condition.

Regulation related to environmental and health and safety matters could negatively impact EveryWare’s results of operations and financial condition.

EveryWare must comply with extensive laws, rules and regulations in the United States and in each of the countries it engages in business regarding environmental matters, such as air, soil and water quality, waste disposal and climate change. EveryWare must also comply with extensive laws, rules and regulations regarding safety, health and corporate responsibility matters. These legal requirements frequently change and vary among jurisdictions. These laws and regulations provide, under certain circumstances, a basis for the remediation of contamination, as well as personal injury and property damage claims. Compliance with these requirements, or the failure to comply with these requirements, may have a material adverse effect on EveryWare’s results of operations and financial condition.

EveryWare has incurred, and expects to incur, costs to comply with environmental legal requirements, including requirements limiting greenhouse gas emissions, and these costs could increase in the future. For example the U.S. EPA issued a finding in 2009 that greenhouse gases contribute to air pollution that endangers public health and welfare. The endangerment finding and EPA’s determination that greenhouse gases are subject to regulation under the Clean Air Act, may lead to regulation of stationary sources of greenhouse gas emissions. The failure to comply materially with existing and new laws, rules and regulations could adversely affect EveryWare’s results of operations and financial condition. Many environmental legal requirements provide for substantial fines, orders and criminal sanctions for violations. In addition, certain environmental laws impose strict liability and, under certain circumstances, joint and several liability on current and prior owners and operators of these sites, as well as persons who sent waste to them, for costs to investigate and remediate contaminated sites. These legal requirements may apply to conditions at properties that EveryWare presently or formerly owned or operated, as well as at other properties for which EveryWare may be responsible, including those at which wastes attributable to EveryWare were disposed. Historically, EveryWare has incurred costs and capital expenditures in complying with these laws and regulations, including at a former ceramics facility in Buffalo, New York, and a silverware manufacturing plant in Sherrill, New York. A significant order or judgment against EveryWare, the loss of a significant permit or license or the imposition of a significant fine may have a material adverse effect on EveryWare’s results of operations and financial condition.

EveryWare is subject to laws and regulations governing the Internet and e-commerce and may be subject to future laws and regulations governing the Internet and e-commerce, which could have a material adverse effect on EveryWare’s operations.

EveryWare is subject to laws and regulations governing the Internet and e-commerce. These existing and future laws and regulations may impede the growth of the Internet or other online services. These regulations and laws may cover taxation, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, the provision of online payment services, broadband residential Internet access and the characteristics and quality of products and services. It is not clear how existing laws governing issues such as property ownership, sales and other taxes and personal privacy apply to the Internet and e-commerce. Unfavorable resolutions of these issues would harm EveryWare’s business. This could, in turn, diminish the demand for EveryWare’s products on the Internet and increase EveryWare’s cost of doing business.

A substantial portion of our operating income is derived from license fees. Any significant or material reduction of these fees or any failure by licensees to adequately promote our brands could have a material adverse effect on our results of operations.

We have entered into license agreements under which we license the ONEIDA® trademark for use by third parties on their products, and a substantial portion of our operating income is derived from license fees under these agreements. License fees from these third parties represented $6.9 million or 1.6% of our consolidated revenues and 36.1% of our consolidated operating income for 2012. We have granted Robinson Home Products, Inc., our largest licensee by revenues, the exclusive right to market ONEIDA® branded flatware, dinnerware, glassware, kitchen tools and accessories and table linens in the consumer sales channels (excluding e-commerce) in the U.S. In 2012, we recognized $5.9 million in license fees from Robinson Home Products, which represented 1.4% of our consolidated revenues and 30.6% of our consolidated operating income for 2012. If we were to lose our license fees from Robinson Home Products due to a change in our relationship with them or in their business, we would seek to terminate our agreement with them and either market the ONEIDA® branded products directly in our Consumer segment or enter into an alternative arrangement with a new licensee, either of which would result in a disruption in royalty payments the significance and duration of which could have a material adverse effect on our operating income and results of operations for the period in which this disruption occurs. Furthermore, if Robinson Home Products fails to adequately promote the ONEIDA® branded products, it could be costly and difficult for EveryWare to enforce or terminate the licensing agreement with them, and it could have a material adverse effect on our operating income and results of operation.

EveryWare’s pension plans are underfunded and, in the future, the underfunding levels of its pension plans and its pension expense could materially increase.

Many of EveryWare’s employees participate in, and many of EveryWare’s former employees are entitled to benefits under, funded and unfunded defined benefit pension plans and post-retirement welfare plans. All of EveryWare’s U.S. defined benefit pension plans are frozen. Over time, EveryWare has experienced periods of declines in interest rates and pension asset values. As a result, EveryWare’s pension plans and our post-retirement welfare plans are underfunded. Further declines in interest rates or the market value of the securities held by the plans, or certain other changes, could materially increase the underfunded status of EveryWare’s plans in 2013 and beyond and affect the level and timing of required contributions in 2014 and beyond. The unfunded amount of the projected benefit obligation for our global defined benefit pension and post-retirement welfare plans was $19.5 million and $20.5 million at December 31, 2011 and December 31, 2012, respectively. EveryWare currently estimates that it will be required to make contributions to the global funded defined benefit pension plans of approximately $1.1 million in 2013. The current underfunded status of EveryWare’s pension plans will, and a further material increase in the underfunded status of the plans would, significantly increase EveryWare’s required contributions and pension expense, could impair its ability to achieve or sustain future profitability and could adversely affect its financial condition.

Charges related to EveryWare’s employee pension and postretirement welfare plans resulting from market risk and headcount realignment may adversely affect its results of operations and financial condition.

In connection with EveryWare’s employee pension and postretirement welfare plans, EveryWare is exposed to market risks associated with changes in the various capital markets. Changes in long-term interest rates affect the discount rate that is used to measure its obligations and related expense. EveryWare’s total pension and postretirement welfare expense, including pension settlement charges, for all plans was $0.1 million and $0.3 million for the fiscal years ended December 31, 2011 and 2012, respectively. We expect our total pension and postretirement welfare expense for all plans to decrease to $0.1 million in 2013. Volatility in the capital markets affects the performance of our pension plan asset performance and related pension expense. Based on 2012 year-end data, sensitivity to these key market risk factors is as follows:

•	A decrease of 1 percent in the discount rate would decrease EveryWare’s total pension and postretirement welfare expense by approximately $0.1 million.

•	A decrease of 1 percent in the expected long-term rate of return on plan assets would increase total pension expense by approximately $0.2 million.

To the extent that EveryWare experiences headcount changes, it may incur further expenses related to its employee pension and postretirement welfare plans, which could have a material adverse effect on its results of operations and financial condition.

Our ability to recognize the benefit of deferred tax assets is dependent upon future taxable income and the timing of difference reversals.

We recognize the expected future tax benefit from deferred tax assets when realization of the tax benefit is considered more likely than not. Otherwise, a valuation allowance is applied against deferred tax assets. Assessing the recoverability of deferred tax assets requires management to make significant estimates related to expectations of future taxable income and the timing of reversals of temporary differences. To the extent that these factors differ significantly from estimates, our ability to realize the deferred tax assets could be impacted. As of December 31, 2012, we have recorded a partial valuation allowance. Additionally, future changes in tax laws could impact our ability to obtain the future tax benefits represented by our deferred tax assets. As of December 31, 2012, our current deferred tax asset was $6.7 million and our long-term deferred tax asset was $15.9 million, net of a long term deferred tax liability of $8.6 million. We have not yet determined whether the Business Combination resulted in a “change in control” for purposes of Section 382 of the Internal Revenue

Code. In the event that the Business Combination did not result in a change in control, we expect the sale of our stock by the selling stockholders pursuant to this offering to result in a change in control. In either of those cases, this will result in an annual limitation on our ability to use net operating losses that existed at the date of the change in control to offset future taxable increase.

We have a substantial amount of indebtedness, which may limit our operating flexibility and could adversely affect our results of operations and financial condition.

As of June 30, 2013, EveryWare had approximately $279.7 million of indebtedness, consisting of the $250.0 million term loan, $26.9 million of borrowings under EveryWare’s amended and restated ABL facility, which provides up to $50.0 million of borrowing capacity, subject to certain “borrowing base” limitations, and $2.8 million of other indebtedness.

Our indebtedness could have important consequences to our investors, including, but not limited to:

•	increasing our vulnerability to, and reducing our flexibility to respond to, general adverse economic and industry conditions;

•

requiring the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, acquisitions, joint ventures or other general corporate purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business, the competitive environment and the industry in which we operate;

•	placing us at a competitive disadvantage as compared to our competitors that are not as highly leveraged; and

•	limiting our ability to borrow additional funds and increasing the cost of any such borrowing.

An increase in interest rates would adversely affect our profitability. To the extent that our access to credit is restricted because of our own performance or conditions in the capital markets generally, our financial condition would be materially adversely affected. Our level of indebtedness may make it difficult to service our debt, and may adversely affect our ability to obtain additional financing, use operating cash flow in other areas of our business or otherwise adversely affect our operations.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002.

We are subject to Section 404 of the Sarbanes-Oxley Act of 2002. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act of 2002 are significantly more stringent than those that were required of Former EveryWare as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to EveryWare. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our common stock.

Risks Related to Our Common Stock

The market price of our common stock may decline.

Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, trading in the shares of the Company’s common stock had not been active. If an active market for our securities develops and continues, the trading price of our shares could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of the Company’s securities may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	success of competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning the Company or the consumer goods market in general;

•	operating and stock price performance of other companies that investors deem comparable to the Company;

•	our ability to market new and enhanced products on a timely basis;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving the Company;

•	changes in the Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our common stock available for public sale;

•	any major change in our board or management;

•	sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and NASDAQ have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Concentration of ownership of our common stock may have the effect of delaying or preventing a change in control.

Upon completion of the Business Combination, Monomoy Capital Partners, L.P., MCP Supplemental Fund, L.P., Monomoy Executive Co-Investment Fund, L.P., Monomoy Capital Partners II, L.P. and MCP Supplemental Fund II, L.P. (collectively, the “MCP Funds”) owned approximately 68.1% of our outstanding common stock. As a result, the MCP Funds have the ability to determine the outcome of corporate actions of the Company requiring stockholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act enacted in April 2012, and for so long as we continue to be an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” We will remain an “emerging growth company” for up to five years following the completion of our initial public offering or until we achieve total annual gross revenues in excess of $1.0 billion during a fiscal year or become a large accelerated filer as a result of achieving a public float of at least $700 million as of the end of a second fiscal quarter. In addition, we can cease to be an emerging growth company earlier than the normal five year term if we have issued more than $1 billion in non-convertible debt during the preceding three year period.

The exemptions include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If we choose not to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, our auditors will not be required to attest to the effectiveness of our internal controls over financial reporting. As a result, investors may become less comfortable with the effectiveness of our internal controls and the risk that material weaknesses or other deficiencies in our internal control go undetected may increase. If we choose to continue to provide reduced disclosures in our periodic reports and proxy statements while we are an emerging growth company, investors would have access to less information and analysis about our executive compensation, which may make it difficult for investors to evaluate our executive compensation practices. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions and provide more limited disclosure. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under Section 107(b) of the Jumpstart Our Business Startups Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail our self of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Future sales of our common stock may cause the market price of our securities to drop significantly, even if our business is doing well.

Upon the closing of the Business Combination, we entered into an amended and restated registration rights agreement with respect to the shares issued prior to our initial public offering (“founder shares”) and shares purchased by Mr. Baldwin in a private placement, shares of our common stock underlying the warrants held by Clinton Magnolia Master Fund, Ltd. (our “Sponsor”), the shares of our common stock that we issued under the Merger Agreement, 1,650,000 shares of common stock purchased by Clinton Spotlight Master Fund, L.P. (“Spotlight”) and the Sponsor immediately prior to the closing of the Business Combination and all shares issued to a holder with respect to the securities referred to above by way of any stock split, stock dividend, recapitalization, combination of shares, acquisition, consolidation, reorganization, share exchange, share reconstruction, amalgamation, contractual control arrangement or similar event, which securities we collectively refer to as “registrable securities.” This registration rights agreement amends and restates entirely the registration rights agreement we entered into in connection with our initial public offering. Under this agreement, we have agreed that the holders of a majority of the registrable securities are entitled to three long form registrations and unlimited short form registrations, known as demand registrations, whereby we are required to file a shelf registration statement with the SEC as soon as practicable after receipt of such demand registration. The Company has also agreed to use its reasonable best efforts to file a shelf registration statement covering all registrable securities as promptly as practicable following the closing of the Business

Combination but in any event no later than the expiration of the Lockup Period. The holders of a majority of the registrable securities will be entitled to unlimited takedowns of the shelf, provided the shelf remains effective. However, the Company will not be obligated to effect any demand registration within six months after the effective date of a previous demand registration. Holders of registrable securities will also have certain “piggyback” registration rights with respect to registration statements filed subsequent to the Business Combination.

Upon effectiveness of the registration statement we file pursuant to the registration rights agreement and upon the expiration or termination of the lockup periods applicable to the common stock that we issued to EveryWare equity holders, these parties may sell large amounts of our stock in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in our stock price or putting significant downward pressure on the price of our stock.

If securities or industry analysts do not publish or cease publishing research or reports about the Company, its business, or its market, or if they change their recommendations regarding our common stock adversely, the price and trading volume of our common stock could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If any of the analysts who may cover the Company change their recommendation regarding our stock adversely or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover the Company were to cease coverage of the Company or fail to regularly publish reports on it, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The Company’s certificate of incorporation and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

•	a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•

the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•

the ability of our board of directors to determine whether to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•

the requirement that a special meeting of stockholders may be called only by the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	limiting the liability of, and providing indemnification to, our directors and officers;

•	controlling the procedures for the conduct and scheduling of stockholder meetings;

•	providing that directors may be removed prior to the expiration of their terms by stockholders only for cause; and

•

advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company’s.

These provisions, alone or together, could delay hostile takeovers and changes in control of the Company or changes in our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of 66 2/3% of the disinterested holders of our outstanding common stock. Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

Warrants will become exercisable for our common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding warrants to purchase an aggregate of 5,838,333.5 shares of our common stock became exercisable on June 20, 2013, and will expire at 5:00 p.m., New York time, on May 21, 2018 or earlier upon redemption or liquidation. The exercise price of these warrants is $6.00 per one-half share, or $70.1 million in the aggregate for all shares underlying these warrants, assuming none of the warrants are exercised through “cashless” exercise. To the extent such warrants are exercised, additional shares of our common stock will be issued, which will result in dilution to the holders of common stock of the Company and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

USE OF PROCEEDS

All of the shares of common stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their respective accounts.

PRINCIPAL AND SELLING STOCKHOLDERS

Beneficial Ownership

The following table sets forth, as of August 29, 2013, certain information regarding the ownership of our common stock by our executive officers, our directors and executive officers as a group and the selling stockholders, the number of shares being registered hereby and information with respect to shares to be beneficially owned by our executive officers, our directors and executive officers as a group and the selling stockholders assuming all the shares registered hereunder are sold. The percentages in the following table are based on 22,045,373 shares of our common stock outstanding as of August 29, 2013. In calculating this percentage for a particular holder, we treated as outstanding the number of shares of our common stock issuable upon exercise of that particular holder’s warrants and did not assume exercise of any other holder’s warrants. We have been advised by the selling stockholders that none of the selling stockholders is a registered broker-dealer or an affiliate of a registered broker-dealer.

	Shares Beneficially Owned Prior to the Offering			Shares Offered Hereby	Shares Beneficially Owned After the Offering(1)
Name	Number(2)		Percentage	Number	Number	Percentage
Principal Stockholders:
MCP Funds(3)	15,012,713		68.1%	5,033,759	9,978,954	45.3%
Clinton Magnolia Master Fund, Ltd.(4)	5,129,926	(5)	21.1%	1,026,593	4,103,333	16.9%
Clinton Spotlight Master Fund, L.P.(6)	750,000	(7)	3.4%	205,049	544,951	2.5%

Executive Officers:
John Sheppard(8)	40,691		*	2,740	168,030	*
Bernard Peters(9)	100		*	—	100	*
Umberto Filice(10)	130,544		*	43,408	91,472	*
Kerri Cardenas Love(11)	2,268		*	—	10,940	*
Michael Nelson(12)	—		*	—	—	*
Daniel J. Taylor(13)	73,537		*	23,930	58,279	*
Jacqueline Gagnon-Volles(14)	3,252		*	—	16,260	*
Colin Walker(15)	4,746		*	683	14,903	*

Directors and Executive Officers as a Group(16)	15,298,601		69.2%	5,110,265	10,363,943	46.5%

Other Selling Stockholders:
Mashburn Enterprises, LLC(17)	4,000		*	1,341	2,659	*
Thomas J. Baldwin(18)	15,000		*	3,482	11,518	*
David L. Burke(19)	4,000		*	1,341	2,659	*
Daniel G. Bender(20)	8,736		*	2,929	5,807	*
Michael J. Bohland(21)	8,736		*	2,929	5,807	*
Andrew Church(22)	6,976		*	2,339	4,637	*
Mark Eichhorn(23)	125,720		*	42,154	83,566	*
Brett Fulford(24)	15,129		*	5,073	10,056	*
Mark Hedstrom(25)	103,881		*	34,831	69,050	*
Debbie Kidwell(26)	8,736		*	2,929	5,807	*
William Krueger(27)	6,750		*	2,263	4,487	*
Robert Ryder(28)	43,677		*	14,645	29,032	*
John Schroeder(29)	7,673		*	2,573	5,100	*
Nathan Smith(30)	8,736		*	2,929	5,807	*
Joseph A. Stein(31)	4,000		*	1,341	2,659	*
Joseph Sundberg(32)	121,501		*	40,739	80,762	*

(*)	Represents less than 1%.
(1)	Assumes that the selling stockholders dispose of all of the shares of common stock covered by this prospectus and do not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the selling stockholders will sell all or any portion of the shares covered by this prospectus.

(2)	The number of shares presented in this table as owned prior to and after this offering includes 1,933,333.5 shares of common stock issuable upon exercise of the warrants held by Clinton Magnolia Master Fund, Ltd., 150,000 shares of common stock issuable upon exercise of the warrants held by Clinton Spotlight Master Fund, L.P. and 5,000 shares of common stock issuable upon exercise of the warrants held by Thomas J. Baldwin.
(3)	The MCP Funds own 15,012,713 shares of common stock, which are owned directly as follows: (i) 9,256,438 (including 737,447 Earnout Shares) shares by Monomoy Capital Partners, L.P. (“MCP”), (ii) 287,763 (including 22,926 Earnout Shares) shares by MCP Supplemental Fund, L.P. (“MCP Supplemental Fund”), (iii) 47,922 (including 3,818 Earnout Shares) shares by Monomoy Executive Co- Investment Fund, L.P. (“Co-Investment Fund”), (iv) 5,254,178 shares (including 418,592 Earnout Shares) by Monomoy Capital Partners II, L.P. (“MCP II”) and (v) 166,412 shares (including 13,258 Earnout Shares) by MCP Supplemental Fund II, L.P. (“MCP Supplemental Fund II”). The shares offered hereby include 3,103,682 shares offered by Monomoy Capital Partners, L.P., 96,487 shares offered by MCP Supplemental Fund, L.P., 16,068 shares offered by Monomoy Executive Co-Investment Fund, L.P., 1,761,724 shares offered by Monomoy Capital Partners II, L.P. and 55,798 shares offered by MCP Supplemental Fund II, L.P. Monomoy General Partner, L.P. (“Monomoy GP”), the general partner of MCP, MCP Supplemental Fund and Co-Investment Fund, may be deemed to share beneficial ownership of the shares held directly by such entities. Monomoy General Partner II, L.P. (“Monomoy GP II”), the general partner of MCP II and MCP Supplemental Fund II, may be deemed to share beneficial ownership of the shares held directly by such entities. Monomoy Ultimate GP, LLC (“Ultimate GP”), the general partner of Monomoy GP and Monomoy GP II, may be deemed to share beneficial ownership of the shares held directly by each of MCP, MCP Supplemental Fund, Co-Investment Fund, MCP II and MCP Supplemental Fund II. Stephen Presser, Daniel Collin and Justin Hillenbrand are the sole members of the limited partner committee of each of Monomoy GP and Monomoy GP II that have the power, acting as a committee, to vote or dispose of the shares held directly by MCP, MCP Supplemental Fund, Co-Investment Fund, MCP II and MCP Supplemental Fund II, and may be deemed to share beneficial ownership of the shares held directly by such entities. Each of Messrs. Presser, Collin and Hillenbrand are the members of the Ultimate GP. Each of Monomoy GP, Monomoy GP II, Ultimate GP, Mr. Presser, Mr. Collin and Mr. Hillenbrand disclaim beneficial ownership of the shares held directly by MCP, MCP Supplemental Fund, Co-Investment Fund, MCP II and MCP Supplemental Fund II except to the extent of their pecuniary interest therein. The address for MCP, MCP Supplemental Fund, Co-Investment Fund, MCP II, MCP Supplemental Fund II, Monomoy GP, Monomoy GP II, Ultimate GP, Mr. Presser, Mr. Collin and Mr. Hillenbrand is 142 West 57th Street, 17th Floor, New York, NY 10019.
(4)	The principal business address of Clinton Magnolia Master Fund, Ltd. is c/o Fortis Fund Services (Cayman) Limited, P.O. Box 2003 GT, Grand Pavilion Commercial Centre, 802 West Bay Road, Grand Cayman, Cayman Islands. The Sponsor’s investment and voting decisions are determined by The Clinton Group, Inc. as its investment manager. George E. Hall is the Chief Investment Officer and President of Clinton Group, Inc. The principal business address of Clinton Group, Inc. and Mr. Hall is 601 Lexington Avenue, 51st Fl., New York, NY 10022. As the Chief Investment Officer and President of Clinton Group, Inc., Mr. Hall has the sole voting and dispositive power with respect to the shares of our common stock being offered for resale by the Sponsor. Mr. Hall disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(5)

These shares include 1,863,000 founder shares held by the Sponsor, which were purchased from an affiliate of our Sponsor on July 26, 2012, which includes 282,255 founder shares subject to complete or partial forfeiture if the trading price of the common stock following consummation of the Business Combination, does not exceed $15.00 per share for any 20 trading days within any 30 trading day period within five years following of the closing of the Business Combination. Shares beneficially owned before the offering includes (i) 3,866,667 sponsor warrants to purchase 1,933,333.5 shares of common stock owned by the Sponsor which were originally purchased at our IPO, (ii) 557,184 public warrants to purchase 278,592 shares of common stock purchased in the open market, (iii) 1,050,000 common shares purchased in a private placement in conjunction with the Business Combination and (iv) 5,000 shares of common stock purchased in the open market.

(6)	Clinton Spotlight Master Fund, L.P. (“Spotlight”) is an affiliate of the Sponsor. Spotlight’s investment and voting decisions are determined by The Clinton Group, Inc. as its investment manager. As the Chief Investment Officer and President of The Clinton Group, Inc., Mr. Hall has the sole voting and dispositive power with respect to the shares of our common stock being offered for resale by Spotlight. Mr. Hall disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(7)	Includes 300,000 sponsor warrants to purchase 150,000 shares of common stock purchased by our Sponsor and subsequently transferred to Clinton Spotlight Master Fund, L.P. immediately prior to the closing of the Business Combination and 600,000 common shares purchased in a private placement in conjunction with the Business Combination.
(8)	Shares beneficially owned includes 651 Earnout Shares and options to purchase 32,520 shares that vest within 60 days of August 29, 2013, and does not include options to purchase up to 243,899 shares that would vest based upon the MCP Funds receiving a specified level of net cash inflows or options to purchase 160,000 shares that do not vest within 60 days of August 29, 2013. Shares beneficially owned after the offering includes additional options to purchase 130,079 shares that would vest when the MCP Funds own less than 50% of our voting equity securities.
(9)	Shares beneficially owned does not include options to purchase 121,899 shares that do not vest within 60 days of August 29, 2013.
(10)	Shares beneficially owned includes 10,314 Earnout Shares and options to purchase 1,084 shares that vest within 60 days of August 29, 2013, and does not include options to purchase up to 8,130 shares that would vest based upon the MCP Funds receiving a specified level of net cash inflows. Shares beneficially owned after the offering includes additional options to purchase 4,336 shares that would vest when the MCP Funds own less than 50% of our voting equity securities.
(11)	Shares beneficially owned includes options to purchase 2,168 shares that vest within 60 days of August 29, 2013, and does not include options to purchase up to 16,260 shares that would vest based upon the MCP Funds receiving a specified level of net cash inflows. Shares beneficially owned after the offering includes additional options to purchase 8,672 shares that would vest when the MCP Funds own less than 50% of our voting equity securities.
(12)	Shares beneficially owned does not include options to purchase 13,544 shares that do not vest within 60 days of August 29, 2013.
(13)	Shares beneficially owned includes 5,686 Earnout Shares and options to purchase 2,168 shares that vest within 60 days of August 29, 2013, and does not include options to purchase up to 16,260 shares that would vest based upon the MCP Funds receiving a specified level of net cash inflows. Shares beneficially owned after the offering includes additional options to purchase 8,672 shares that would vest when the MCP Funds own less than 50% of our voting equity securities.
(14)	Shares beneficially owned includes options to purchase 3,252 shares that vest within 60 days of August 29, 2013, and does not include options to purchase up to 24,390 shares that would vest based upon the MCP Funds receiving a specified level of net cash inflows. Shares beneficially owned after the offering includes additional options to purchase 13,008 shares that would vest when the MCP Funds own less than 50% of our voting equity securities.
(15)	Shares beneficially owned includes 162 Earnout Shares and options to purchase 2,710 shares that vest within 60 days of August 29, 2013, and does not include options to purchase up to 20,325 shares that would vest based upon the MCP Funds receiving a specified level of net cash inflows. Shares beneficially owned after the offering includes additional options to purchase 10,840 shares that would vest when the MCP Funds own less than 50% of our voting equity securities.
(16)

Shares beneficially owned by our directors and executive officers as a group includes an aggregate of 1,213,392 Earnout Shares and options to purchase an aggregate of 43,902 shares that vest within 60 days of August 29, 2013, and does not include options to purchase up to an aggregate of 329,263 shares that would vest based upon the MCP Funds receiving a specified level of net cash inflows or options to purchase an aggregate of 295,443 shares that do not vest within 60 days of August 29, 2013. Shares beneficially owned after the offering includes additional options to purchase an aggregate of 219,509 shares that would vest when the MCP Funds own less than 50% of our voting equity securities. Includes the shares held by the MCP Funds. Each of Messrs. Collin and Presser disclaim beneficial ownership of the shares held directly by the MCP Funds except to the extent of their pecuniary interest therein. See footnote (3).

(17)	Includes 612 founder shares subject to complete or partial forfeiture if the trading price of the common stock following consummation of the Business Combination does not exceed $15.00 per share for any 20 trading days within any 30 trading day period within five years following the closing of the Business Combination. Jamal Mashburn, the President and Chief Executive Officer of Mashburn Enterprises, LLC, has the sole voting and dispositive power with respect to the shares of our common stock being offered for resale by Mashburn Enterprises, LLC.
(18)	Includes 10,000 shares originally sold as part of units issued simultaneously with our initial public offering to Mr. Baldwin and 10,000 warrants to purchase 5,000 shares of common stock.
(19)	Includes 612 founder shares subject to complete or partial forfeiture if the trading price of the common stock following consummation of the Business Combination does not exceed $15.00 per share for any 20 trading days within any 30 trading day period within five years following the closing of the Business Combination.
(20)	Includes 696 Earnout Shares.
(21)	Includes 696 Earnout Shares.
(22)	Includes 556 Earnout Shares.
(23)	Includes 10,016 Earnout Shares.
(24)	Includes 1,205 Earnout Shares.
(25)	Includes 8,276 Earnout Shares.
(26)	Includes 696 Earnout Shares.
(27)	Includes 538 Earnout Shares.
(28)	Includes 3,480 Earnout Shares.
(29)	Includes 611 Earnout Shares.
(30)	Includes 696 Earnout Shares.
(31)	Includes 612 founder shares subject to complete or partial forfeiture if the trading price of the common stock following consummation of the Business Combination does not exceed $15.00 per share for any 20 trading days within any 30 trading day period within five years following the closing of the Business Combination.
(32)	Includes 9,680 Earnout Shares.

Material Relationships with Selling Stockholders

Selling stockholders who acquired shares of common stock and warrants from us in a private placement prior to or concurrently with our initial public offering, selling stockholders who acquired our securities in a private placement immediately prior to the closing of the Business Combination and selling stockholders who acquired shares of common stock that we issued under the Merger Agreement have registration rights with respect those shares of common stock and the shares of common stock issuable upon exercise of those warrants. A description of these registration rights is set forth below under the heading “—Amended and Restated Registration Rights Agreement.”

Transactions with our Sponsor

In October 2011, an affiliate of Clinton Magnolia Master Fund, Ltd. (our “Sponsor”) purchased the founder shares for an aggregate purchase price of $25,000, or approximately $0.01 per share. As a result of the underwriters’ not exercising their over-allotment option for our initial public offering, an affiliate of our Sponsor forfeited an aggregate of 281,250 founder shares on February 24, 2012, which we have cancelled. Subsequently, in July 2012, an affiliate of our Sponsor sold the 1,875,000 founder shares to our Sponsor for $21,739.12, of which 12,000 were subsequently sold in April 2013 to three of our directors for an aggregate purchase price of $138.

In connection with the consummation of our initial public offering, members of an affiliate of our Sponsor purchased an aggregate of 4,166,667 sponsor warrants in a private placement for $3,125,000. On April 20, 2012, an affiliate of our Sponsor purchased 500,000 public warrants for $300,155. Subsequently, on July 26, 2012, the affiliate of our Sponsor sold the 500,000 public warrants and the 4,166,667 sponsor warrants for the aggregate cost paid by the affiliate of the Sponsor for the warrants of $3,425,155. On April 4, 2013, our Sponsor purchased 7,184 public warrants for $5,747.20. On April 30, our Sponsor purchased 50,000 public warrants for $55,000.00. The sponsor warrants (including the common stock issuable upon exercise of the sponsor warrants) may not, subject to certain limited exceptions as described herein, be transferred, assigned or sold by it until 30 days after the completion of our initial Business Combination.

Further, in connection with the consummation of our initial public offering, Thomas J. Baldwin, our Vice Chairman and a selling stockholder, purchased 10,000 units for $100,000 in a private sale.

The Clinton Group, an entity whose managing director is Mr. Baldwin and an affiliate of our Sponsor, made available to us office space, utilities and secretarial and administrative services, from the date that our securities were first listed on NASDAQ through the date of our consummation of the Business Combination. We paid the Clinton Group $10,000 per month for these services. However, this arrangement was solely for our benefit, was not intended to provide our Sponsor compensation in lieu of salary or other remuneration and was terminated in connection with the closing of the Business Combination.

Other than the $10,000 per-month administrative fee paid to the Clinton Group, as well as reimbursement of any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, was paid to our Sponsor, officers or directors, or to any of their respective affiliates, prior to the Business Combination.

Prior to the completion of our initial public offering, the Company issued an unsecured promissory note (the “Note”) to the Sponsor on October 6, 2011 that provided for the Sponsor to advance to the Company, from time to time, up to $100,000 for expenses related to our initial public offering. The Note was non-interest bearing and was payable on the earlier of March 31, 2012 or the completion of our initial public offering. The Sponsor advanced $100,000 to the Company under the Note prior to our initial public offering. The Note was paid in full on February 24, 2012 and no balance remained outstanding subsequent to such date.

Pursuant to a letter agreement between the Company, ROIC Acquisition Holdings LP, the Company’s original sponsor, and the Company’s directors and officers at the time of its initial public offering, the founder shares are not transferable, other than (a) to our officers or directors, any affiliates or family members of any of our officers or directors, any members of our Sponsor, or any affiliates of our Sponsor, (b) by gift to a member of one of the members of our Sponsor’s immediate family or to a trust, the beneficiary of which is a member of one of the members of our Sponsor’s immediate family, an affiliate of our Sponsor or to a charitable organization; (c) by virtue of laws of descent and distribution upon death of one of the members of our Sponsor; (d) pursuant to a qualified domestic relations order; (e) by virtue of the laws of the state of Delaware or our Sponsor’s limited liability company agreement upon dissolution of our Sponsor; (f) in the event of our liquidation prior to our completion of the Business Combination; or (g) in the event of our completion of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our completion of our initial Business Combination; provided, however, that these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions. On July 26, 2012, an affiliate of our Sponsor sold the 1,875,000 founder shares to our Sponsor for $21,739.12, of which 12,000 were subsequently sold in April 2013 to three of our directors for an aggregate purchase price of $138. The founder shares held by our Sponsor and certain directors will be released from the lock-up one year from closing of the Business Combination, except that, subsequent to the Business Combination, (i) fifty percent (50%) of the founder shares will be released earlier if the share price exceeds $12.50 for 20 of 30 consecutive days and (ii) the remaining fifty percent (50%) of the founder shares will be released earlier if the share price exceeds $15.00 for 20 of 30 consecutive days within one year of closing of the Business Combination. Notwithstanding the foregoing, the founder shares will be released from the lock-up on the date on which we complete a liquidation, merger, stock exchange or other similar transaction after the Business Combination that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. 284,091 of the founder shares are subject to complete or partial forfeiture if the trading price of the common stock following consummation of the Business Combination does not exceed $15.00 per share for any 20 trading days within any 30 trading day period within five years following the closing of the Business Combination, and 267,380 of the founder shares were subject to complete or partial forfeiture if the trading price of the common stock following consummation of the Business Combination did not exceed $12.50 per share for any 20 trading days within any 30 trading day period within five years following the closing of the Business Combination. On August 5, 2013, 267,380 of the founder shares became nonforfetiable because the last sale price of our common stock exceeded $12.50 per share for 20 trading days within a 30 day trading period.

On May 20, 2013, the Sponsor and Clinton Spotlight Master Fund, L.P. (“Spotlight”), an affiliate of the Sponsor, each entered into a Common Stock Purchase Agreement with the Company for the purchase of 1,050,000 and 600,000 shares, respectively, of the Company’s common stock at a purchase price of $10.00 per share immediately prior to the closing of the Business Combination. In connection with such purchase, the Company entered into a Lockup Agreement with the Sponsor and Spotlight, pursuant to which all such shares purchased by the Sponsor and Spotlight are subject to a 180-day lock-up on the same terms as the Lockup Agreement governing on the shares issued by the Company to the stockholders of Former EveryWare in the Business Combination.

Business Combination

On May 21, 2013, we consummated the Business Combination pursuant to the Merger Agreement by and among the Company, Merger Sub Corp. Merger Sub LLC and Former EveryWare, providing for the merger of Former EveryWare into subsidiaries of the Company and the change of the Company’s name to EveryWare Global, Inc. from ROI Acquisition Corp. In the Business Combination, the Company paid the following consideration to the former equity holders of Former EveryWare: (i) $90.0 million in aggregate cash consideration, (ii) 12,190,000 shares of our common stock and (iii) 3,500,000 additional shares which are subject to forfeiture in the event that the trading price of our common stock does not exceed certain price targets subsequent to the closing (the “Earnout Shares”).

Amended and Restated Registration Rights Agreement

Upon the closing of the Business Combination, we entered into an amended and restated registration rights agreement with respect to the founder shares and shares purchased by Mr. Baldwin in a private placement, shares of our common stock underlying the sponsor warrants and the warrants purchased by Mr. Baldwin in a private placement, the shares of our common stock that we issued under the Merger Agreement, the 1,650,000 shares of common stock purchased by Spotlight and the Sponsor immediately prior to the closing of the Business Combination and all shares issued to a holder with respect to the securities referred to above by way of any stock split, stock dividend, recapitalization, combination of shares, acquisition, consolidation, reorganization, share exchange, share reconstruction, amalgamation, contractual control arrangement or similar event, which securities we collectively refer to as “registrable securities.”

Under the amended and restated registration rights agreement, the holders of a majority of the registrable securities are entitled to three long-form registrations and an unlimited number of short-form registrations, which we refer to as “demand registrations,” but not more than one demand registration during any six month period. Holders of a majority of the founder shares, the sponsor warrants, the shares purchased by Mr. Baldwin in a private placement and the shares purchased by Spotlight and the Sponsor immediately prior to the closing of the Business Combination will be entitled to request one long-form or short-form registration under certain limited circumstances. The Company has also agreed to use its reasonable best efforts to file a shelf registration statement as promptly as practicable, but in any event prior to the expiration of the lockup period described in the Lockup Agreement. The holders of a majority of the registrable securities will be entitled to require the Company to effect an underwritten public offering of all or a portion of their registrable securities registered on the shelf registration statement, and under certain limited circumstances the holders of a majority of the founder shares, the sponsor warrants, the shares purchased by Mr. Baldwin in a private placement and the shares purchased by Spotlight and the Sponsor immediately prior to the closing of the Business Combination will be entitled to require the Company to effect an underwritten public offering of its registrable securities registered on the shelf registration statement, if the market value of the registrable securities included in any such offering is at least $10.0 million in the aggregate. The holders of the registrable securities will also have certain “piggyback” registration rights to participate in certain registered offerings by the Company following the Business Combination. All of the registration rights described in this paragraph are subject to the restrictions in the amended and restated registration rights agreement. The Company has agreed to pay the expenses in connection with the exercise of these rights.

Lockup Agreement

In connection with the closing, the Company entered into a lockup agreement (the “Lockup Agreement”) with the MCP Funds and with Monomoy Capital Partners, L.P. and Monomoy Capital Partners II, L.P. together as the stockholders’ representative. Pursuant to the Lockup Agreement, the Former EveryWare stockholders covenanted not to sell any of the shares issued pursuant to the Merger Agreement during the period beginning on the closing date and ending on the earlier of the date: (a) that is 180 days following the closing date, (b) the last sales price of the Company’s common stock equals or exceeds $12.50 per share (as the same may be adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 90 days after the closing date, and (c) the Company consummates a liquidation, merger, stock exchange or other similar transaction that results in all of the holders of the Company’s common stock having the right to exchange their shares of the Company’s common stock for cash, securities or other property.

In the event the trading price of the Company’s common stock does not exceed certain price targets subsequent to the closing, the Former EveryWare stockholders will forfeit any and all rights to a portion of the 3,500,000 of the shares issued to the Former EveryWare stockholders at the closing of the Business Combination (the “Earnout Shares”), which forfeiture will be effected by the Company redeeming such shares from the Former EveryWare stockholders for nominal consideration. In the event the last sale price of our common stock does not equal or exceed $11.00, $12.50 and $15.00 per share (as adjusted for stock splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30 trading day period on or prior to the fifth (5th) anniversary of the closing date, each Former EveryWare stockholder shall forfeit any and all rights to a pro rata portion (as amongst the Former EveryWare stockholders and their permitted transferees) of 1,000,000, 1,250,000 and 1,250,000, respectively, of 3,500,000 of the shares issued to the Former EveryWare stockholders at the closing of the Business Combination. On July 15, 2013, 1,000,000 of the Earnout Shares vested and became nonforfeitable because the last sale price of our common stock exceeded $11.00 per share for 20 trading days within a 30 day trading period, and on August 5, 2013, 1,500,000 of the Earnout Shares vested and became nonforfeitable because the last sale price of our common stock exceeded $12.50 per share for 20 trading days within a 30 day trading period.

Governance Agreement

In connection with the closing, the Company entered into a governance agreement (the “Governance Agreement”) with the Sponsor, Spotlight and the MCP Funds. The Governance Agreement provides that the Company will initially have nine directors, five of whom have been designated by the MCP Funds, three of whom were existing directors of Former EveryWare and the remaining one of whom is the chief executive officer of the Company. The Governance Agreement further sets forth situations where the board of directors can expand, as well as detailing the requirements for director and officer insurance. The MCP Funds have the right to designate a proportionate number (rounding up in each instance, but in any event, no more than 5/9) of the nominees for election to the board of directors of the Company for so long as the MCP Funds beneficially own 5% or more of the total number of shares of our common stock then outstanding. Further, for so long as the MCP

Funds are entitled to designate a majority of the board of directors pursuant to the Governance Agreement, the MCP Funds will have the right to designate the chairman of the board. For three years following the closing of the Business Combination, if any of Thomas J. Baldwin, Joseph A. De Perio or Ronald McCray cease to serve on the board of directors of the Company for any reason, the Sponsor will have the right to designate a successor for one and only one of them as long as the Sponsor continues to own at least 5% of the total voting power of our outstanding common stock. In addition, after the third anniversary of the closing of the Business Combination, the Sponsor will have the right to designate one of the nominees for election to the board of directors of the Company so long as the Sponsor continues to own at least 5% of the total voting power of our outstanding common stock. The three members of each of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee and the compensation of certain directors is detailed.

Letter Agreement

In connection with the closing, the Company entered into a letter agreement (the “Letter Agreement”) with the MCP Funds. Pursuant to the Letter Agreement, the MCP Funds agreed that they will not vote in favor of any proposal to destagger or declassify the board of directors of the Company, which would take effect prior to the third (3rd) anniversary of the closing date.

Advisory Agreement

Former EveryWare entered an into advisory agreement with Monomoy on November 1, 2011, relating to certain advisory and consulting services rendered by Monomoy to Former EveryWare, and amended and restated the advisory agreement on March 23, 2012. In consideration of the services provided under the agreement, Former EveryWare agreed to pay Monomoy a quarterly fee in the amount of $625,000. In addition, Former EveryWare agreed to pay Monomoy a fee equal to one percent of the aggregate value of each transaction resulting in a material acquisition, disposition, divestiture, recapitalization or debt or equity financing by or involving Former EveryWare or its subsidiaries. Former EveryWare agreed to reimburse Monomoy for its reasonable out-of-pocket fees and expenses incurred in connection with the rendering of services pursuant to the amended and restated advisory agreement, and to indemnify Monomoy for claims arising out of or in connection with the performance of services by Monomoy or otherwise in connection with the operation of Former EveryWare. Former EveryWare paid Monomoy $2.6 million and $1.8 million in fees for the fiscal years ended December 31, 2011 and 2012, respectively. Monomoy waived the one percent transaction fee in connection with the Business Combination, and terminated the amended and restated advisory agreement upon the closing of the Business Combination. Former EveryWare reimbursed Monomoy for out-of-pocket fees and expenses incurred prior to the closing of the Business Combination. The indemnification provisions of the amended and restated advisory agreement survived the termination.

Additional Transactions with the MCP Funds

On November 1, 2011, Oneida Ltd. borrowed $52.5 million under a term loan from MCP II and MCP Supplemental Fund II. The interest rate under the term loan was 12%. The principal amount of the loan was $52.3 million and the term loan was repaid on March 23, 2012 with the proceeds of new senior credit facilities entered into by Universal Tabletop, Inc., a direct wholly-owned subsidiary of Former EveryWare. Interest expense on the term loan was $1.1 million and $1.4 million for the years ended December 31, 2011 and 2012, respectively.

Directors

Daniel Collin and Stephen Presser, members the Board of Managers of Monomoy Ultimate GP, LLC, are members of our board of directors. For a description of the MCP Funds’ ownership, see footnote 3 to the table set forth under “Selling Stockholders—Beneficial Ownership.”

PLAN OF DISTRIBUTION

We are registering 6,500,000 shares of our common stock for possible sale by the selling stockholders. Unless the context otherwise requires, as used in this prospectus, “selling stockholders” includes the selling stockholders named in the table above and donees, pledgees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, pledge, partnership distribution or other transfer after the date of this prospectus.

The selling stockholders may offer and sell all or a portion of the shares covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	on the NASDAQ Stock Market, in the over-the-counter market or on any other national securities exchange on which our shares are listed or traded;

•	in privately negotiated transactions;

•	in underwritten transactions;

•	in a block trade in which a broker-dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise.

The selling stockholders may sell the shares at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by the selling stockholders and, at the time of the determination, may be higher or lower than the market price of our common stock on the NASDAQ Stock Market or any other exchange or market.

The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The selling stockholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholders and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

Under the amended and restated registration rights agreement, we have agreed to indemnify the selling stockholders against certain liabilities related to the sale of the common stock, including liabilities arising under the Securities Act. Under the amended and restated registration rights agreement, we have also agreed to pay the costs, expenses and fees of registering the shares of common stock; however, the selling stockholders will pay any underwriting discounts or commissions relating to the sale of the shares of common stock in any underwritten offering. For additional details on the amended and restated registration rights agreement see “Selling Stockholders—Material Relationships with Selling Stockholders—Amended and Restated Registration Rights Agreement.”

The selling stockholders may agree to indemnify an underwriter, broker dealer or agent against certain liabilities related to the selling of the common stock, including liabilities under the Securities Act. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. Upon our notification by a selling stockholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the name of the selling stockholder;

•	the number of shares being offered;

•	the terms of the offering;

•	the names of the participating underwriters, broker-dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•	the public offering price; and

•	other material terms of the offering.

In addition, upon being notified by a selling stockholder that a donee, pledgee, transferee, other successor-in-interest intends to sell shares, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling stockholder.

The selling stockholders are subject to the applicable provisions of the Securities Exchange Act of 1934, as amended, or Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

In compliance with guidelines of the Financial Industry Regulatory Authority (“FINRA”), the maximum compensation or discount to be received by any FINRA member or independent broker or dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the shares of common stock under this prospectus, the selling stockholders may sell the shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

A selling stockholder that is an entity may elect to make a pro rata in-kind distribution of the shares of common stock to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradeable shares of common stock pursuant to the distribution through a registration statement.

DESCRIPTION OF SECURITIES

The following summary of the material terms of EveryWare’s securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our Third Amended and Restated Certificate of Incorporation in its entirety for a complete description of the rights and preferences of EveryWare’s securities.

Authorized and Outstanding Stock

Our third amended and restated certificate of incorporation (the “certificate of incorporation”) authorizes the issuance of 101,000,000 shares, consisting of 100,000,000 shares of common stock, $0.0001 par value per share and 1,000,000 shares of undesignated preferred stock, $0.0001 par value. As of August 1, 2013, there were 22,045,373 shares of common stock outstanding, held of record by 28 holders, 776,310 shares of common stock issuable upon exercise of outstanding options and 5,838,333.5 shares of common stock issuable upon exercise of outstanding warrants. The number of record holders does not include DTC participants or beneficial owners holding shares through nominee names.

Common Stock

The certificate of incorporation provides that the common stock will have identical rights, powers, preferences and privileges.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.

Election of Directors

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Founder Shares

The shares of common stock issued prior to our initial public offering (the “founder shares”) are identical to the shares of common stock sold in our initial public offering, and holders of these shares have the same stockholder rights as public stockholders.

Pursuant to a letter agreement between the Company, ROIC Acquisition Holdings LP, the Company’s original sponsor, and the Company’s directors and officers at the time of its initial public offering, the founder shares are not transferable, other than (a) to our officers or directors, any affiliates or family members of any of our officers or directors, any members of our Sponsor, or any affiliates of our Sponsor, (b) by gift to a member of one of the members of our Sponsor’s immediate family or to a trust, the beneficiary of which is a member of one of the members of our Sponsor’s immediate family, an affiliate of our Sponsor or to a charitable organization; (c) by virtue of laws of descent and distribution upon death of one of the members of our Sponsor; (d) pursuant to a qualified domestic relations order; (e) by virtue of the laws of the state of Delaware or our Sponsor’s limited liability company agreement upon dissolution of our Sponsor; (f) in the event of our liquidation prior to our completion of the Business Combination; or (g) in the event of our completion of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our completion of our initial Business Combination; provided, however, that these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions. On July 26, 2012, an affiliate of our Sponsor sold the 1,875,000 founder shares to our Sponsor for $21,739.12, of which 12,000 were subsequently sold in April 2013 to three of our directors for an aggregate purchase price of $138. The founder shares held by our Sponsor and certain directors will be released from the lock-up one year from closing of the Business Combination, except that, subsequent to the Business Combination, (i) fifty percent (50%) of the founder shares will be released earlier if the share price exceeds $12.50 for 20 of 30 consecutive days and (ii) the remaining fifty percent (50%) of the founder shares will be released earlier if the share price exceeds $15.00 for 20 of 30 consecutive days within one year of closing of the Business Combination. Notwithstanding the foregoing, the founder shares will be released from the lock-up on the date on which we complete a liquidation, merger, stock exchange or other similar transaction after the Business Combination that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. 284,091 of the founder shares are subject to complete or partial forfeiture if the trading price of the common stock following consummation of the Business Combination does not exceed $15.00 per share for any 20 trading days within any 30 trading day period within five years following the closing of the Business Combination, and 267,380 of the founder shares were subject to complete or partial forfeiture if the trading price of the common stock following consummation of the Business Combination did not exceed $12.50 per share for any 20 trading days within any 30 trading day period within five years following the closing of the Business Combination. On August 5, 2013, 267,380 of the founder shares became nonforfetiable because the last sale price of our common stock exceeded $12.50 per share for 20 trading days within a 30 day trading period.

On May 20, 2013, the Sponsor and Spotlight, an affiliate of the Sponsor, each entered into a Common Stock Purchase Agreement with the Company for the purchase of 1,050,000 and 600,000 shares, respectively, of the Company’s common stock at a purchase price of $10.00 per share immediately prior to the closing of the Business Combination. In connection with such purchase, the Company entered into a Lockup Agreement with the Sponsor and Spotlight, pursuant to which all such shares purchased by the Sponsor and Spotlight are subject to a 180-day lock-up on the same terms as the Lockup Agreement governing the shares issued by the Company to the stockholders of Former EveryWare in the Business Combination.

Shares issued to Former EveryWare Equityholders

In connection with the closing of the Business Combination, the Company entered into a lockup agreement (the “Lockup Agreement”) with the MCP Funds and with Monomoy Capital Partners, L.P. and Monomoy Capital Partners II, L.P. together as the stockholders’ representative. Pursuant to the Lockup Agreement, the Former

EveryWare stockholders covenanted not to sell any of the shares issued pursuant to the Merger Agreement during the period beginning on the closing date and ending on the earlier of the date: (a) that is 180 days following the closing date, (b) the last sales price of the Company’s common stock equals or exceeds $12.50 per share (as the same may be adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 90 days after the closing date, and (c) the Company consummates a liquidation, merger, stock exchange or other similar transaction that results in all of the holders of the Company’s common stock having the right to exchange their shares of the Company’s common stock for cash, securities or other property.

In the event the trading price of the Company’s common stock does not exceed certain price targets subsequent to the closing, the Former EveryWare stockholders will forfeit any and all rights to a portion of 3,500,000 of the shares issued to the Former EveryWare stockholders at the closing of the Business Combination, which forfeiture will be effected by the Company redeeming such shares from the Former EveryWare stockholders for nominal consideration. In the event the last sale price of our common stock does not equal or exceed $11.00, $12.50 and $15.00 per share (as adjusted for stock splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30 trading day period on or prior to the fifth (5th) anniversary of the closing date, each Former EveryWare stockholder shall forfeit any and all rights to a pro rata portion (as amongst the Former EveryWare stockholders and their permitted transferees) of 1,000,000, 1,250,000 and 1,250,000, respectively, of 3,500,000 of the shares issued to the Former EveryWare stockholders at the closing of the Business Combination. On July 15, 2013, 1,000,000 of the Earnout Shares vested and became nonforfeitable because the last sale price of our common stock exceeded $11.00 per share for 20 trading days within a 30 day trading period, and on August 5, 2013, 1,500,000 of the Earnout Shares vested and became nonforfeitable because the last sale price of our common stock exceeded $12.50 per share for 20 trading days within a 30 day trading period.

Preferred Stock

Our certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management. The Company has no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement pertaining to our initial public offering, and the amendment to the warrant agreement, which is filed as an exhibit to our Current Report on Form 8-K filed on May 28, 2013, for a complete description of the terms and conditions applicable to the warrants.

Public Warrants

Each warrant entitles the registered holder to purchase one-half of one share of our common stock at an exercise price of $6.00 per one-half share, subject to adjustment as discussed below, at any time commencing on June 20, 2013. The warrants will expire on May 21, 2018, at 4:30 p.m., New York time, or earlier upon redemption or liquidation.

We have agreed that as soon as practicable, but in no event later than fifteen (15) business days, after the closing of the Business Combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement under the Securities Act, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement, except in the circumstances discussed below.

If any such registration statement is not effective on the 60th business day following the closing of the Business Combination or afterward, holders of the warrants will have the right, during the period beginning on the 61st business day after the closing of the Business Combination and ending upon such registration statement being declared effective by the SEC, and during any other period when the Company fails to maintain an effective registration statement covering the shares of common stock issuable upon exercise of the warrants, to exercise such warrants on a “cashless basis,” by exchanging the warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption) for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the warrant exercise price and the “fair market value” by (y) the fair market value. For this purpose, “fair market value” means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the warrant agent from the holder of such warrants or the Company’s securities broker or intermediary.

In addition, if the Company’s common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may require public warrantholders who exercise warrants to do so on a cashless basis and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement for the common stock issuable upon exercise of the warrants. Although the shares of common stock to be issued upon cashless exercise would not be issued pursuant to a registration statement, we expect that such issuance would be exempt from registration pursuant to Section 3(a)(9) of the Securities Act, provided that such exemption is available. Because the issuance of the public warrants was registered under the Securities Act, we expect that shares of common stock to be issued upon cashless exercise of a public warrant to anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act) of the Company will be freely tradeable under the U.S. federal securities laws.

We are not obligated to deliver any shares of common stock pursuant to the exercise of a warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No warrant is exercisable and we are not obligated to issue shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant.

Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

•

if, and only if, the last reported sale price of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending three business days before the Company sends the notice of redemption to the warrantholders.

We will not redeem the warrants unless either (i) an effective registration statement covering the shares of common stock issuable upon exercise of the warrants is current and available throughout the 30-day redemption period or (ii) the Company elects to permit “cashless exercise” of the warrants.

If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrantholder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price as well as the $6.00 per one-half share warrant exercise price after the redemption notice is issued.

If the Company calls the warrants for redemption as described above, we will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” If the Company takes advantage of this option, all holders of warrants would pay the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” by (y) the fair market value. For this purpose, the “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If we take advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. The Company believes that this feature is an attractive option if the Company does not need the cash from the exercise of the warrants. If the Company calls the warrants for redemption and does not take advantage of this option, members of the Sponsor and their permitted transferees would still be entitled to exercise their sponsor warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% of the shares of the Company’s common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the “fair market value.” For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) for this purpose “fair market value” means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market without the right to receive such rights.

In addition, if at any time while the warrants are outstanding and unexpired, the Company pays a dividend or makes a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of capital stock for which the warrants are exercisable), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of common stock in connection with a proposed initial business combination, or (d) in connection with the redemption of the public shares upon the Company’s failure to consummate an initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. The warrant agreement provides for certain modifications to what holders of warrants will have the right to purchase and receive upon the occurrence of certain events.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, at our option, either round up to the nearest whole number the number of shares of common stock to be issued to the warrantholder or pay cash in lieu of such fractional interest.

Sponsor Warrants

Pursuant to a letter agreement between the Company, ROIC Acquisition Holdings, LP, the Company’s original sponsor, and the Company’s directors and officers at the time of its initial public offering, the sponsor warrants will not be released until 30 days after the completion of the Business Combination. During the lock-up period, the sponsor warrants will not be transferable, other than (a) to our officers or directors, any affiliates or family members of any of our officers or directors, any members of our Sponsor, or any affiliates of our Sponsor, (b) by gift to a member of one of the members of our Sponsor’s immediate family or to a trust, the beneficiary of which is a member of one of the members of our Sponsor’s immediate family, an affiliate of our Sponsor or to a charitable organization; (c) by virtue of laws of descent and distribution upon death of one of the members of our Sponsor; (d) pursuant to a qualified domestic relations order; (e) by virtue of the laws of the state of Delaware or our Sponsor’s limited liability company agreement upon dissolution of our Sponsor; (f) in the event of our liquidation prior to our completion of our initial Business Combination; or (g) in the event of our completion of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our completion of the Business Combination; provided, however, that these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions. On July 26, 2012, an affiliate of our Sponsor sold the 4,166,667 sponsor warrants to our Sponsor for an aggregate of $3,058,175.20. The sponsor warrants are not redeemable by us so long as they are held by the Sponsor or its permitted transferees. Otherwise, the sponsor warrants have terms and provisions that are identical to those of the public warrants, except that such warrants may be exercised by the holders on a cashless basis. If the sponsor warrants are held by holders other than the Sponsor or its permitted transferees, the sponsor warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants.

If holders of the sponsor warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by our Sponsor or its affiliates and permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have an insider trading policy that prohibits insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Registration Rights

Upon the closing of the Business Combination, we entered into an amended and restated registration rights agreement with respect to the founder shares and shares purchased by Mr. Baldwin in a private placement, shares of our common stock underlying the sponsor warrants and the warrants purchased by Mr. Baldwin in a private placement, the shares of our common stock that we issued under the Merger Agreement, the 1,650,000 shares of common stock purchased by Spotlight and the Sponsor immediately prior to the closing of the Business Combination and all shares issued to a holder with respect to the securities referred to above by way of any stock split, stock dividend, recapitalization, combination of shares, acquisition, consolidation, reorganization, share exchange, share reconstruction, amalgamation, contractual control arrangement or similar event, which securities we collectively refer to as “registrable securities.”

Under the amended and restated registration rights agreement, the holders of a majority of the registrable securities are entitled to three long-form registrations and an unlimited number of short-form registrations, which we refer to as “demand registrations,” but not more than one demand registration during any six month period. Holders of a majority of the founder shares, the sponsor warrants, the shares purchased by Mr. Baldwin in a private placement and the shares purchased by Spotlight and the Sponsor immediately prior to the closing of the Business Combination will be entitled to request one long-form or short-form registration under certain limited circumstances. The Company has also agreed to use its reasonable best efforts to file a shelf registration statement as promptly as practicable, but in any event prior to the expiration of the lockup period described in the Lockup Agreement. The holders of a majority of the registrable securities will be entitled to require the Company to effect an underwritten public offering of all or a portion of their registrable securities registered on the shelf registration statement, and under certain limited circumstances the holders of a majority of the founder shares, the sponsor warrants, the shares purchased by Mr. Baldwin in a private placement and the shares purchased by Spotlight and the Sponsor immediately prior to the closing of the Business Combination will be entitled to require the Company to effect an underwritten public offering of its registrable securities registered on the shelf registration statement, if the market value of the registrable securities included in any such offering is at least $10.0 million in the aggregate. The holders of the registrable securities will also have certain “piggyback” registration rights to participate in certain registered offerings by the Company following the Business Combination. All of the registration rights described in this paragraph are subject to the restrictions in the amended and restated registration rights agreement. The Company has agreed to pay the expenses in connection with the exercise of these rights.

Dividends

ROI did not pay any cash dividends on its common stock prior to the Business Combination. The payment of cash dividends following the Business Combination will be dependent upon our revenues and earnings, capital requirements and general financial condition, and will be within the discretion of the board of directors at such time. We are not currently contemplating and do not anticipate declaring any dividends in the foreseeable future.

Certain Anti-Takeover Provisions of Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “Merger” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “Merger” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the merger is approved by our board of directors and authorized at a meeting of its stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding; or

•	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of August 1, 2013, we had 22,045,373 shares of common stock outstanding. Of these shares, 2,820,373 shares are freely tradable without restriction or further registration under the Securities Act. All of the remaining founder shares owned collectively by our Sponsor, Spotlight and three of our directors, sponsor warrants owned by our Sponsor, the 1,650,000 shares purchased by Spotlight and the Sponsor immediately prior to the closing of the Business Combination and all shares originally sold as part of units issued simultaneously with our initial public offering to Mr. Baldwin are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. Similarly, all of the shares of our common stock issued in the Business Combination are restricted securities for purposes of Rule 144.

As of August 1, 2013, there were a total of 11,676,667 warrants to purchase 5,838,333.5 shares of common stock outstanding, including 4,166,667 sponsor warrants to purchase 2,083,333.5 shares of common stock and 10,000 sponsor warrants to purchase 5,000 shares of common stock originally sold as part of units issued simultaneously with our initial public offering to Mr. Baldwin. Each warrant is exercisable for one-half of one share of our common stock, in accordance with the terms of the amended warrant agreement governing the warrants. 7,500,000 of these warrants to purchase 3,750,000 shares of common stock are public warrants and are freely tradable. We are obligated, under certain circumstances, to maintain an effective registration statement under the Securities Act covering the 3,750,000 shares of our common stock that may be issued upon the exercise of the public warrants.

Transfer Agent and Warrant Agent

The transfer agent for the shares of Company common stock and warrants is Continental Stock Transfer & Trust Company.

Quotation of Securities

In connection with the closing of the Business Combination, the Company applied to continue to list its common stock on Nasdaq after the closing under the symbol “EVRY.” Our warrants trade on the OTC market under the symbol “EVRYW”.

LEGAL MATTERS

The validity of the shares of common stock offered pursuant to this prospectus will be passed upon by Kirkland & Ellis LLP, Chicago, Illinois. Some of the partners of Kirkland & Ellis LLP are members of a partnership that is an investor in certain of the MCP Funds, and some of the partners of Kirkland & Ellis LLP own shares of common stock of the Company. Kirkland & Ellis LLP has from time to time represented, and may continue to represent, the MCP Funds and some of its affiliates in connection with various legal matters.

EXPERTS

The audited financial statements of ROI Acquisition Corp. (a development stage company) as of December 31, 2012 and 2011, and for the year ended December 31, 2012, the period from September 19, 2011 (inception) through December 31, 2011 as well as for the period from September 19, 2011 (inception) through December 31, 2012, incorporated by reference in this prospectus have been so included in reliance on a report of Rothstein Kass, an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm, as experts in auditing and accounting.

The financial statements of EveryWare Global, Inc. as of December 31, 2012 and 2011 and for each of the two years in the period ended December 31, 2012 incorporated by reference in this Prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Oneida, Ltd., as of December 31, 2011 (Successor Entity) and for the periods from November 1, 2011 to December 31, 2011 (Successor Entity) and January 1, 2011 to October 31, 2011 (Predecessor Entity) incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933, as amended, with respect to the common stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K and exhibits filed on such form that are related to such items):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013.

•

Our Current Reports on Form 8-K dated January 31, 2013, February 1, 2013, March 5, 2013, March 28, 2013, April 2, 2013 (solely with respect to Item 8.01 therein), April 12, 2013 (solely with respect to Item 8.01 therein), April 29, 2013, May 9, 2013, May 20, 2013 (solely with respect to Item 8.01 therein), May 21, 2013, May 24, 2013, May 28, 2013, June 18, 2013 (two reports, solely with respect to Item 5.02 and 8.01 therein), July 8, 2013, August 20, 2013 and August 28, 2013 and our Current Report on Form 8-K/A dated May 28, 2013.

•	Our definitive proxy statement/prospectus filed pursuant to Rule 424(b)(5) with the SEC on May 10, 2013.

•

The description of our common stock contained in our Registration Statement on Form S-1 (File No. 333-177730), initially filed with the SEC on October 14, 2011, as may be subsequently amended from time to time, which description has been incorporated by reference in Item 1 of our Registration Statement on Form 8-A (File No. 001-35437) filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended on February 22, 2012, and any amendment or report updating that description.

•

All documents that we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of the initial filing of this registration statement and prior to the effectiveness of this registration statement, and subsequent to the date of the prospectus and prior to the termination of the offering to which this prospectus relates.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus; provided, however, that notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC and none of the exhibits filed on such form that are related to such items will be incorporated by reference into, or otherwise included in, this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

EveryWare Global, Inc.

Attention: General Counsel

519 North Pierce Avenue

Lancaster, OH 43130

(740) 681-2500

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

EVERYWARE®

ONEIDA®

SANT' ANDREA®

W.A. ROGERS®

anchor® Anchor Hocking Company®

REGO®

BUFFALO®

ANCHOR HOME COLLECTION®

George Wilkinson

Mermaid Since 1953

VINERS

ONEIDACRAFT®

DELCO®

1,750,000 Shares of Common Stock

EveryWare Global, Inc.

PROSPECTUS SUPPLEMENT

September 13, 2013

Sole Book-Running Manager

Oppenheimer & Co.

Co-Managers

CJS Securities, Inc.	Telsey Advisory Group
Imperial Capital	BTIG